SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐  Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☑  Definitive Additional Materials

☐	Soliciting Material under Rule 14a-11(c) or Rule 14a-12
Vector Group Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Shares, par value $.01 per share, of New Valley Corporation.

(2)	Aggregate number of securities to which transaction applies:
9,616,822, which represents 22,260,607 outstanding common shares of New Valley Corporation on November 22, 2005, less 12,849,118 shares owned by VGR Holding Inc., a wholly-owned subsidiary of Vector Group Ltd., plus an additional 205,333 common shares of New Valley Corporation reserved for issuance upon exercise of outstanding stock options all as reported to Vector Group Ltd. by New Valley Corporation on November 22, 2005.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined based on the product of (a) $9.15, the market price of the common shares of New Valley Corporation computed in accordance with Exchange Act Rules 0-11(d), based upon the average of the high and low sale prices of the New Valley Corporation common shares as quoted on The Nasdaq Stock Market on November 16, 2005 and (b) 9,616,822, the maximum number of shares to be acquired pursuant to the offer. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying ..0001177 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:
$87,993,921

(5)	Total fee paid:
$10,357

☐	Fee paid previously with preliminary materials:

☑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
$10,425

(2)	Form, Schedule or Registration Statement No.:
Form S-4; Schedule TO-T

(3)	Filing Party:
Vector Group Ltd.

(4)	Date Filed:
October 20, 2005 and November 16, 2005, respectively

THE INFORMATION IN THIS PROSPECTUS MAY CHANGE. WE MAY NOT COMPLETE THIS OFFER AND ISSUE SHARES OF OUR COMMON STOCK UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TO WHICH THIS PROSPECTUS RELATES IS EFFECTIVE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SHARES OF OUR COMMON STOCK, AND WE ARE NOT SOLICITING OFFERS TO EXCHANGE OUR SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
Increased Offer by VGR Holding Inc.
to Exchange
0.54 of a Share of Common Stock
of
Vector Group Ltd.
for
Each Outstanding Common Share
of
New Valley Corporation
     THIS OFFER, AND YOUR RIGHT TO WITHDRAW THE COMMON SHARES OF NEW VALLEY CORPORATION YOU TENDER INTO THIS OFFER, WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, DECEMBER 9, 2005, UNLESS WE EXTEND THIS OFFER.
     We are offering to exchange 0.54 of a share of Vector Group Ltd., or Vector, common stock for each outstanding common share of New Valley Corporation, or New Valley, on the terms and conditions contained in this Prospectus and in the related Letter of Transmittal.
     This prospectus amends and supersedes information included in the Prospectus originally filed with the Securities and Exchange Commission on October 20, 2005, as supplemented. Stockholders who wish to tender should follow the instructions included in this Prospectus and the accompanying Letter of Transmittal.
     VGR Holding Inc., or VGR Holding, is a wholly-owned subsidiary of Vector, and we currently own approximately 57.7% of the outstanding common shares of New Valley. On November 16, 2005, we entered into agreements with several large stockholders of New Valley, who in the aggregate own approximately 28.2% of the outstanding New Valley common shares, pursuant to which those stockholders agreed to tender their New Valley common shares into our offer. These common shares, when aggregated with the approximately 57.7% of the outstanding common shares of New Valley currently owned by Vector, represent approximately 85.9% of New Valley’s outstanding common shares that are committed to the offer. This offer is conditioned on, among other things, the tender of a sufficient number of the outstanding common shares of New Valley such that, after giving effect to the offer, we own at least 90% of the outstanding common shares of New Valley. If this minimum tender condition is satisfied, more than a majority of the minority stockholders of New Valley (i.e., stockholders unaffiliated with Vector and its subsidiaries and stockholders who are not directors or officers of New Valley) will have also validly tendered and not properly withdrawn their common shares of New Valley in our offer. Our obligation to exchange shares of Vector common stock for common shares of New Valley is also subject to other conditions described in this Prospectus under “The Offer — Conditions of the Offer” beginning on page 64. We do not intend to have a subsequent offering period.
     On November 22, 2005, the special committee of New Valley’s board of directors issued a press release in which the special committee stated that it had determined on behalf of the New Valley board of directors that our revised offer at an exchange ratio of 0.54 was fair to the holders of common shares of New Valley, other than Vector and its affiliates, and will recommend that holders of common shares of New Valley tender their common shares pursuant to our revised offer.
     If we successfully complete this offer, we will own more than 90% of the outstanding common shares of New Valley, and we would then effect a “short form” merger of one of our wholly-owned subsidiaries with New Valley. Under Delaware law, this short form merger would be effected without the approval of New Valley’s board of directors or the remaining holders of New Valley’s common shares. We will effect the subsequent merger as soon as practicable after we complete this offer, unless we are prevented from doing so by a court or other legal requirement. Each common share of New Valley that we do not own or acquire in this offer would be converted in the subsequent merger into the right to receive 0.54 of a share of Vector common stock, unless the holder of the common shares of New Valley properly perfects appraisal rights under Delaware law. After we complete the subsequent merger, New Valley will be our wholly-owned subsidiary.
     See “Risk Factors” beginning on page 10 for a discussion of issues that you should consider in determining whether to tender your common shares into this offer.
     Vector’s common stock is listed on the New York Stock Exchange and trades under the symbol “VGR”. New Valley’s common shares are listed on The Nasdaq Stock Market and trade under the symbol “NVAL”.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE VECTOR COMMON STOCK TO BE ISSUED IN THIS OFFER AND THE SUBSEQUENT MERGER OR DETERMINED IF THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Manager for the Offer is:
Georgeson Shareholder Securities Corporation

The date of this prospectus is November 23, 2005.

      As permitted under the rules of the Securities and Exchange Commission, or SEC, this Prospectus incorporates important business and financial information about Vector and New Valley that is contained in documents filed with the SEC but that is not included in or delivered with this Prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information” beginning on page 79.
      You may also obtain copies of these documents, without charge, upon written or oral request to our Information Agent, Georgeson Shareholder Communications Inc., at (877) 388-2794 (toll free), or from our Dealer Manager for this offer, Georgeson Shareholder Securities Corporation, collect at (212) 440-9800. To obtain timely delivery of copies of these documents, you should request them no later than five business days prior to the expiration of this offer. Unless this offer is extended, the latest you should request copies of these documents is Friday, December 2, 2005.
      Except as otherwise specifically noted, “we”, “our”, “us” and similar words in this Prospectus refer to VGR Holding Inc., or “VGR Holding”, and/or Vector Group Ltd., or “Vector”. In addition, we refer to New Valley Corporation as “New Valley”.
      In “Questions and Answers About the Offer” below and in the “Summary” beginning on page 1, we highlight selected information from this Prospectus but we have not included all of the information that may be important to you. To better understand the offer and the subsequent merger and for a more complete description of their legal terms, you should read carefully this entire Prospectus, including the Annexes, as well as the documents we have incorporated by reference into this Prospectus. See “Where You Can Find More Information” beginning on page 79.
QUESTIONS AND ANSWERS ABOUT THE OFFER

Q.	Why Are We Making The Offer?

A.	We currently own 12,849,118 outstanding common shares of New Valley, representing approximately 57.7% of all of the outstanding common shares of New Valley. We are making the offer for the purpose of acquiring all of the remaining outstanding common shares of New Valley, in order to combine New Valley with Vector.

Q.	What Will I Receive In Exchange For The Common Shares Of New Valley That I Tender Into The Offer?

A.	If we successfully complete the offer, you will receive 0.54 of a share of Vector common stock in exchange for each common share of New Valley that you validly tender into the offer. We will not issue fractional shares of Vector common stock. Instead, any New Valley stockholder entitled to receive a fractional share of Vector common stock will receive cash in an amount equal to the fraction, multiplied by the closing price of a share of Vector common stock on the New York Stock Exchange on the last trading day before the time that the offer expires. See “The Offer — Cash Instead of Fractional Shares of Vector Common Stock” on page 55.

Q.	How Have You Revised The Offer?

A.	On October 20, 2005, we commenced the offer at an exchange ratio of 0.461 shares of Vector common stock for each common share of New Valley. On November 16, 2005, we announced an increase in the exchange ratio to 0.54 shares of Vector common stock for each common share of New Valley.

Q.	Have Any New Valley Stockholders Agreed to Tender Into The Offer?

A.	Yes. On November 16, 2005, we entered into agreements with several large stockholders of New Valley, who in the aggregate own approximately 28.2% of the outstanding New Valley common shares. Pursuant to these agreements, these stockholders agreed to tender their common shares of New Valley into our offer for no additional consideration in exchange for our agreement to increase the exchange ratio to 0.54 for all stockholders of New Valley. These common shares, when aggregated with the approximately 57.7% of the outstanding common shares of New Valley currently owned by Vector, represent approximately 85.9% of New Valley’s outstanding common shares that are committed to the offer.

Q.	What Are The Potential Benefits Of This Offer To New Valley Stockholders?

A.	We believe that this offer should be attractive to New Valley stockholders for the reasons described elsewhere in this Prospectus as well as for the following reasons:

• based on the closing price of Vector common stock on November 16, 2005, the day of our announcement of this revised offer, the value of the consideration we are offering for each New Valley common share was $10.82, representing a premium of 45% over $7.45, the last closing price for New Valley common shares before we announced our original offer on September 27, 2005;

• if we successfully complete the offer, you will hold shares in a larger combined company which we believe will have a more liquid market for its shares than New Valley on a stand-alone basis;

• as a result of your exchange of common shares of New Valley for shares of Vector common stock, you will become entitled to receive quarterly cash dividends from Vector, which we expect to continue to pay at our current quarterly rate of $0.40 per share. See “Comparative Per Share Market Price and Dividend Information — Vector — Vector Dividend Policy” on page 51. New Valley does not currently pay a regular cash dividend with respect to its common shares; and

• you will have the opportunity to continue to participate in New Valley’s growth through your ownership of shares of Vector common stock.

Q.	What Are Some Of The Other Factors I Should Consider In Deciding Whether To Tender My Common Shares Of New Valley?

A.	In addition to the factors described elsewhere in this Prospectus, you should consider the following:

• the exchange ratio reflects a value of approximately $10.82 per common share of New Valley, based on the closing price of Vector common stock on November 16, 2005, the day of our announcement of the revised 0.54 exchange ratio for our offer. This value is above the closing price of New Valley common shares on September 27, 2005, $7.45, and above the highest closing price at which common shares of New Valley had closed in the one year period before the announcement of our original offer, $7.63, which was reached on August 25, 2005. However, this value is below the closing price of New Valley common shares of $10.95 on November 21, 2005, the highest price at which common shares of New Valley have closed following the announcement of our offer; and

• as a stockholder of Vector, your interest in the performance and prospects of New Valley will be only indirect and in proportion to your share ownership in Vector. You therefore may not realize the same financial benefits of any future appreciation in the value of New Valley that you may realize if the offer and subsequent merger were not completed and you were to remain a New Valley stockholder.

We describe various factors New Valley stockholders should consider in deciding whether to tender their common shares under “Risk Factors” beginning on page 10 and “Additional Factors for Consideration by New Valley Stockholders” beginning on page 41.

Q.	If I Decide Not To Tender, How Will This Affect The Offer And My Common Shares Of New Valley?

A.	We will not acquire any common shares of New Valley in the offer unless New Valley stockholders (other than Vector and its subsidiaries) have tendered into the offer, and not withdrawn, as of the expiration of the offer, a sufficient number of common shares of New Valley such that we would hold following the offer at least 90% of the outstanding common shares of New Valley. Your failure to tender your common shares of New Valley will reduce the likelihood that we will receive tenders of a sufficient number of common shares of New Valley to be able to complete the offer. See “The Offer — Conditions of the Offer” beginning on page 64.

If you do not tender your common shares of New Valley and we nonetheless successfully complete the offer, as permitted under Delaware law, we would then effect a “short form” merger of one of our wholly-owned subsidiaries with New Valley without the approval of New Valley’s board of directors or the remaining holders of New Valley’s common shares. We will effect this subsequent merger as soon as practicable after we complete the offer unless we are prevented from doing so by a court or other legal requirement. Each common share of New Valley that we do not own or acquire in the offer would be converted in the subsequent merger into the right to receive 0.54 of a share of Vector common stock, and cash instead of fractional shares, unless you properly perfect your appraisal rights under Delaware law. See “The Offer — Purpose of the Offer; The Subsequent Merger” beginning on page 60 and “The Offer — Appraisal Rights” beginning on page 62.

If we do not successfully complete the offer, your common shares of New Valley will remain outstanding and we expect that New Valley will remain a majority-owned subsidiary of Vector. See “Certain Effects of the Offer — Conduct of New Valley if the Offer is Not Completed” beginning on page 68.

Q.	How Long Will It Take To Complete The Offer And The Subsequent “Short Form” Merger?

A.	We hope to complete the offer promptly after its expiration at 5:00 p.m., New York City time, on Friday, December 9, 2005. However, we may extend the offer if the conditions to the offer have not been satisfied as of the offer’s scheduled expiration or if we are required to extend the offer pursuant to the tender offer rules of the SEC. We will complete the subsequent merger as soon as practicable after the successful completion of the offer, unless a court or other legal requirement prevents us from doing so.

Q.	Has The New Valley Board Formed A Special Committee Of Independent Directors To Evaluate Vector’s Offer?

A.	Yes. New Valley has formed a special committee consisting of independent directors Arnold I. Burns (Chairman), Ronald J. Kramer, Barry W. Ridings and Victor M. Rivas to evaluate our offer.

Q.	Has New Valley’s Board Of Directors Made A Recommendation Concerning The Offer?

A.	On November 22, 2005, the special committee issued a press release in which the special committee stated that it had determined on behalf of the New Valley board of directors that our revised offer at an exchange ratio of 0.54 was fair to the holders of common shares of New Valley, other than Vector and its affiliate, and will recommend that holders of common shares of New Valley tender their common shares pursuant to our revised offer. The press release also stated that the special committee will provide additional information relating to its recommendation pursuant to an amended Solicitation/Recommendation Statement on Schedule 14D-9 promptly after the filing of this Prospectus with the SEC. In evaluating this offer, you should be aware that four of eight members of the New Valley board are Vector directors and/or executive officers. For additional information on interests that New Valley’s board members and executive officers may have in the offer and subsequent merger, see “Interests of Certain Persons in the Offer and Subsequent Merger” beginning on page 72.

Q.	Has Vector Negotiated, Or Sought The Approval Of, The Terms Of This Offer Or The Subsequent Merger With New Valley?

A.	We have not negotiated the terms of this offer or the subsequent merger with New Valley, its board of directors or the special committee of its board. Moreover, we have not requested that New Valley, its board of directors or any special committee approve this offer. However, after we commenced our initial offer at an exchange ratio of 0.461 on October 20, 2005, our representatives and representatives of the special committee’s financial and legal advisors scheduled a series of due diligence meetings. In addition, representatives of our respective financial advisors held several discussions to exchange perspectives regarding the offer and subsequent merger and on November 21, 2005 we provided to the special committee a substantially complete copy of this Prospectus.

v

Q.	What Percentage Of Vector Common Stock Will Current New Valley Stockholders Receive After The Successful Completion Of The Offer And Subsequent Merger?

A.	We anticipate that the completion of the offer and subsequent merger will result in the exchange of the outstanding common shares of New Valley that we do not currently own into approximately 10.2% of the shares of Vector’s common stock outstanding at the conclusion of the transactions, without regard to outstanding stock options or outstanding series of convertible notes of Vector, and 7.4% on a fully diluted basis. In general, this assumes that:

• up to approximately 5,082,000 shares of Vector common stock would be issued in the offer and the subsequent merger and, if all New Valley stock options vest and are exercised by the holders thereof, up to a maximum of approximately 5,193,000 shares of Vector common stock would be issued;

• 44,733,460 shares of Vector common stock are outstanding before giving effect to the completion of the offer and the subsequent merger; and

• no New Valley stockholders exercise appraisal rights.

The holders of Vector common stock are entitled to one vote for each share they hold. The former stockholders of New Valley, who would receive Vector common stock, will, therefore, receive approximately 10.2% of the outstanding voting power of Vector immediately following the offer and the subsequent merger, without regard to outstanding stock options or outstanding series of convertible notes of Vector, and 7.4% of the voting power on a fully diluted basis.

Q.	What Are The Most Significant Conditions To The Offer?

A.	The offer is conditioned upon, among other things, satisfaction of the minimum tender condition. In particular, there must be validly tendered, and not properly withdrawn prior to the expiration of the offer, at least 7,185,429 common shares (based on the number of outstanding common shares of New Valley as of the date of this Prospectus) such that, after giving effect to the offer, we own at least 90% of the total number of outstanding common shares of New Valley (or 22,260,607, as of November 22, 2005). If this minimum tender condition is satisfied, more than a majority of the minority stockholders of New Valley (i.e., stockholders unaffiliated with Vector and its subsidiaries and stockholders who are not directors or officers of New Valley) will have also validly tendered and not properly withdrawn their common shares of New Valley in our offer. We will not waive this minimum tender condition. In addition, the following conditions, among others, must also be met:

• the Registration Statement, of which this Prospectus is a part, having been declared effective by the SEC;

• the issuance of certain shares of Vector common stock to be issued in the offer and the subsequent merger having been approved by Vector stockholders entitled to vote thereon;

• the shares of Vector common stock to be issued in the offer and the subsequent merger having been approved for listing on the New York Stock Exchange;

• the receipt of an opinion of counsel regarding the federal income tax consequences of the offer and the subsequent merger;

• the absence of any event that would be expected to have a material adverse effect on New Valley such that, regardless of the circumstances, in our good faith judgment, it would be inadvisable to proceed with the offer;

• the absence of material adverse developments in the New Valley stockholder litigations against us which are pending, including any appeals; and

• the absence of legal impediments to the offer or the subsequent merger.

These conditions and other conditions to the offer are discussed in this Prospectus under “The Offer — Conditions of the Offer” beginning on page 64.

Q.	Will I Be Taxed On The Vector Common Stock That I Receive?

A.	The offer and the subsequent merger are intended to qualify as a reorganization for United States federal income tax purposes under which you would generally not recognize gain or loss upon the receipt of shares of Vector common stock in exchange for your common shares of New Valley, other than any gain or loss recognized on the receipt of cash instead of fractional shares. The offer is conditioned on the receipt of an opinion from Vector’s legal counsel to the effect that the Vector common stock received in the offer and subsequent merger will be treated as received in a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. See “The Offer — Material U.S. Federal Income Tax Consequences” beginning on page 57. The tax consequences to you will depend on the facts and circumstances of your own situation. Please consult your tax advisor for a full understanding of the tax consequences to you.

Q.	Do The Statements On The Cover Page Regarding This Prospectus Being Subject To Change And The Registration Statement Filed With The SEC Not Yet Being Effective Mean That The Offer Has Not Commenced?

A.	No. As permitted under SEC rules, we have commenced the offer without the Registration Statement, of which this Prospectus is a part, having been declared effective by the SEC. We cannot, however, complete the offer and accept for exchange any common shares of New Valley tendered in the offer until the Registration Statement is declared effective by the SEC and the other conditions to our offer have been satisfied or, where permissible, waived.

Q.	Are Vector’s Business, Prospects And Financial Condition Relevant To My Decision To Tender My Common Shares In The Offer?

A.	Yes. Common shares of New Valley accepted in the offer will be exchanged for shares of Vector common stock and therefore you should consider Vector’s business, prospects and financial condition before you decide whether to tender your common shares in the offer. In considering our business, prospects and financial condition, you should review the documents incorporated by reference in this Prospectus because they contain detailed business, financial and other information about us. See “Where You Can Find More Information” beginning on page 79.

Q.	If I Have Already Tendered My Common Shares In The Original Offer Do I Need To Do Anything To Tender Into The Revised Offer?

A.	No. New Valley common shares validly tendered in connection with our offer commenced on October 20, 2005 and not properly withdrawn will automatically be considered tendered into this revised offer.

Q.	Whom Can I Call With Questions About The Offer?

A.	You can contact our Information Agent or Dealer Manager for the offer:
The Information Agent for the Offer is:
Georgeson Shareholder Communications Inc.
17 State Street, 10th Floor
New York, NY 10004
(877) 388-2794 (Toll Free)
Banks and Brokerage Firms please call:
(212) 440-9800
The Dealer Manager for the Offer is:
Georgeson Shareholder Securities Corporation
17 State Street, 10th Floor
New York, NY 10004
(212) 440-9800

SUMMARY
Introduction
      We are proposing to acquire all of the outstanding common shares of New Valley that we do not already own. We currently own 12,849,118 common shares of New Valley, representing approximately 57.7% of the outstanding common shares of New Valley.
      We are offering to exchange 0.54 of a share of Vector common stock for each outstanding common share of New Valley, upon the terms and conditions set forth in this Prospectus and the related Letter of Transmittal. We will not acquire any common shares of New Valley in the offer unless New Valley stockholders (other than Vector and its subsidiaries) have validly tendered and not properly withdrawn prior to the expiration of the offer a number of common shares of New Valley such that, after giving effect to the offer, we own at least 90% of the total number of outstanding common shares of New Valley. If this minimum tender condition is satisfied, more than a majority of the minority stockholders of New Valley (i.e., stockholders unaffiliated with Vector and its subsidiaries and stockholders who are not directors or officers of New Valley) will have also validly tendered and not properly withdrawn their common shares of New Valley in our offer. We will not waive this minimum tender condition. As of November 22, 2005, there were 22,260,607 common shares of New Valley outstanding. Accordingly, for us to acquire any common shares of New Valley, stockholders of New Valley must, based on this information as to New Valley’s outstanding common shares, have tendered into the offer, and not withdrawn, as of the expiration of the offer, at least 7,185,429 common shares of New Valley (based on the number of outstanding common shares of New Valley as of the date of this Prospectus). These share numbers would change as a result of changes in New Valley’s share capitalization, such as through the exercise of outstanding stock options. On November 16, 2005, we entered into agreements with several large stockholders of New Valley, who in the aggregate own approximately 28.2% of the outstanding New Valley common shares, pursuant to which those stockholders agreed to tender their New Valley common shares into our offer. These common shares, when aggregated with the approximately 57.7% of the outstanding common shares of New Valley currently owned by Vector, represent approximately 85.9% of New Valley’s outstanding common shares that are committed to the offer. There are also other conditions to the offer that are described under “The Offer — Conditions of the Offer” beginning on page 64.
      If we successfully complete the offer, we would then own at least 90% of the outstanding common shares of New Valley and be permitted under Delaware law to effect a “short form” merger of one of our wholly-owned subsidiaries with New Valley without the approval of New Valley’s board or remaining stockholders. We will effect a “short form” merger of one of our wholly-owned subsidiaries with New Valley as soon as practicable after we complete the offer unless we are prevented from doing so by a court or other legal requirement. Each outstanding common share of New Valley we do not own or acquire in the offer would be converted in the subsequent merger into the right to receive 0.54 of a share of Vector common stock and cash instead of fractional shares, the same consideration per common share of New Valley you would have received if you had tendered your common shares into the offer, unless you properly perfect your appraisal rights under Delaware law. See “The Offer — Purpose of the Offer; The Subsequent Merger” beginning on page 60 and “The Offer — Appraisal Rights” beginning on page 62. After completion of the subsequent merger, New Valley will be a wholly-owned subsidiary of Vector.

Information About Vector and New Valley
VECTOR GROUP LTD.
100 S.E. Second Street
Miami, Florida 33131
(305) 579-8000
      Vector, a Delaware corporation, is a holding company for a number of businesses. We hold these businesses through our wholly-owned subsidiary VGR Holding. In addition to our ownership of a 57.7% interest in New Valley, we are engaged principally in:

•	the manufacture and sale of cigarettes in the United States through our subsidiary Liggett Group Inc., and

•	the development and marketing of the low nicotine and nicotine-free QUEST cigarette products and the development of reduced risk cigarette products through our subsidiary Vector Tobacco Inc.
      We are controlled by Bennett S. LeBow, our Chairman and the Chairman of New Valley, who beneficially owns approximately 33.3% of our common stock.
NEW VALLEY CORPORATION
100 S.E. Second Street
Miami, Florida 33131
(305) 579-8000
      New Valley, a Delaware corporation, is engaged in the real estate business and is seeking to acquire additional real estate properties and operating companies. New Valley owns a 50% interest in Douglas Elliman Realty, LLC, which operates the largest residential real estate brokerage company in the New York City metropolitan area. New Valley also holds, through its New Valley Realty Division, 50% interests in the Sheraton Keauhou Bay Resort & Spa in Kailua-Kona, Hawaii, and the St. Regis Hotel in Washington, D.C. In February 2005, New Valley completed the sale of its two commercial office buildings in Princeton, N.J.
      New Valley was originally organized under the laws of New York in 1851 and operated for many years under the name “Western Union Corporation”. In 1991, bankruptcy proceedings were commenced against New Valley. In January 1995, New Valley emerged from bankruptcy. As part of the plan of reorganization, New Valley sold the Western Union money transfer and messaging services businesses and all allowed claims in the bankruptcy were paid in full.
The Offer
Exchange of Common Shares of New Valley
      Upon the terms and subject to the conditions of the offer, promptly after the expiration of the offer we will accept common shares of New Valley which are validly tendered and not properly withdrawn in exchange for newly issued shares of Vector common stock. We are offering to exchange 0.54 of a share of Vector common stock for each outstanding common share of New Valley not already owned by us.
Timing of the Offer
      We commenced the original offer on October 20, 2005, the date of the distribution of the prospectus distributed with the original offer. This revised offer is scheduled to expire at 5:00 p.m., New York City time, on Friday, December 9, 2005, unless we extend the period of the offer. All references to the expiration of the offer mean the time of expiration, as extended.

Extension, Termination and Amendment
      We expressly reserve the right, in our sole discretion, to extend, on one or more occasions, the period of time during which the offer remains open, and we can do so by giving oral or written notice of extension to American Stock Transfer & Trust Company, the Exchange Agent and Depositary for the offer. If we decide to extend the offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration. We are not giving any assurance that we will exercise our right to extend the offer. During any extension, all common shares of New Valley previously tendered and not withdrawn will remain deposited with the Exchange Agent and Depositary, subject to your right to withdraw your common shares of New Valley as described under “— Withdrawal Rights” below. We do not intend to have a subsequent offering period.
      We reserve the right, in our sole discretion, to delay, on one or more occasions, our acceptance for exchange of common shares of New Valley pursuant to our offer. We also reserve the right to terminate our offer and not accept for exchange any common shares of New Valley, upon the failure of any of the conditions of the offer to be satisfied or, where permissible, waived, or otherwise to amend the offer in any respect (except as described below), by giving oral or written notice of delay, termination or amendment to the Exchange Agent and Depositary and by making a public announcement.
      We will follow any extension, delay, termination or amendment, as promptly as practicable, with a public announcement. Subject to applicable law, including Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service.
Delivery of Vector Common Stock
      We will accept for exchange common shares of New Valley validly tendered and not properly withdrawn promptly after the expiration of the offer and will exchange Vector common stock and cash instead of fractional shares for the tendered common shares of New Valley as soon as practicable afterwards. In all cases, exchange of common shares of New Valley tendered and accepted for exchange pursuant to the offer will be made only if the Exchange Agent and Depositary timely receives (1) certificates for those common shares of New Valley, or a timely confirmation of a book-entry transfer of those common shares of New Valley in the Exchange Agent and Depositary’s account at The Depository Trust Company, or DTC, and a properly completed and duly executed Letter of Transmittal, or a manually signed copy, and any other required documents; or (2) a timely confirmation of a book-entry transfer of those common shares of New Valley in the Exchange Agent and Depositary’s account at DTC, together with an “agent’s message” as described below under “— Procedure for Tendering Shares”.
Withdrawal Rights
      You may withdraw any common shares of New Valley you previously tendered into the offer at any time before the expiration of the offer. After the expiration of the offer, tenders are irrevocable. However, if we have not accepted tendered shares for exchange by Saturday, December 17, 2005, you may withdraw tendered shares at any time thereafter prior to their acceptance for exchange.
Cash Instead of Fractional Shares of Vector Common Stock
      We will not issue any fraction of a share of Vector common stock pursuant to the offer or the subsequent merger. Instead, each tendering stockholder who would otherwise be entitled to a fraction of a share of Vector common stock, after combining all fractional shares to which the stockholder would otherwise be entitled, will receive cash in an amount equal to the product obtained by multiplying (1) the fraction of a share of Vector common stock to which the holder would otherwise be entitled by (2) the closing price of Vector common stock as reported on the New York Stock Exchange on the last trading day before the time that the offer expires.
Procedure for Tendering Shares
      For you to validly tender common shares of New Valley into our offer, you must do one of the following:

•	deliver certificates for your common shares, a properly completed and duly executed Letter of Transmittal or a copy thereof that has been manually signed, along with any other required documents, to the Exchange Agent and Depositary at one of its addresses set forth on the back cover of this Prospectus prior to the expiration of the offer;

•	arrange for a book-entry transfer of your common shares to be made to the Exchange Agent and Depositary’s account at DTC and receipt by the Exchange Agent and Depositary of a confirmation of this transfer prior to the expiration of the offer, and the delivery of a properly completed and duly executed Letter of Transmittal or a copy thereof that has been manually signed, and any other required documents to the Exchange Agent and Depositary at one of its addresses set forth on the back cover of this Prospectus prior to the expiration of the offer; or

•	arrange for a book-entry transfer of your common shares to the Exchange Agent and Depositary’s account at DTC and receipt by the Exchange Agent and Depositary of confirmation of this transfer, including an “agent’s message”, prior to the expiration of the offer.
      These deliveries and arrangements must be made before the expiration of the offer. Common shares of New Valley validly tendered and not properly withdrawn in connection with our offer commenced on October 20, 2005 will automatically be considered tendered into this revised offer. Tenders by Notice of Guaranteed Delivery will not be accepted.
Material U.S. Federal Income Tax Consequences
      The offer and the subsequent merger are intended to qualify as a reorganization for United States federal income tax purposes under which you would generally not recognize gain or loss upon the receipt of shares of Vector common stock in exchange for your common shares of New Valley, other than any gain or loss recognized on the receipt of cash instead of fractional shares. The offer is conditioned on the receipt of an opinion from Vector’s legal counsel to the effect that the Vector common stock received in the offer and subsequent merger will be treated as received in a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The tax consequences to you will depend on the facts and circumstances of your own situation. Please consult your tax adviser for a full understanding of the tax consequences to you.
Regulatory Approvals
      We are not aware of any license or regulatory permit material to the business of New Valley and its subsidiaries, on a consolidated basis, that may be materially adversely affected by our acquisition of New Valley’s common shares, or any filing or approval that would be required for our acquisition of New Valley’s common shares. We intend to make all required filings under the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act. We are unaware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to the offer or the subsequent merger.
Appraisal Rights
      Under Delaware law, you will not have any appraisal rights in connection with the offer. However, appraisal rights, if properly perfected, are available in connection with the subsequent merger.

Accounting Treatment
      Our acquisition of the New Valley common shares will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles in the United States.
Comparison of Rights of Stockholders of New Valley and Stockholders of Vector
      If we successfully complete the offer, holders of New Valley’s common shares will become stockholders of Vector, and their rights as stockholders will be governed by Vector’s amended and restated certificate of incorporation and its by-laws. There are differences between the certificates of incorporation and by-laws of New Valley and Vector. Since New Valley and Vector are both Delaware corporations, the rights of New Valley stockholders will continue to be governed by Delaware law after the completion of the offer and the subsequent merger.
New Valley Shares Held by Vector Directors, Executive Officers and Affiliates
      VGR Holding owns approximately 57.7% of the outstanding common shares of New Valley. The directors and executive officers of Vector and VGR Holding, in the aggregate, own 910,112 of the outstanding common shares of New Valley, representing approximately 4.1% of the outstanding common shares of New Valley. For more details see “Interests of Vector and the Directors, Executive Officers and Affiliates of Vector, in Common Shares of New Valley” on Annex B of this Prospectus.
Selected Historical Financial Data of Vector and New Valley
      We are providing the following selected financial information to assist you in analyzing the financial aspects of the offer and the subsequent merger. We derived the unaudited financial information presented for Vector and for New Valley as of, and for the nine-month periods ended, September 30, 2005 and 2004 from Vector’s and New Valley’s respective Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2005. We derived the financial information presented for Vector and for New Valley as of, and for each of the five years for the period ended, December 31, 2004, from Vector’s and New Valley’s respective Annual Reports on Form 10-K for each of those years. Per share information for Vector in this Prospectus gives effect to the 5% stock dividend paid on September 29, 2005. As a result of the sale of its office buildings in February 2005, New Valley’s real estate leasing operations, which were the primary source of New Valley’s revenues for 2003, 2004 and the three months ended March 31, 2005, have been treated as discontinued operations and are not reflected in the table.
      You should read the financial information with respect to Vector and New Valley in conjunction with the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by Vector and New Valley with the SEC, which we have incorporated by reference into this Prospectus. See “Where You Can Find More Information” beginning on page 79.

Vector Selected Historical Consolidated Financial Data

	As of and for the
	Nine Months Ended
	September 30,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(In thousands, except per share amounts)
Statement of Operations Data:
Revenues(1)	$342,251	$370,869	$498,860	$529,385	$503,078	$447,382	$415,055
Income (loss) from continuing operations(2)	27,232	(4,588)	4,039	(16,132)	(31,819)	21,200	165,933
Income (loss) from discontinued operations	3,034	379	2,689	522	25	(537)	8,285
Net income (loss)	30,266	(4,209)	6,728	(15,610)	(31,794)	20,663	174,218
Per basic common share(3):
Income (loss) from continuing operations	$0.62	$(0.11)	$0.09	$(0.39)	$(0.79)	$0.59	$5.53
Income (loss) from discontinued operations	$0.07	$0.01	$0.06	$0.02	—	$(0.01)	$0.28
Net income (loss) applicable to common shares	$0.69	$(0.10)	$0.15	$(0.37)	$(0.79)	$0.58	$5.81
Per diluted common share(3):
Income (loss) from continuing operations	$0.59	$(0.11)	$0.09	$(0.39)	$(0.79)	$0.49	$4.70
Income (loss) from discontinued operations	$0.07	$0.01	$0.06	$0.02	—	$(0.01)	$0.23
Net income (loss) applicable to common shares	$0.66	$(0.10)	$0.15	$(0.37)	$(0.79)	$0.48	$4.93
Cash distributions declared per common share (3)	$1.14	$1.08	$1.47	$1.40	$1.33	$1.27	$0.99
Balance Sheet Data:
Current assets	$290,739	$237,489	$242,124	$314,741	$376,815	$515,727	$269,942
Total assets	536,407	528,047	535,895	628,212	707,270	688,903	425,848
Current liabilities	122,676	127,716	119,835	173,086	184,384	141,629	138,775
Notes payable, embedded derivatives, long-term debt and other obligations, less current portion	277,966	286,272	280,289	299,977	307,028	225,415	39,890
Noncurrent employee benefits, deferred income taxes, minority interests and other long-term liabilities	232,010	207,780	220,574	201,624	193,561	208,501	234,734
Stockholders’ equity (deficit)	(96,245)	(93,721)	(84,803)	(46,475)	22,297	113,358	12,449

(1)	Revenues include excise taxes of $112,856, $132,729, $175,674, $195,342, $192,664, $151,174 and $116,116, respectively.

(2)	Includes a gain of $161,000 in 2000, net of taxes and minority interests, from the sale of Vector’s Russian tobacco business, Liggett Ducat; restructuring charges of $3,500 at Liggett in 2002; restructuring and impairment charges of $21,300 at Vector Tobacco in 2003; restructuring and impairment charges of $11,100 at Liggett and $2,600 at Vector Tobacco and a $37,000 inventory charge at Vector Tobacco in 2004; restructuring and impairment charges of $6,320 at Liggett and $1,224 at Vector Tobacco and a $37,000 inventory charge at Vector Tobacco for the nine months ended September 30, 2004; and a special federal quota stock liquidation assessment under the federal tobacco legislation of $5,219 ($5,150 at Liggett and $69 at Vector Tobacco) for the nine months ended September 30, 2005.

(3)	Per share computations include the impact of 5% stock dividends on September 29, 2005, September 29, 2004, September 29, 2003, September 27, 2002, September 28, 2001 and September 28, 2000.

New Valley Selected Historical Consolidated Financial Data

	As of and For the Nine
	Months Ended
	September 30,		Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(In thousands, except per share amounts)
Operating Results:
Total revenues	$—	$—	$—	$—	$661	$9,966	$3,199
Total costs and expenses	10,453	8,898	13,773	11,901	14,391	22,930	18,612
Other results from continuing operations	18,793	16,102	19,227	3,873	(8,446)	(3,071)	51,138

Income (loss) from continuing operations before income taxes and minority interests	8,340	7,204	5,454	(8,028)	(22,176)	(16,035)	35,725
Income tax provision (benefit)	2,992	(616)	(13,861)	(952)	(46)	260	—
Minority interests in income (loss) from continuing operations of consolidated subsidiaries	—	(1)	5	(20)	(151)	(594)	(323)

Income (loss) from continuing operations	5,348	7,821	19,310	(7,056)	(21,979)	(15,701)	36,048
Discontinued operations:
Income (loss) from discontinued operations	231	1,012	1,220	1,394	67	(5,829)	5,002
Gain on disposal of discontinued operations	8,290	—	5,927	—	—	4,346	17,879

Income (loss) from discontinued operations	8,521	1,012	7,147	1,394	67	(1,483)	22,881

Net income (loss) applicable to common shares	$13,869	$8,833	$26,457	$(5,662)	$(21,912)	$(17,184)	$58,929

Per common and equivalent share:
Basic:
Income (loss) from continuing operations	$0.24	$0.35	$0.87	$(0.32)	$(0.96)	$(0.69)	$1.57
Income (loss) from discontinued operations	0.39	0.05	0.33	0.06	—	(0.06)	0.99
Net income (loss) per common share	0.63	0.40	1.20	(0.26)	(0.96)	(0.75)	2.56
Diluted:
Income (loss) from continuing operations	$0.24	$0.35	$0.87	$(0.32)	$(0.96)	$(0.69)	$1.56
Income (loss) from discontinued operations	0.38	0.05	0.33	0.06	—	(0.06)	0.99
Net income (loss) per common share	0.62	0.40	1.20	(0.26)	(0.96)	(0.75)	2.55
Cash dividends declared	—	—	—	—	—	—	—
Book value	$6.23	$4.94	$5.69	$4.69	$4.59	$5.63	$6.54

Balance Sheet Data:
Total assets	$145,674	$166,857	$175,178	$161,896	$163,548	$162,698	$263,130
Long-term notes payable	—	38,730	38,569	39,266	39,856	11,142	11,900
Prepetition claims(1)	300	600	300	600	674	2,700	10,229
Stockholders’ equity	138,579	109,153	125,636	103,748	103,057	128,480	149,685
Working capital(2)	103,992	67,458	82,877	70,986	80,159	113,628	72,720

(1)	Represents prepetition claims against New Valley in its bankruptcy case.

(2)	Working capital represents current assets less current liabilities on the New Valley consolidated balance sheets.

Unaudited Comparative Per Share Data
      In the following table we present historical per share data for Vector and New Valley, combined pro forma per share data for Vector and equivalent pro forma per share data for New Valley, as of, and for the nine months ended September 30, 2005 and for the year ended, December 31, 2004. We present the pro forma per share data for comparative purposes only. The data does not purport to be indicative of (1) the results of operations or financial position which would have been achieved if the offer and the subsequent merger had been completed at the beginning of the periods or as of the dates indicated, or (2) the results of operations or financial position which may be achieved in the future. The per share data reflects the impact of Vector’s 5% stock dividend paid on September 29, 2005. The pro forma per share data does not reflect any payment that may be required to be made in connection with the exercise of appraisal rights by New Valley stockholders under Delaware law in connection with the subsequent merger.

				New Valley
	Vector	Vector	New Valley	Equivalent
	Historical	Pro Forma	Historical	Pro Forma
	Per Share	Per Share	Per Share	Per Share
	Data	Data(1)(2)(3)	Data	Data(1)

	For the Nine Months Ended September 30, 2005

Earnings from continuing operations per share of common stock:
Basic	$0.62	$0.56	$0.24	$0.30
Diluted	$0.59	$0.53	$0.24	$0.29
Cash dividends per share of common stock	$1.14	$1.14	$—	$0.62
Book value per share of common stock(4)	$(2.16)	$0.69	$6.23	$0.37

	For the Year Ended December 31, 2004

Earnings from continuing operations per share of common stock:
Basic	$0.09	$0.25	$0.87	$0.14
Diluted	$0.09	$0.24	$0.87	$0.13
Cash dividends per share of common stock	$1.47	$1.47	$—	$0.79

(1)	The Vector unaudited pro forma combined earnings from continuing operations per share and book value per common share are based on New Valley stockholders receiving 0.54 of a share of Vector common stock for each common share of New Valley. The New Valley equivalent unaudited pro forma per share data are calculated by multiplying the unaudited pro forma combined per share data by 0.54.

(2)	Reflects the historical operations of Vector and New Valley adjusted to reflect the impact of purchase accounting by Vector and the issuance of Vector common stock.

(3)	Based on the price of Vector common stock as of November 16, 2005 and the exchange ratio of 0.54 of a share of Vector common stock for each outstanding common share of New Valley, we have estimated a purchase price of approximately $106.9 million for the common shares of New Valley not owned by Vector. For purposes of the calculation of pro forma earnings from continuing operations per share, we have performed a preliminary allocation of this purchase price. Of the $106.9 million total consideration, approximately $37.8 million is estimated to be recorded as goodwill, which will not be subject to amortization.

(4)	Historical book value per share of common stock at September 30, 2005 is computed by dividing stockholders’ equity (deficit) of $(96.2) million and of $138.6 million for Vector and New Valley, respectively, by the number of shares of common stock outstanding as of September 30, 2005. Pro forma book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding as of September 30, 2005.

Comparative Per Share Market Data
      In the following table we present:

•	the prices per share of Vector’s common stock and New Valley’s common shares as of the close of trading on November 16, 2005, the day of our announcement of the revised 0.54 exchange ratio of our offer; and

•	the equivalent price per common share of New Valley, based on the exchange ratio.

	Vector	New Valley	New Valley
	Historical	Historical	Equivalent(1)

As of closing on November 16, 2005, price per share	$20.03	$9.20	$10.82

(1)	We calculated the New Valley equivalent data by multiplying the applicable Vector closing price by the exchange ratio in the offer and the subsequent merger of 0.54 of a share of Vector common stock for each common share of New Valley.
     On November 22, 2005, the last trading date prior to the printing of this Prospectus for which this information was practicably available, the closing prices per share of Vector common stock and per common share of New Valley were $20.32 and $10.87, respectively.
      The market prices of shares of Vector common stock and New Valley common shares are subject to fluctuation. The actual value of the shares of Vector common stock you receive in the offer will likely differ from the values illustrated. You are urged to obtain current market quotations. See “Comparative Per Share Market Price and Dividend Information” beginning on page 51.
Vector Dividend Policy
      The holders of shares of Vector common stock receive dividends if and when declared by our board of directors out of legally available funds. We currently pay quarterly cash dividends at a rate of $0.40 per share. We currently expect to continue to pay quarterly cash dividends at this rate on a basis consistent with our past practice following completion of the offer and the subsequent merger. However, payment of dividends is within the discretion of Vector’s board and is subject to a variety of contingencies such as market conditions, earnings and our financial condition as well as the availability of cash. On September 9, 2005, Vector declared a regular quarterly dividend of $0.40 per share and a 5% stock dividend payable on September 29, 2005 to holders of record of Vector common stock on September 20, 2005. No assurance can be given that we will continue to pay cash dividends on our common stock at the current rate in the future or that stock dividends will be declared in the future.

RISK FACTORS
      In deciding whether to tender your common shares pursuant to the offer, you should read carefully this Prospectus and the documents which we incorporate by reference into this Prospectus. You should also carefully consider the following factors:
Risks Related to the Offer and the Subsequent Merger

The number of shares of Vector common stock that you will receive in the offer and the subsequent merger will be based upon a fixed exchange ratio. The value of the shares of Vector common stock at the time you receive them could be less than at the time you tender your common shares of New Valley.
      In the offer and the subsequent merger, each common share of New Valley will be exchanged for 0.54 of a share of Vector common stock. This is a fixed exchange ratio. We will not adjust the exchange ratio as a result of any change in the market price of Vector common stock between the date of this Prospectus and the date you receive shares of Vector common stock in exchange for common shares of New Valley. The market price of the Vector common stock will likely be different on the date you receive shares of Vector common stock than it is today because of changes in the business, operations or prospects of Vector, market reactions to our offer, general market and economic conditions and other factors. You are urged to obtain current market quotations for Vector common stock and New Valley common shares. See “Comparative Per Share Market Price and Dividend Information” beginning on page 51.

The trading price of Vector’s common stock may be affected by factors in addition to those factors affecting the price of New Valley’s common shares. The price of Vector’s common stock could decline following the offer.
      If we successfully complete the offer and the subsequent merger, holders of New Valley’s common shares will become holders of Vector’s common stock. Although we currently own approximately 57.7% of New Valley’s outstanding common shares, we also own and operate other businesses. Accordingly, our results of operations and business, as well as the trading price of our common stock, may be affected by factors in addition to those affecting New Valley’s results of operations and business and the price of New Valley’s common shares. The price of Vector’s common stock may decrease after we accept common shares of New Valley for exchange in the offer and complete the subsequent merger.

We have not negotiated with or sought approval of the price or terms of the offer or the subsequent merger from New Valley’s board.
      In evaluating this offer, you should be aware that we have not negotiated the price or terms of this offer or the subsequent merger with New Valley, its board of directors or any special committee of its board. We have also not requested that New Valley, its board of directors or any special committee of its board approve this offer or the subsequent merger. However, after we commenced our initial offer at an exchange ratio of 0.461 on October 20, 2005, our representatives and representatives of the special committee’s financial and legal advisors scheduled a series of due diligence meetings. In addition, representatives of our respective financial advisors held several discussions to exchange perspectives regarding the offer and subsequent merger and on November 21, 2005 we provided to the special committee a substantially complete copy of this Prospectus.

The board of directors and executive officers of New Valley have potential conflicts of interests with respect to the offer.
      You should be aware that there exist conflicts of interest among members of the New Valley board. Not only does Vector own approximately 57.7% of the outstanding New Valley common shares, but four of the eight members of the New Valley board are directors and/or executive officers of Vector. For additional information on the interests that New Valley’s board members and executive officers may have in the offer and subsequent merger, see “Interests of Certain Persons in the Offer and Subsequent Merger” beginning on page 72.

The offer and the subsequent merger may not qualify as a reorganization for United States federal income tax purposes.
      The offer and the subsequent merger are intended to qualify as a “reorganization” for United States federal income tax purposes under which you would generally not recognize gain or loss upon the receipt of shares of Vector common stock in exchange for your common shares of New Valley, other than any gain or loss recognized on the receipt of cash instead of fractional shares. The offer is conditioned on the receipt of an opinion from Vector’s legal counsel to the effect that the Vector common stock received in the offer and subsequent merger will be treated as received in a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Counsel’s opinion will be based on the accuracy of certain representations and covenants to be made by Vector and New Valley in certificates of officers of Vector and New Valley provided to counsel as of the expiration of the offer, and on the occurrence of certain events after completion of the offer, including the subsequent merger. In addition, counsel’s opinion is not binding on the Internal Revenue Service, which may disagree with and challenge the conclusions contained in counsel’s opinion. If the Vector common stock received in the offer and the subsequent merger is not treated as received in a reorganization, the receipt of Vector common stock for New Valley common shares will be taxable to you. See “The Offer — Material U.S. Federal Income Tax Consequences” beginning on page 57.

We may not be able to effect the “short form” merger even if a sufficient number of common shares of New Valley are tendered in the offer.
      We will promptly complete a “short form” merger following the completion of the offer unless we are prevented from doing so by a court or other legal requirement. However, if we successfully complete the offer but are not able to complete promptly the “short form” merger, common shares of New Valley not tendered into the offer would remain outstanding until we are able to effect such a merger, if ever. In these circumstances, the liquidity of and market for those remaining publicly held common shares of New Valley could be adversely affected. New Valley’s common shares are currently listed on The Nasdaq Stock Market. Depending upon the number of common shares of New Valley purchased in the offer, New Valley’s common shares may no longer meet the requirements for continued listing and may be delisted from The Nasdaq Stock Market. It is possible that New Valley’s common shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for New Valley’s common shares and the availability of these quotations would depend, however, upon the number of holders of New Valley’s common shares remaining at that time, the interests in maintaining a market in New Valley’s common shares on the part of securities firms, the possible termination of registration of New Valley’s common shares under the Exchange Act, as described below, and other factors.
      In addition, if the subsequent “short form” merger is not completed, the Vector common stock received in the offer for New Valley common shares may not be treated as received in a reorganization and will be taxable to you. See “The Offer — Material U.S. Federal Income Tax Consequences” beginning on page 57.
      In addition, New Valley’s registration under the Exchange Act could be terminated upon application of New Valley to the SEC if the shares are no longer listed on a securities exchange and there are fewer than 300 holders of record of New Valley common shares. The termination of the registration of New Valley’s common shares under the Exchange Act would substantially reduce the information required to be furnished by New Valley to its stockholders and to the SEC. It would also make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with stockholders’ meetings, the related requirement of an annual report to stockholders, and the requirements of Rule 13e-3 of the Exchange Act with respect to going private transactions, no longer applicable.

      Common shares of New Valley are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System. This has the effect of allowing brokers to extend credit on common shares of New Valley as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible that New Valley’s common shares would no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations. If registration of New Valley’s common shares under the Exchange Act is terminated, New Valley’s common shares would no longer be “margin securities”.
Risks Related to Our Business
      Our business activities are subject to hazards and risks. The following is a summary of the material risks relating to our business activities. Before tendering your common shares of New Valley in the offer, you should carefully consider the material risks described below, as well as the other information contained in this Prospectus and the documents incorporated by reference in this Prospectus under the caption “Where You Can Find More Information” beginning on page 79. If any of the events described below occur, our business, financial condition and/or results of operations could be materially harmed, and you could lose part or all of your investment.

We and our subsidiaries have a substantial amount of indebtedness.
      We and our subsidiaries have significant indebtedness and debt service obligations. At September 30, 2005, we and our subsidiaries had total outstanding indebtedness (including embedded derivative liability and beneficial conversion feature related to convertible notes) of $310.1 million. In addition, subject to the terms of any future agreements, we and our subsidiaries will be able to incur additional indebtedness in the future. There is a risk that we will not be able to generate sufficient funds to repay our debt. If we cannot service our fixed charges, it would have a material adverse effect on our business and results of operations.

We are a holding company and depend on cash payments from subsidiaries, which are subject to contractual and other restrictions, in order to service our debt and to pay dividends on our common stock.
      We are a holding company and have no operations of our own. We hold our interests in our various businesses through our wholly-owned subsidiary, VGR Holding. In addition to our own cash resources, our ability to pay interest on our convertible notes and to pay dividends on our common stock depends on the ability of VGR Holding to make cash available to us. VGR Holding’s ability to pay dividends to us depends primarily on the ability of Liggett Group Inc., or Liggett, its wholly-owned subsidiary, and New Valley, in which we indirectly hold an approximately 57.7% interest, to generate cash and make it available to VGR Holding. Liggett’s revolving credit agreement permits Liggett to pay cash dividends to VGR Holding only if Liggett’s borrowing availability exceeds $5.0 million for the 30 days prior to payment of the dividend and immediately after giving effect to the dividend, and so long as no event of default has occurred under the agreement, including Liggett’s compliance with the covenants in the credit facility, including an adjusted net worth and working capital requirement.
      As the controlling stockholder of New Valley, we must deal fairly with New Valley, which may limit our ability to enter into transactions with New Valley that result in the receipt of cash from New Valley and to influence New Valley’s dividend policy. In addition, since we indirectly own only approximately 57.7% of the common shares of New Valley, a significant portion of any cash and other assets distributed by New Valley will be received by persons other than us and our subsidiaries. This risk would be eliminated if we successfully complete our offer and the subsequent merger.
      Our receipt of cash payments, as dividends or otherwise, from our subsidiaries is an important source of our liquidity and capital resources. If we do not have sufficient cash resources of our own and do not receive payments from our subsidiaries in an amount sufficient to repay our debts and to pay dividends on our common stock, we must obtain additional funds from other sources. There is a risk that we will not be able to obtain additional funds at all or on terms acceptable to us. Our inability to service these obligations and to continue to pay dividends on our common stock would significantly harm us and the value of our common stock.

Our liquidity could be adversely affected if taxing authorities prevail in their assertion that we incurred a tax obligation in 1998 and 1999 in connection with the Philip Morris brand transaction.
      In connection with the 1998 and 1999 transaction with Philip Morris Incorporated, in which a subsidiary of Liggett contributed three of its premium cigarette brands to Trademarks LLC, or Trademarks, a newly-formed limited liability company, we recognized in 1999 a pre-tax gain of $294.1 million in our consolidated financial statements and established a deferred tax liability of $103.1 million relating to the gain. In such transaction, Philip Morris acquired an option to purchase the remaining interest in Trademarks for a 90-day period commencing in December 2008, and we have an option to require Philip Morris to purchase the remaining interest for a 90-day period commencing in March 2010. Upon exercise of the options during either of the 90-day periods commencing in December 2008 or in March 2010, we will be required to pay tax in the amount of the deferred tax liability, which will be offset by the benefit of any deferred tax assets, including any net operating losses, available to us at that time. In connection with an examination of our 1998 and 1999 federal income tax returns, the Internal Revenue Service issued to us in September 2003 a notice of proposed adjustment. The notice asserts that, for tax reporting purposes, the entire gain should have been recognized in 1998 and in 1999 in the additional amounts of $150.0 million and $129.9 million, respectively, rather than upon the exercise of the options during either of the 90-day periods commencing in December 2008 or in March 2010. If the Internal Revenue Service were to ultimately prevail with the proposed adjustment, it would result in the potential acceleration of tax payments of approximately $126.0 million, including interest, net of tax benefits, through September 30, 2005. These amounts have been previously recognized in our consolidated financial statements as tax liabilities. In addition, we have filed a protest with the Appeals Division of the Internal Revenue Service. Although no payment is due with respect to these matters during the appeal process, interest is accruing on the disputed amounts.
      There is a risk that the taxing authorities will ultimately prevail in their assertion that we incurred a tax obligation prior to the exercise dates of these options and we will be required to make such tax payments prior to 2009 or 2010. If that were to occur and any necessary financing were not available to us, our liquidity could be materially adversely affected, which in turn would materially adversely affect the value of our common stock.

Liggett faces intense competition in the domestic tobacco industry.
      Liggett is considerably smaller and has fewer resources than its major competitors and, as a result, has a more limited ability to respond to market developments. Management Science Associates data indicate that the three largest cigarette manufacturers controlled approximately 83.2% of the United States cigarette market during 2004. Philip Morris is the largest and most profitable manufacturer in the market, and its profits are derived principally from its sale of premium cigarettes. Philip Morris had approximately 62.3% of the premium segment and 47.5% of the total domestic market during 2004. During 2004, all of Liggett’s sales were in the discount segment, and its share of the total domestic cigarette market was 2.3%. Philip Morris and RJR Tobacco (which is now part of Reynolds American Inc., or Reynolds American), the two largest cigarette manufacturers, have historically, because of their dominant market share, been able to determine cigarette prices for the various pricing tiers within the industry. Market pressures have historically caused the other cigarette manufacturers to bring their prices into line with the levels established by these two major manufacturers.
      In July 2004, RJR Tobacco and Brown & Williamson, the second and third largest cigarette manufacturers, completed the combination of their United States tobacco businesses to create Reynolds American. This transaction has further consolidated the dominance of the domestic cigarette market by Philip Morris and the newly created Reynolds American, who had an initial combined market share of approximately 76%. This concentration of United States market share could make it more difficult for Liggett and Vector Tobacco to compete for shelf space in retail outlets and could impact price competition in the market, either of which could have a material adverse affect on their sales volume, operating income and cash flows, which in turn could negatively affect the value of our common stock.

Liggett’s business is highly dependent on the discount cigarette segment.
      Liggett depends more on sales in the discount cigarette segment of the market, relative to the full-price premium segment, than its major competitors. All of Liggett’s unit volume in 2004, and approximately 94.6% of Liggett’s unit sales in 2003, were generated in the discount segment. The discount segment is highly competitive, with consumers having less brand loyalty and placing greater emphasis on price. While the three major manufacturers all compete with Liggett in the discount segment of the market, the strongest competition for market share has recently come from a group of small manufacturers and importers, most of which sell low quality, deep discount cigarettes. While Liggett’s share of the discount market increased to 7.4% in 2004 from 7.3% in 2003 and 6.7% in 2002, Management Science Associates data indicate that the discount market share of these other smaller manufacturers and importers increased to 39% in 2004 from 37.8% in 2003 and 33.5% in 2002 due to their increased competitive discounting. If pricing in the discount market continues to be impacted by these smaller manufacturers and importers, margins in Liggett’s only current market segment could be negatively affected, which in turn could negatively affect the value of our common stock.

Liggett’s market share is susceptible to decline.
      In years prior to 2000, Liggett suffered a substantial decline in unit sales and associated market share. Liggett’s unit sales and market share increased during each of 2000, 2001 and 2002, and its market share increased in 2003 while its unit sales declined. During 2004, Liggett’s unit sales and market share declined compared to the prior year. This earlier market share erosion resulted in part from Liggett’s highly leveraged capital structure that existed until December 1998 and its limited ability to match other competitors’ wholesale and retail trade programs, obtain retail shelf space for its products and advertise its brands. The decline in recent years also resulted from adverse developments in the tobacco industry, intense competition and changes in consumer preferences. According to Management Science Associates data, Liggett’s overall domestic market share during 2004 was 2.3% compared to 2.4% during 2003 and 2002. Liggett’s share of the premium segment was 0.2% in 2003 and 0.3% in 2002, and its share of the discount segment during 2004 was 7.4%, up from 7.3% in 2003 and 6.7% in 2002. If Liggett’s market share continues to decline, Liggett’s sales volume, operating income and cash flows could be materially adversely affected, which in turn could negatively affect the value of our common stock.

The domestic cigarette industry has experienced declining unit sales in recent periods.
      Industry-wide shipments of cigarettes in the United States have been generally declining for a number of years, with published industry sources estimating that domestic industry-wide shipments decreased by approximately 1.7% during 2004. According to Management Science Associates data, domestic industry-wide shipments decreased by 4.1% in 2003 compared to 2002. Liggett’s management believes that industry-wide shipments of cigarettes in the United States will generally continue to decline as a result of numerous factors. These factors include health considerations, diminishing social acceptance of smoking, and a wide variety of federal, state and local laws limiting smoking in restaurants, bars and other public places, as well as federal and state excise tax increases and settlement-related expenses which have contributed to high cigarette price levels in recent years. If this decline in industry-wide shipments continues and Liggett is unable to capture market share from its competitors, or if the industry as a whole is unable to offset the decline in unit sales with price increases, Liggett’s sales volume, operating income and cash flows could be materially adversely affected, which in turn could negatively affect the value of our common stock.

Litigation and regulation will continue to harm the tobacco industry.
      The cigarette industry continues to be challenged on numerous fronts. New cases continue to be commenced against Liggett and other cigarette manufacturers. As of September 30, 2005, there were approximately 278 individual suits, 11 purported class actions and eight governmental and other third-party payor health care reimbursement actions pending in the United States in which Liggett was a named defendant. A civil lawsuit has been filed by the United States federal government seeking disgorgement of approximately $289 billion from various cigarette manufacturers, including Liggett. A federal appellate court ruled in February 2005 that disgorgement is not an available remedy in the case. In October 2005, the United States Supreme Court declined to review this decision. Trial of the case concluded on June 15, 2005. On June 27, 2005, the government sought to restructure its potential remedies and filed a proposed Final Judgment and Order. That relief can be grouped into four categories: (1) $14 billion for a cessation and counter marketing program; (2) so-called “corrective statements”; (3) disclosures; and (4) enjoined activities. The parties are expected to complete post-trial submissions during November 2005. In one of the other cases pending against Liggett, in 2000, an action against cigarette manufacturers involving approximately 1,000 named individual plaintiffs was consolidated before a single West Virginia state court. Liggett is a defendant in most of the cases pending in West Virginia. In January 2002, the court severed Liggett from the trial of the consolidated action. Two purported class actions have been certified in state court in Kansas and New Mexico against the cigarette manufacturers for alleged antitrust violations. As new cases are commenced, the costs associated with defending these cases and the risks relating to the inherent unpredictability of litigation continue to increase.
      Class action suits have been filed in a number of states against individual cigarette manufacturers, alleging that the use of the terms “lights” and “ultralights” constitutes unfair and deceptive trade practices. One such suit (Schwab v. Philip Morris, et al.), pending in federal court in New York against the cigarette manufacturers, seeks to create a nationwide class of “light” cigarette smokers and includes Liggett as a defendant. Plaintiffs’ motion for class certification and summary judgment motions by both sides were heard in September 2005. On November 14, 2005, the Court issued an opinion permitting plaintiffs to seek fluid recovery damages if class certification is granted. Fluid recovery would permit potential damages to be paid out in ways other than merely giving cash directly to plaintiffs, such as establishing a pool of money that could be used for public purposes. To date, the Court has indicated that it is unprepared to issue a class certification decision and will allow discovery to continue. There is no trial date currently scheduled.
      There are seven individual actions where Liggett is the only defendant. Trial in one of these cases is currently scheduled to commence on November 28, 2005 in Missouri state court, and the plaintiff is seeking compensatory and punitive damages. In April 2004, in one of these cases, a jury in a Florida state court action awarded compensatory damages of $0.5 million against Liggett. In addition, plaintiff’s counsel was awarded legal fees of $0.8 million. Liggett has appealed the verdict. In February 2005, in another of these cases, a Florida state court jury returned a verdict in favor of Liggett. In July 2005, the court denied the plaintiff’s post-trial motion seeking a new trial. The plaintiff did not appeal the decision. In March 2005, in another case in Florida state court in which Liggett is the only defendant, the court granted Liggett’s motion for summary judgment disposing of the case in its entirety. The plaintiff has appealed.
      In May 2003, a Florida intermediate appellate court overturned a $790 million punitive damages award against Liggett and decertified the Engle smoking and health class action. In May 2004, the Florida Supreme Court agreed to review the case. Oral argument was held in November 2004. If the intermediate appellate court’s ruling is not upheld on appeal, it will have a material adverse effect on us. In November 2000, Liggett filed the $3.45 million bond required under the bonding statute enacted in 2000 by the Florida legislature which limits the size of any bond required, pending appeal, to stay execution of a punitive damages verdict. In May 2001, Liggett reached an agreement with the class in the Engle case, which provided assurance to Liggett that the stay of execution, in effect under the Florida bonding statute, would not be lifted or limited at any point until completion of all appeals, including to the United States Supreme Court. As required by the agreement, Liggett paid $6.27 million into an escrow account to be held for the benefit of the Engle class, and released, along with Liggett’s existing $3.45 million statutory bond, to the court for the benefit of the class upon completion of the appeals process, regardless of the outcome of the appeal. In June 2002, the jury in an individual case brought under the third phase of the Engle case awarded $37.5 million (subsequently reduced by the court to $25.1 million) of compensatory damages against Liggett and two other defendants and found Liggett 50% responsible for the damages. The verdict, which is subject to the outcome of the Engle appeal, has been overturned as a result of the appellate court’s ruling discussed above. It is possible that additional cases could be decided unfavorably and that there could be further adverse developments in the Engle case. Liggett may enter into discussions in an attempt to settle particular cases if it believes it is appropriate to do so. We cannot predict the cash requirements related to any future settlements and judgments, including cash required to bond any appeals, and there is a risk that those requirements will not be able to be met.
      In recent years, there have been a number of proposed restrictive regulatory actions from various federal administrative bodies, including the United States Environmental Protection Agency and the Food and Drug Administration. There have also been adverse political decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry, including the commencement and certification of class actions and the commencement of third-party payor actions. These developments generally receive widespread media attention. We are not able to evaluate the effect of these developing matters on pending litigation or the possible commencement of additional litigation, but our consolidated financial position, results of operations or cash flows could be materially adversely affected by an unfavorable outcome in any smoking-related litigation, which in turn could negatively affect the value of our common stock.

Liggett may have additional payment obligations under the Master Settlement Agreement and its other settlement agreements with the states.
      Liggett has recently been notified that all Participating Manufacturers’ payment obligations under the Master Settlement Agreement, dating from the agreement’s execution in late 1998, have been recalculated utilizing net unit amounts, rather than gross unit amounts (which have been utilized since 1999). The change in the method of calculation could, among other things, require additional payments by Liggett under the Master Settlement Agreement of approximately $2.3 million per year for the period 2001 through 2004, or a total of approximately $9.2 million, and require Liggett to pay an additional amount of approximately $2.4 million per year in 2005 and in future periods by lowering Liggett’s market share exemption under the Master Settlement Agreement. Liggett contends that the retroactive change from utilizing gross unit amounts to net unit amounts is impermissible and has objected to the change. Liggett intends to challenge the change in methodology.
      On March 30, 2005, the Independent Auditor under the Master Settlement Agreement calculated $28.7 million in Master Settlement Agreement payments for Liggett’s 2004 sales. On April 15, 2005, Liggett paid $11.7 million of this amount and, in accordance with its rights under the Master Settlement Agreement, disputed the balance of $17.0 million. Of the disputed amount, Liggett paid $9.3 million into the disputed payments account under the Master Settlement Agreement and withheld from payment $7.7 million. The $9.3 million paid into the disputed payments account represents the amount claimed by Liggett as an adjustment to its 2003 payment obligation under the Master Settlement Agreement for market share loss to non-participating manufacturers. The $7.7 million withheld from payment represents $5.3 million claimed as an adjustment to Liggett’s 2004 Master Settlement Agreement obligation for market share loss to non-participating manufacturers and $2.4 million relating to the retroactive change, discussed above, to the method for computing payment obligations under the Master Settlement Agreement which Liggett contends, among other things, is not in accordance with the Master Settlement Agreement. On May 31, 2005, New York State filed a motion on behalf of the Settling States in New York state court seeking to compel Liggett and the other Subsequent Participating Manufacturers that paid into the disputed payments account to release to the Settling States the amounts paid into such account. The Settling States contend that Liggett had no right under the Master Settlement Agreement and related agreements to pay into the disputed payments account any amount claimed as an adjustment for market share loss to non-participating manufacturers for 2003, although they acknowledge that Liggett has the right to dispute such amounts. By stipulation among the parties dated July 25, 2005, New York’s motion was dismissed and Liggett authorized the release to the Settling States of the $9.3 million it had paid into the account, although Liggett continues to dispute that it owes this amount.

      In 2004, the Attorneys General for each of Florida, Mississippi and Texas advised Liggett that they believed that Liggett had failed to make all required payments under the settlement agreements with these three states for the period 1998 through 2003 and that additional payments might be due for 2004 and subsequent years. Liggett believes these allegations are without merit, based, among other things, on the language of the most-favored nation provisions of the settlement agreements. In December 2004, the State of Florida offered to settle all amounts allegedly owed by Liggett for the period through 2003 for the sum of $13.5 million. In March 2005, the State of Florida reaffirmed its December 2004 offer to settle and provided Liggett with a 60 day notice to cure the alleged defaults. In November 2005, Florida made a revised offer that Liggett pay Florida $4.25 million to resolve all matters through December 31, 2005, and pay Florida $0.17 per pack on all Liggett cigarettes sold in Florida beginning January 1, 2006. Liggett has not yet responded to this revised offer from Florida. In November 2004, the State of Mississippi offered to settle all amounts allegedly owed by Liggett for the period through 2003 for the sum of $6.5 million. In April 2005, the State of Mississippi reaffirmed its November 2004 offer to settle and provided Liggett with a 60 day notice to cure the alleged defaults. Liggett has met with representatives of the three states to discuss the issues relating to the alleged defaults. No resolution has been reached.
      No amounts have been accrued in our financial statements for any additional amounts that may be payable by Liggett under the Master Settlement Agreement, due to the recalculation of the Participating Manufacturers’ payment obligations, or under the settlement agreements with Florida, Mississippi and Texas. There can be no assurance that Liggett will prevail in any of these matters and that Liggett will not be required to make additional material payments, which payments could materially adversely affect our consolidated financial position, results of operations or cash flows and the value of our common stock.

Liggett has significant sales to a single customer.
      During 2004, 13.8% of Liggett’s total revenues and 13.4% of our consolidated revenues were generated by sales to Liggett’s largest customer. Liggett’s contract with this customer currently extends through March 31, 2009. If this customer discontinues its relationship with Liggett or experiences financial difficulties, Liggett’s results of operations could be materially adversely affected.

Liggett may be adversely affected by recent legislation to eliminate the federal tobacco quota system.
      In October 2004, federal legislation was enacted which abolished the federal tobacco quota system and price support system. Pursuant to the legislation, manufacturers of tobacco products will be assessed $10.1 billion over a ten year period to compensate tobacco growers and quota holders for the elimination of their quota rights. Cigarette manufacturers will initially be responsible for 96.3% of the assessment (subject to adjustment in the future), which will be allocated based on relative unit volume of domestic cigarette shipments. We currently estimate that Liggett’s assessment will be approximately $25 million for the first year of the program which began January 1, 2005, including a special federal quota stock liquidation assessment of $5.2 million. The relative cost of the legislation to each of the three largest cigarette manufacturers will likely be less than the cost to smaller manufacturers, including Liggett and Vector Tobacco, because one effect of the legislation is that the three largest manufacturers will no longer be obligated to make certain contractual payments, commonly known as Phase II payments, they agreed in 1999 to make to tobacco-producing states. The ultimate impact of this legislation cannot be determined, but there is a risk that smaller manufacturers, such as Liggett and Vector Tobacco, will be disproportionately affected by the legislation, which could have a material adverse effect on us.

Excise tax increases adversely affect cigarette sales.
      Cigarettes are subject to substantial and increasing federal, state and local excise taxes. The federal excise tax on cigarettes is currently $0.39 per pack. State and local sales and excise taxes vary considerably and, when combined with the current federal excise tax, may currently exceed $4.00 per pack. In 2004, ten states enacted increases in excise taxes, and nine states have enacted increases in 2005. Congress has considered significant increases in the federal excise tax or other payments from tobacco manufacturers, and various states and other jurisdictions have currently under consideration or pending legislation proposing further state excise tax increases. We believe that increases in excise and similar taxes have had an adverse impact on sales of cigarettes. Further substantial federal or state excise tax increases could accelerate the trend away from smoking and could have a material adverse effect on Liggett’s sales and profitability, which in turn could negatively affect the value of our common stock.

Vector Tobacco is subject to risks inherent in new product development initiatives.
      We have made, and currently plan to continue to make, significant investments in Vector Tobacco’s development projects in the tobacco industry. Vector Tobacco is in the business of developing and marketing the low nicotine and nicotine-free QUEST cigarette products and developing reduced risk cigarette products. These initiatives are subject to high levels of risk, uncertainties and contingencies, including the challenges inherent in new product development. There is a risk that continued investments in Vector Tobacco will harm our results of operations, liquidity or cash flow.
      The substantial risks facing Vector Tobacco include:
      Risks of market acceptance of new products. In November 2001, Vector Tobacco launched nationwide its reduced carcinogen OMNI cigarettes. During 2002, acceptance of OMNI in the marketplace was limited, with revenues of only approximately $5.1 million on sales of 70.7 million units. Since 2003, OMNI sales activity has been minimal as Vector Tobacco has not been actively marketing the OMNI product, and the product is not currently in distribution. Vector Tobacco was unable to achieve the anticipated breadth of distribution and sales of the OMNI product due, in part, to the lack of success of its advertising and marketing efforts in differentiating OMNI from other conventional cigarettes with consumers through the “reduced carcinogen” message. Over the next several years, our in-house research program, together with third-party collaborators, plans to conduct appropriate studies relating OMNI’s reduction of carcinogens to reduced risk in smokers and, based on these studies, we will review the marketing and positioning of the OMNI brand in order to formulate a strategy for its long-term success. OMNI has not been a commercially successful product to date, and there is a risk that we will be unable to take action to significantly increase the level of OMNI sales in the future.
      Vector Tobacco introduced its low nicotine and nicotine-free QUEST cigarettes in an initial seven-state market in January 2003 and in Arizona in January 2004. During the second quarter of 2004, based on an analysis of the market data obtained since the introduction of the QUEST product, we determined to postpone indefinitely the national launch of QUEST. A national launch of the QUEST brands would require the expenditure of substantial additional sums for advertising and sales promotion, with no assurance of consumer acceptance. Low nicotine and nicotine-free cigarettes may not ultimately be accepted by adult smokers and also may not prove to be commercially successful products. Adult smokers may decide not to purchase cigarettes made with low nicotine and nicotine-free tobaccos due to taste or other preferences, or due to the use of genetically modified tobacco or other product modifications.
      Recoverability of costs of inventory. At September 30, 2005, approximately $1.3 million of our leaf inventory was associated with Vector Tobacco’s QUEST product. We estimate an inventory reserve for excess quantities and obsolete items, taking into account future demand and market conditions. During the second quarter of 2004, we recognized a non-cash charge of $37 million to adjust the carrying value of excess leaf tobacco inventory for the QUEST product, based on estimates of future demand and market conditions. If actual demand or market conditions in the future are less favorable than those estimated, additional inventory write-downs may be required.
      Third party allegations that Vector Tobacco products are unlawful or bear deceptive or unsubstantiated product claims. Vector Tobacco is engaged in the development and marketing of low nicotine and nicotine-free cigarettes and the development of reduced risk cigarette products. With respect to OMNI, which is not currently being distributed by Vector Tobacco, reductions in carcinogens have not yet been proven to result in a safer cigarette. Like other cigarettes, the OMNI and QUEST products also produce tar, carbon monoxide, other harmful by-products, and, in the case of OMNI, increased levels of nitric oxide and formaldehyde. There are currently no specific governmental standards or parameters for these products and product claims. There is a risk that federal or state regulators may object to Vector

Tobacco’s low nicotine and nicotine-free cigarette products and reduced risk cigarette products it may develop as unlawful or allege they bear deceptive or unsubstantiated product claims, and seek the removal of the products from the marketplace, or significant changes to advertising. Various concerns regarding Vector Tobacco’s advertising practices have been expressed to Vector Tobacco by certain state attorneys general. Vector Tobacco has engaged in discussions in an effort to resolve these concerns and Vector Tobacco has agreed to suspend all print advertising for its QUEST brand while discussions are pending. If Vector Tobacco is unable to advertise its QUEST brand, it could have a material adverse effect on sales of QUEST. Allegations by federal or state regulators, public health organizations and other tobacco manufacturers that Vector Tobacco’s products are unlawful, or that its public statements or advertising contain misleading or unsubstantiated health claims or product comparisons, may result in litigation or governmental proceedings. Vector Tobacco’s defense against such claims could require it to incur substantial expense and to divert significant efforts of its scientific and marketing personnel. An adverse determination in a judicial proceeding or by a regulatory agency could have a material and adverse impact on Vector Tobacco’s business, operating results and prospects.
      Potential extensive government regulation. Vector Tobacco’s business may become subject to extensive additional domestic and international government regulation. Various proposals have been made for federal, state and international legislation to regulate cigarette manufacturers generally, and reduced constituent cigarettes specifically. It is possible that laws and regulations may be adopted covering matters such as the manufacture, sale, distribution and labeling of tobacco products as well as any health claims associated with reduced carcinogen and low nicotine and nicotine-free cigarette products and the use of genetically modified tobacco. A system of regulation by agencies such as the Food and Drug Administration, the Federal Trade Commission and the United States Department of Agriculture may be established. In addition, a group of public health organizations submitted a petition to the Food and Drug Administration, alleging that the marketing of the OMNI product is subject to regulation by the Food and Drug Administration under existing law. Vector Tobacco has filed a response in opposition to the petition. The Federal Trade Commission has expressed interest in the regulation of tobacco products made by tobacco manufacturers, including Vector Tobacco, which bear reduced carcinogen claims. The outcome of any of the foregoing cannot be predicted, but any of the foregoing could have a material adverse impact on Vector Tobacco’s business, operating results and prospects.
      Necessity of obtaining Food and Drug Administration approval to market QUEST as a smoking cessation product. In October 2003, we announced that Jed E. Rose, Ph.D., Director of Duke University Medical Center’s Nicotine Research Program and co-inventor of the nicotine patch, had conducted a study at Duke University Medical Center to provide preliminary evaluation of the use of the QUEST technology as a smoking cessation aid. We have received guidance from the Food and Drug Administration as to the additional clinical research and regulatory filings necessary to market QUEST as a smoking cessation product. We are currently conducting a multi-centered clinical trial with QUEST cigarettes, which should be completed by the end of the first quarter of 2006. We believe that obtaining the Food and Drug Administration’s approval to market QUEST as a smoking cessation product will be an important factor in the long-term commercial success of the QUEST brand. No assurance can be given that such approval can be obtained or as to the timing of any such approval if received.
      Competition from other cigarette manufacturers with greater resources. Vector Tobacco’s competitors generally have substantially greater resources than Vector Tobacco, including financial, marketing and personnel resources. Other major tobacco companies have stated that they are working on reduced risk cigarette products and have made publicly available at this time only limited additional information concerning their activities. Philip Morris has announced it is developing products that potentially reduce smokers’ exposure to harmful compounds in cigarette smoke. RJR Tobacco has stated that in 2003 it began a phased expansion into a select number of retail chain outlets of a cigarette product that primarily heats rather than burns tobacco, which it claims reduces the toxicity of its smoke. In 2002, Brown & Williamson Tobacco Corporation announced it was test marketing a new cigarette with reduced levels of many toxins which it may introduce on a national basis. There is a substantial likelihood that other major tobacco companies will continue to introduce new products that are designed to compete directly with Vector Tobacco’s reduced carcinogen and low nicotine and nicotine-free products.
      Potential disputes concerning intellectual property. Vector Tobacco’s ability to commercially exploit its proprietary technology for its reduced carcinogen and low nicotine and nicotine-free products depends in large part on its ability to obtain and defend issued patents, to obtain further patent protection for its existing technology in the United States and other jurisdictions, and to operate without infringing on the patents and proprietary rights of others both in the United States and abroad. Additionally, it must be able to obtain appropriate licenses to patents or proprietary rights held by third parties if infringement would otherwise occur, both in the United States and in foreign countries.
      Intellectual property rights, including Vector Tobacco’s patents (owned or licensed), involve complex legal and factual issues. Any conflicts resulting from third party patent applications and granted patents could significantly limit Vector Tobacco’s ability to obtain meaningful patent protection or to commercialize its technology. If necessary patents currently exist or are issued to other companies that contain competitive or conflicting claims, Vector Tobacco may be required to obtain licenses to use these patents or to develop or obtain alternative technology. Licensing agreements, if required, may not be available on acceptable terms or at all. If licenses are not obtained, Vector Tobacco could be delayed in, or prevented from, pursuing the further development or marketing of its new cigarette products. Any alternative technology, if feasible, could take several years to develop.
      Litigation which could result in substantial cost also may be necessary to enforce any patents to which Vector Tobacco has rights, or to determine the scope, validity and unenforceability of other parties’ proprietary rights which may affect Vector Tobacco’s rights. Vector Tobacco also may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of an invention or in opposition proceedings in foreign counties or jurisdictions, which could result in substantial costs. There is a risk that its licensed patents would be held invalid by a court or administrative body or that an alleged infringer would not be found to be infringing. The mere uncertainty resulting from the institution and continuation of any technology-related litigation or any interference or opposition proceedings could have a material and adverse effect on Vector Tobacco’s business, operating results and prospects.
      Vector Tobacco may also rely on unpatented trade secrets and know-how to maintain its competitive position, which it seeks to protect, in part, by confidentiality agreements with employees, consultants, suppliers and others. There is a risk that these agreements will be breached or terminated, that Vector Tobacco will not have adequate remedies for any breach, or that its trade secrets will otherwise become known or be independently discovered by competitors.
      Dependence on key scientific personnel. Vector Tobacco’s business depends on the continued services of key scientific personnel for its continued development and growth. The loss of Dr. Anthony Albino, Vice President of Public Health, could have a serious negative impact upon Vector Tobacco’s business, operating results and prospects.
      Ability to raise capital and manage growth of business. If Vector Tobacco succeeds in introducing to market and increasing consumer acceptance for its new cigarette products, Vector Tobacco will be required to obtain significant amounts of additional capital and manage substantial volume from its customers. There is a risk that adequate amounts of additional capital will not be available to Vector Tobacco to fund the growth of its business. To accommodate growth and compete effectively, Vector Tobacco will also be required to attract, integrate, motivate and retain additional highly skilled sales, technical and other employees. Vector Tobacco will face competition for these people. Its ability to manage volume also will depend on its ability to scale up its tobacco processing, production and distribution operations. There is a risk that it will not succeed in scaling its processing, production and distribution operations and that its personnel, systems, procedures and controls will not be adequate to support its future operations.
      Potential delays in obtaining tobacco, other raw materials and any technology needed to produce products. Vector Tobacco is dependent on third parties to produce tobacco and other raw materials that

Vector Tobacco requires to manufacture its products. In addition, the growing of new tobacco and new seeds is subject to adverse weather conditions. Vector Tobacco may also need to obtain licenses to technology subject to patents or proprietary rights of third parties to produce its products. The failure by such third parties to supply Vector Tobacco with tobacco, other raw materials and technology on commercially reasonable terms, or at all, in the absence of readily available alternative sources, would have a serious negative impact on Vector Tobacco’s business, operating results and prospects. There is also a risk that interruptions in the supply of these materials and technology may occur in the future. Any interruption in their supply could have a serious negative impact on Vector Tobacco.

The actual costs and savings associated with restructurings of our tobacco business may differ materially from amounts we estimate.
      In recent years, we have undertaken a number of initiatives to streamline the cost structure of our tobacco business and improve operating efficiency and long-term earnings. For example, during 2002, the sales, marketing and support functions of our Liggett and Vector Tobacco subsidiaries were combined. Effective year-end 2003, we closed Vector Tobacco’s Timberlake, North Carolina manufacturing facility and moved all production to Liggett’s facility in Mebane, North Carolina. In April 2004, we eliminated a number of positions in our tobacco operations and subleased excess office space. In October 2004, we announced a plan to restructure the operations of Liggett Vector Brands, effective December 15, 2004. We may consider various additional opportunities to further improve efficiencies and reduce costs. These prior and current initiatives have involved material restructuring and impairment charges, and any future actions taken are likely to involve material charges as well. These restructuring charges are based on our best estimate at the time of restructuring. The status of the restructuring activities is reviewed on a quarterly basis and any adjustments to the reserve, which could differ materially from previous estimates, are recorded as an adjustment to operating income. Although we may estimate that substantial cost savings will be associated with these restructuring actions, there is a risk that these actions could have a serious negative impact on our tobacco business and that any estimated increases in profitability cannot be achieved.

New Valley is subject to risks relating to the industries in which it operates.
      Risks of real estate ventures. New Valley has three significant investments, Douglas Elliman Realty, LLC, the Sheraton Keauhou Bay Resort & Spa (which reopened in the fourth quarter 2004) and the St. Regis Hotel in Washington, D.C. (since August 2005), in each of which it holds only a 50% interest. New Valley must seek approval from other parties for important actions regarding these joint ventures. Since these other parties’ interests may differ from those of New Valley, a deadlock could arise that might impair the ability of the ventures to function. Such a deadlock could significantly harm the ventures.
      New Valley may pursue a variety of real estate development projects. Development projects are subject to special risks including potential increase in costs, changes in market demand, inability to meet deadlines which may delay the timely completion of projects, reliance on contractors who may be unable to perform and the need to obtain various governmental and third party consents.
      Risks relating to the residential brokerage business. Through its investment in Douglas Elliman Realty, LLC, New Valley is subject to the risks and uncertainties endemic to the residential brokerage business. Both Douglas Elliman and Prudential Douglas Elliman Real Estate operate as franchisees of The Prudential Real Estate Affiliates, Inc. Prudential Douglas Elliman operates each of its offices under its franchiser’s brand name, but generally does not own any of the brand names under which it operates. The franchiser has significant rights over the use of the franchised service marks and the conduct of the two brokerage companies’ business. Prudential Douglas Elliman’s franchiser also has the right to terminate Douglas Elliman’s and Prudential Douglas Elliman’s franchises, upon the occurrence of certain events, including a bankruptcy or insolvency event, a change in control, a transfer of rights under the franchise agreements and a failure to promptly pay amounts due under the franchise agreements. A termination of Douglas Elliman’s or Prudential Douglas Elliman’s franchise agreement could adversely affect New Valley’s investment in Douglas Elliman Realty, LLC.

      Interest rates in the United States are currently at historically low levels. The low interest rate environment in recent years has significantly contributed to high levels of existing home sales and residential prices and has positively impacted Douglas Elliman Realty’s operating results. However, the residential real estate market tends to be cyclical and typically is affected by changes in the general economic conditions that are beyond Douglas Elliman Realty’s control. Any of the following could have a material adverse effect on Douglas Elliman Realty’s residential business by causing a general decline in the number of home sales and/or prices, which in turn, could adversely affect its revenues and profitability:

•	periods of economic slowdown or recession,

•	a change in the current low interest rate environment resulting in rising interest rates,

•	decreasing home ownership rates, or

•	declining demand for real estate.
      All of Douglas Elliman Realty’s current operations are located in the New York metropolitan area. Local and regional economic conditions in this market could differ materially from prevailing conditions in other parts of the country. A downturn in the residential real estate market or economic conditions in that region could have a material adverse effect on Douglas Elliman Realty and New Valley’s investment in that company.

New Valley’s potential investments are unidentified and may not succeed.
      New Valley currently holds a significant amount of marketable securities and cash not committed to any specific investments. This subjects a security holder to increased risk and uncertainty because a security holder will not be able to evaluate how this cash will be invested and the economic merits of particular investments. There may be substantial delay in locating suitable investment opportunities. In addition, New Valley may lack relevant management experience in the areas in which New Valley may invest. There is a risk that New Valley will fail in targeting, consummating or effectively integrating or managing any of these investments.

We depend on our key personnel.
      We depend on the efforts of our executive officers and other key personnel. While we believe that we could find replacements for these key personnel, the loss of their services could have a significant adverse effect on our operations.

While we believe our controls systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.
      We continue to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act. Our management, including our Chief Executive Officer and Chief Financial Officer, cannot guarantee that our internal controls and disclosure controls will prevent all possible errors or all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all controls issues and instances of fraud, if any, within our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may be inadequate because of changes in conditions or the degree of compliance with the policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell the shares of our common stock issuable upon exchange when you want or at prices you find attractive.
      The trading price of our common stock has ranged between $20.82 and $14.29 per share over the past 52 weeks. We expect that the market price of our common stock will continue to fluctuate.
      The market price of our common stock may fluctuate in response to numerous factors, many of which are beyond our control. These factors include the following:

•	actual or anticipated fluctuations in our operating results;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	the operating and stock performance of our competitors;

•	announcements by us or our competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	the initiation or outcome of litigation;

•	changes in interest rates;

•	general economic, market and political conditions;

•	additions or departures of key personnel; and

•	future sales of our equity or convertible securities.
      We cannot predict the extent, if any, to which future sales of shares of common stock or the availability of shares of common stock for future sale may depress the trading price of our common stock.
      In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management. These factors, among others, could significantly depress the price of our common stock issued upon exchange.

We have many potentially dilutive securities outstanding.
      At December 31, 2004, we had outstanding options granted to employees to purchase approximately 9,292,462 shares of our common stock, at prices ranging from $6.93 to $35.81 per share, of which options for 8,897,497 shares were exercisable at December 31, 2004. We also have outstanding two series of convertible notes maturing in July 2008 and November 2011, which are currently convertible into 12,042,939 shares of our common stock. The issuance of these shares will cause dilution which may adversely affect the market price of our common stock. The availability for sale of significant quantities of our common stock could adversely affect the prevailing market price of the stock.

FORWARD-LOOKING INFORMATION
      In addition to historical information, this Prospectus contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include information relating to our intent, belief or current expectations, primarily with respect to, but not limited to:

•	economic outlook;

•	capital expenditures;

•	cost reduction;

•	new legislation;

•	cash flows;

•	operating performance;

•	litigation;

•	impairment charges and cost savings associated with restructurings of our tobacco operations; and

•	related industry developments (including trends affecting our business, financial condition and results of operations).
      We identify forward-looking statements in this Prospectus by using words or phrases such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may be”, “objective”, “plan”, “seek”, “predict”, “project” and “will be” and similar words or phrases or their negatives.
      The forward-looking information involves important risks and uncertainties that could cause our actual results, performance or achievements to differ materially from our anticipated results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, without limitation, the following:

•	general economic and market conditions and any changes therein, due to acts of war and terrorism or otherwise;

•	governmental regulations and policies;

•	effects of industry competition;

•	impact of business combinations, including acquisitions and divestitures, both internally for us and externally in the tobacco industry;

•	impact of restructurings on our tobacco business and our ability to achieve any increases in profitability estimated to occur as a result of these restructurings;

•	impact of new legislation on our competitors’ payment obligations, results of operations and product costs, i.e., the impact of recent federal legislation eliminating the federal tobacco quota system;

•	uncertainty related to litigation and potential additional payment obligations for us under the Master Settlement Agreement and other settlement agreements with the states; and

•	risks inherent in our new product development initiatives.
Further information on risks and uncertainties specific to our business include the risk factors discussed above under “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this Prospectus.
      Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, there is a risk that these expectations will not be attained and that any deviations will be material. The forward-looking statements speak only as of the date they are made.

BACKGROUND AND REASONS FOR THE OFFER AND SUBSEQUENT MERGER
      The following discussion presents background information concerning the offer and the subsequent merger and describes our reasons for undertaking the proposed transaction at the present time. Please see “Additional Factors for Consideration by New Valley Stockholders” beginning on page 41 for further information relating to the proposed transaction.
Vector’s Long-Term Investment in New Valley
      In a series of transactions commencing in 1987, we and various predecessor companies of ours acquired an indirect controlling equity interest in New Valley, which was then named Western Union Corporation. The investments were made in connection with various restructurings of Western Union Corporation’s debt and equity capital. In 1991, bankruptcy proceedings were commenced against New Valley. In January 1995, when New Valley emerged from bankruptcy, we owned approximately 42% of New Valley’s common shares and 43% of New Valley’s Class A preferred stock. As part of the reorganization, New Valley sold the Western Union money transfer and messaging service businesses and all allowed claims in the bankruptcy were paid in full.
      In 1999, New Valley consummated a plan of recapitalization pursuant to which all of its common and preferred shares were converted into common shares and warrants of New Valley, and our ownership of New Valley’s common shares increased from 42.3% to 55.1%. We currently own 57.7% of the outstanding common shares of New Valley.
Key Factors Motivating the Offer
      A number of factors have led to our decision to undertake the offer and subsequent merger at the present time. Some of the key factors are as follows:

•	the potential to realize synergies and cost savings;

•	the potential to more efficiently utilize the New Valley consolidated tax group’s tax loss and credit carryforwards before they begin to expire; and

•	the opportunity to minimize potential conflicts of interest.

Potential to Realize Synergies and Cost Savings
      We believe that there would be opportunities to reduce Vector’s and New Valley’s pretax costs by between approximately $1,000,000 and $2,000,000 a year by eliminating unnecessary functions and activities. We anticipate that these significant cost savings could be achieved through the following steps:

•	eliminating redundant overhead, administration and other costs relating to each entity’s status as a public company, including estimated potential cost savings related to directors’ fees ($330,000 to $350,000), accounting and legal expense ($250,000 to $750,000), insurance ($250,000 to $400,000) and state franchise taxes ($200,000 to $365,000); and

•	reducing the aggregate number of stockholders of both companies and eliminating annual report and proxy printing and mailing costs based on fewer stockholders of the combined companies (estimated potential cost savings of approximately $200,000 to $300,000).

Potential to More Efficiently Utilize the New Valley Consolidated Tax Group’s Tax Loss and Credit Carryforwards
      Until 2005, Vector had been utilizing its tax loss carryforward to reduce its taxable income and has now used all of its available tax loss carryforwards. The New Valley consolidated tax group currently has an aggregate of $137,500,000 in tax loss carryforwards, approximately $43,500,000 of which expire in 2006 and 2007. The New Valley consolidated tax group also has approximately $14,000,000 of tax credit carryforwards. Historically, the New Valley consolidated tax group has not been able to fully utilize its tax loss and credit carryforwards because the group has not earned enough taxable income and, based on current and anticipated operating results, Vector does not currently believe that the New Valley consolidated tax group will be able to fully utilize the tax loss carryforwards which expire in 2006 and

2007. After the offer and subsequent merger, members of the New Valley consolidated tax group will become members of the Vector consolidated tax group. Despite its recent net operating losses in 2001, 2002, 2003 and 2004, Vector believes it should be able to use the New Valley consolidated tax group’s tax loss and credit carryforwards to offset certain Vector group income that is generated by Vector’s tobacco businesses after members of the New Valley consolidated tax group join the Vector consolidated tax group. The New Valley consolidated tax group also has net cumulative differences where the tax basis of its assets exceeds the book basis by approximately $23,500,000, which could produce tax benefits for the Vector consolidated tax group after completion of the offer and subsequent merger. As a Vector stockholder, former New Valley stockholders will receive a proportionate benefit from this potential tax savings, which they would not otherwise receive unless the New Valley consolidated tax group was able to generate taxable income.

Minimizing Potential Conflicts of Interest
      We believe that among the benefits of the proposed transaction with New Valley is the elimination of the potential for conflicts of interest between Vector and New Valley. Consequently, time and resources can be focused on the combined business as opposed to general corporate governance concerns. You should review “Interests of Certain Persons in the Offer and Subsequent Merger” beginning on page 72 for a description of arrangements between Vector and New Valley and between New Valley and directors and executive officers of New Valley.
      If conflicts of interest between New Valley and Vector were to develop, there would be increased risk of claims for breach of fiduciary duty against the officers of Vector who serve as directors of New Valley. An additional benefit of the subsequent merger to Vector would be the elimination of the possibility of claims as to future activities being made against these Vector officers or that they could be found liable for damages for breach of fiduciary duty. By virtue of its obligation to indemnify its officers who serve as directors of New Valley at Vector’s request, Vector would be responsible for defending and indemnifying such officers against any such claims or liabilities.
Financial Impact of the Offer on Vector
      As part of the offer and the subsequent merger, Vector would issue up to approximately 5,082,000 shares of common stock (or, if all New Valley stock options vest and are exercised, up to a maximum of 5,193,000 shares of Vector common stock would be issued). The acquisition of New Valley is expected to be immediately accretive to Vector’s cash earnings. Furthermore, we anticipate the acquisition would increase access to available annual cash flow as a result of utilizing the tax loss carryforwards, which could be reinvested in Vector’s or New Valley’s businesses or used for debt reduction or dividend payments.
No Prior Discussions Relating to Potential Extraordinary Transaction
      From time to time prior to the announcement of our offer on September 27, 2005, the management and directors of Vector considered the desirability of acquiring the common shares of New Valley not owed by Vector. Prior to the announcement of the offer, Vector did not make any proposals to New Valley or its board of directors regarding Vector’s acquisition of the minority interest in New Valley. Vector’s decision to proceed with the offer, and to announce it on September 27, 2005, was made without the participation of New Valley’s board of directors or its management.
Vector Board’s September 27, 2005 Decision to Commence the Offer
      Our board of directors held a meeting on September 27, 2005 to determine whether to proceed with the offer and subsequent merger, and to determine an exchange ratio for the offer. In evaluating this decision, our board considered many factors. Our board believed that greater value could be achieved for both Vector and New Valley stockholders by combining Vector’s and New Valley’s business operations. In our board’s judgment, the proposed offer and subsequent merger would yield significant efficiencies and, by fully integrating New Valley into Vector, New Valley stockholders would be able to share in a greater scope of opportunities than are available to them solely as New Valley stockholders. As a result of exchanging their common shares of New Valley for shares of Vector common stock, New Valley stockholders would have access to cash dividends, which are not currently paid by New Valley, and greater liquidity for their shares by holding the more widely traded Vector common stock. Accordingly, we believe that both existing Vector stockholders and New Valley stockholders who receive shares of Vector common stock in this transaction would benefit from our successful execution of these strategies, and that we can realize greater long-term stockholder value as a combined company.
      In evaluating its decision whether to pursue the offer and subsequent merger, our board considered many factors that were relevant to its decision, including (i) the potential costs savings and synergies that could be obtained by combining Vector and New Valley, (ii) the current market prices and trading volumes of Vector common stock and New Valley common shares relative to their respective recent trading histories, and (iii) the financial analyses of New Valley prepared by Jefferies & Company, Inc., or Jefferies, our board’s financial advisor, which were presented to the board at its September 27, 2005 meeting.
      Jefferies’ financial analyses of New Valley and the effects of a consummated transaction that were presented to the board at its September 27, 2005 meeting consisted of (i) a discounted cash flow analysis of New Valley which resulted in an estimated value range per share of New Valley common shares of $8.83 to $9.90 per share, (ii) an accretion and dilution analysis which demonstrated that a consummated transaction would be accretive to Vector’s estimated EPS (after giving effect to the pro forma tax savings) in calendar years 2005 and 2006 by $0.72 and $0.55 per share, respectively, and (iii) a balance sheet asset/liability analysis which resulted in an estimated value per common share of New Valley of $9.47. In connection with the balance sheet asset/liability analysis that Jefferies presented to the board at its September 27, 2005 meeting, our board discussed, among other things, the contemplated issuance of 500,000 shares of Vector common stock to Mr. Lorber in connection with his being elected as our Chief Executive Officer effective January 1, 2006, that could be deemed to equate to an additional cost to us of $0.43 per common share of New Valley and the following items which were open to subjective assumptions and included as assets of New Valley in the Jefferies’ analysis:

•	$22,917,434 for the present value of the New Valley consolidated tax group’s tax loss carryforwards available to an unaffiliated third party acquiror. Our board discussed its view that this present value was potentially too high because of the perceived uncertainty that the tax loss carryforwards could be fully utilized by such unaffiliated third party acquirer due to, among other things, the fact that the applicable tax laws and tax rates could change and the risk that such acquirer would not have sufficient taxable income in order to fully utilize the benefit of the tax loss carryforwards during the required period.

•	the value that Jefferies ascribed to New Valley’s pending Westar litigation. Our board discussed its view that this present value may be too high due to, among other things, the perceived risk of New Valley obtaining a final judgment or settlement in its favor, the timing and ability of New Valley collecting on any such judgment or settlement, and the probability of New Valley incurring more legal expenses than previously estimated in order to collect on any such judgment or settlement. The board noted that an interim decision by the trial court in this case was rendered in New Valley’s favor on August 19, 2005 regarding the liability of the United States government, but not the amount of damages for which the government might be liable.

•	$5,888,889 for the estimated value of the shares of Ladenburg Thalmann Financial Services Inc., or Ladenburg Thalmann, owned by New Valley based on the current market price of the shares. Our board discussed its view that using the current market price to estimate the current value of the shares was aggressive, and suggested that the current market price should be discounted due to, among other things, the relative lack of liquidity in Ladenburg Thalmann stock given its historically modest trading volume, the fact that New Valley owns approximately 10% of Ladenburg Thalmann, making a sale of its shares of Ladenburg Thalmann on the open market more difficult, and the recent publicly reported operating results of Ladenburg Thalmann.

•	$4,600,686 for the present value of the note receivable from Ladenburg Thalmann. Our board discussed its view that this present value was potentially too high due to, among other things, Ladenburg Thalmann’s recent publicly reported operating results and the perceived risks of Ladenburg Thalmann’s ability to make timely payment of principal and interest on the note through December 31, 2008.

•	$10,672,500 valuation for New Valley’s interest in Koa Investors. Our board discussed its view that this value was higher than the value of Koa Investors determined by Jefferies using a discounted cash flow valuation methodology.
In view of the wide variety of factors considered by our board in evaluating the proposed offer and subsequent merger and the complexity of these matters, our board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to the foregoing items. In addition, different members of our board may have given different weight to different items.
      Based on the foregoing considerations, our board determined that the exchange ratio for the proposed exchange offer should reflect a value for each common share of New Valley of $9.00. Accordingly, based on the closing price of Vector’s stock for September 26, 2005, the prior trading day, our board determined that the exchange ratio for the proposed exchange offer should be set at 0.461 shares of Vector common stock for each common share of New Valley.
      Jefferies then delivered to our board its oral opinion as investment bankers, subsequently confirmed in writing, to the effect that, as of September 27, 2005 and based upon and subject to the various considerations and assumptions set forth therein, the exchange ratio of 0.461 shares of Vector common stock to be issued in exchange for each common share of New Valley was fair, from a financial point of view, to Vector.
      Our board then authorized us to propose the offer and subsequent merger in which New Valley’s public stockholders would be offered 0.461 of a share of Vector common stock in exchange for each validly tendered common share of New Valley owned by stockholders of New Valley other than VGR Holding and its affiliates. Messrs. Howard M. Lorber and Henry C. Beinstein, two of our directors who are also significant New Valley stockholders, did not participate in any discussion of whether to commence the offer or the determination of the proposed exchange ratio for the offer and subsequent merger.
      After the September 27, 2005 board meeting, Bennett S. LeBow, Vector’s Chairman of the Board of Directors and Chief Executive Officer, delivered a letter to the New Valley board outlining the offer. Simultaneously, we issued a press release disclosing to the public the offer and its material terms. The following is the text of Mr. LeBow’s letter to the New Valley board:

September 27, 2005

The Board of Directors
New Valley Corporation
100 S.E. Second Street
Miami, Florida 33131
Gentlemen:

It has become clear to us that the best interests of our respective stockholders will be served by Vector’s acquisition of the outstanding shares of New Valley that we do not already own. We believe that a full combination of our businesses will yield significant efficiencies and, by fully integrating New Valley into the Vector family of operations, New Valley stockholders will be able to share in a greater scope of opportunities than are available to them as New Valley stockholders. New Valley shareholders will become owners of a company with solid cash flow and an attractive dividend yield. In addition, the transaction will provide New Valley stockholders with an immediate premium for their shares and a currency that has substantially greater liquidity than New Valley has been able to provide.

As evidenced by Vector’s long history with New Valley, we are not interested in selling our shares in New Valley. Moreover, if the two companies are combined, we expect important cost savings will be realized and that the transaction would be immediately accretive to Vector’s cash earnings.

Consequently, our Board of Directors has authorized us to make an exchange offer pursuant to which the stockholders of New Valley (other than VGR Holding Inc.) will be offered 0.461 shares of common stock of Vector for each outstanding share of New Valley common stock they own in a transaction designed to be tax-free. Based on the $19.54 closing price of Vector’s shares on September 26, 2005, our offer provides a value of approximately $9.00 per share of New Valley common stock and a 21% premium to the closing price of New Valley common stock on that date.

Vector’s offer is being made directly to New Valley’s stockholders. We believe that it will be favorably received by them due to the substantial premium to New Valley’s market price, the attractiveness of Vector stock and the opportunity for greater liquidity. New Valley stockholders, through their ownership of Vector common stock, will continue to participate in New Valley’s business.

Our offer will be conditioned on the tender of a sufficient number of shares of New Valley common stock such that, after the offer is completed, we will own at least 90% of the outstanding shares of New Valley common stock and other customary conditions. Assuming that the conditions to the offer are satisfied and that the offer is completed, we will then effect a “short form” merger of New Valley with a subsidiary of Vector as soon as practicable thereafter. In this merger, the remaining New Valley public stockholders will receive the same consideration as in the exchange offer, except for those stockholders who choose to exercise their appraisal rights.

We intend to file our offering materials with the Securities and Exchange Commission and commence our exchange offer on or about October 12, 2005. Vector is not seeking, and as the offer is being made directly to New Valley’s stockholders, Delaware law does not require approval of the offer from New Valley’s Board of Directors. We, however, encourage you to consult with your outside counsel as to the obligations of New Valley’s Board of Directors under the U.S. tender offer rules to advise the stockholders of your recommendation with respect to our offer. Also, enclosed is a copy of the press release that we are issuing in connection with the offer.

Sincerely,

/s/ Bennett S. LeBow

Bennett S. LeBow
Chairman of the Board of Directors and
Chief Executive Officer
      On September 28, 2005, New Valley announced that it was in receipt of Mr. LeBow’s letter. Then, on September 30, 2005, New Valley announced that a special committee of its board of directors, comprised solely of independent directors, would evaluate our exchange offer and retain an independent financial advisor and legal counsel.
      On October 12, 2005, at the request of the special committee of the board of directors of New Valley, we announced that we were postponing the commencement of our offer and that we expected to file offering materials with the SEC on or about October 19, 2005 and to commence our offer shortly thereafter. On October 18, 2005, we declined a request of the special committee to further postpone the commencement of our offer.

      On October 19, 2005, the special committee announced that it had engaged The Blackstone Group L.P., or Blackstone, as financial advisors, and Kirkland & Ellis LLP, or Kirkland & Ellis, as legal advisor to assist in its evaluation of our offer. One day prior, on October 18, 2005, representatives of Blackstone and Kirkland & Ellis sent to Vector’s advisors their information and interview request lists related to the due diligence review that they intended to undertake on behalf of the special committee.
      On October 20, 2005, we commenced the offer to exchange 0.461 shares of Vector common stock for each common share of New Valley.
Events After Commencement of Our Offer
      Also on October 20, 2005, representatives of Blackstone and Kirkland & Ellis scheduled a series of meetings with Vector and New Valley in response to their due diligence requests.
      On October 24, 2005, representatives of New Valley, Blackstone and Kirkland & Ellis held the first of their informational meetings at New Valley’s and Vector’s offices in New York City. At this meeting, representatives of New Valley gave a presentation on its real estate and real estate-related holdings.
      On October 25, 2005, representatives of Vector, Blackstone and Kirkland & Ellis held the second of their informational meetings at New Valley’s and Vector’s offices in New York City. At this meeting, representatives of Vector gave a presentation on its tobacco businesses. In addition, on October 25, 2005, Vector representatives and its outside counsel gave a presentation by teleconference to representatives of Kirkland & Ellis and Blackstone regarding Vector’s litigation related to tobacco products.
      On October 27, 2005, on two separate calls, representatives of Vector and New Valley and its outside counsel gave presentations by teleconference to representatives of Blackstone and Kirkland & Ellis regarding tax matters affecting Vector and New Valley and other litigation affecting New Valley, respectively.
      On November 2, 2005, the special committee filed a Solicitation/Recommendation Statement on Schedule 14D-9, or Schedule 14D-9, in which the special committee stated that it had determined on behalf of the New Valley board of directors that our original offer to exchange 0.461 shares of Vector common stock for each common share of New Valley was inadequate and not in the best interests of the holders of common shares of New Valley, other than Vector and its affiliates. Accordingly, the special committee recommended that holders of common shares of New Valley reject our original offer and not tender their common shares pursuant to our original offer.
      On November 3, 2005, Vector issued the following statement in response to the recommendation by the special committee of the New Valley board of directors that New Valley stockholders not tender into our original offer:

“We are disappointed by the special committee’s decision recommending against our premium offer of $9 per share in Vector Group stock, which we believe represents compelling value for all New Valley shareholders. We are eager for New Valley shareholders – once they have had the opportunity to review our exchange offer materials – to make their own determination on the merits of our offer.

Due to the 90% tender requirement, it is highly unlikely that Vector will be able to close this transaction unless all significant New Valley shareholders tender into the offer. If the 90% tender requirement is not satisfied, there can be no second-step short form merger and, consequently, no appraisal rights.”
      On November 4, 2005, representatives of Blackstone spoke with representatives of Jefferies to exchange perspectives regarding the offer and subsequent merger.
      On November 7, 2005 we announced that we extended the offer until 5:00 p.m. on December 9, 2005.

      Also on November 7, 2005, we mailed our proxy statement to Vector stockholders in connection with their vote to approve the issuance by Vector of its common stock in the offer and the subsequent merger.
      On November 9, 2005, counsel to plaintiff in the Pill action, along with plaintiff’s financial adviser, made a financial valuation presentation concerning New Valley to representatives of Vector, along with counsel to Vector. During this presentation, plaintiff’s counsel and financial advisor expressed, among other things, their view that Jefferies’ discounted cash flow analysis was too low because it should not have used the amount of $100 - $110 million as the terminal value of Koa Investors subject to discount to present value; that the present value of Koa Investors is approximately $105 million; and that the use of $105 million as the present value for Koa Investors would have produced a higher range of values.
      During the week of November 7, 2005, representatives of Vector contacted representatives of a limited group of large New Valley stockholders to discuss their views regarding an amended exchange ratio for the offer. On November 9, 2005, we delivered a draft agreement to tender to this limited group of New Valley stockholders. Also on November 9, 2005, representatives from Jefferies informed representatives from Blackstone that Vector was negotiating with this limited group of large New Valley stockholders and was considering increasing the exchange ratio. Over the next several days, representatives of Vector and some of these large stockholders discussed the terms of the agreement to tender. Thereafter, on November 15, 2005, we delivered a final form agreement to tender to this limited group of large New Valley stockholders. This agreement included a proposed increased exchange ratio of 0.54, which was the highest exchange ratio that Vector management would be prepared to recommend to the Vector board of directors. These large New Valley stockholders were informed that if a sufficient number of them indicated a willingness to enter into the agreement to tender based on the proposed exchange ratio of 0.54 by sending their signatures to Vector, Vector management would be in a position to recommend this increased exchange ratio to the Vector board of directors. Subsequently, representatives from Jefferies informed representatives from Blackstone of these proposed agreements to tender and the conditions under which Vector’s management would be prepared to recommend to Vector’s board that the exchange ratio be increased to 0.54.
Vector Board’s November 16, 2005 Decision to Increase the Exchange Ratio
      Our board of directors held a meeting on November 16, 2005 to determine whether to increase the exchange ratio for the offer and the subsequent merger. In evaluating this decision, the board considered many factors, including those previously considered at its September 27, 2005 meeting. The board reconfirmed its belief discussed at its September 27, 2005 meeting that greater value could be achieved for both Vector and New Valley stockholders by combining Vector’s and New Valley’s business operations. The board also reconfirmed its belief that the offer and subsequent merger would yield significant efficiencies and, by fully integrating New Valley into Vector, New Valley stockholders would be able to share in a greater scope of opportunities than are available to them solely as New Valley stockholders.
      In evaluating its decision whether to pursue the increased offer and subsequent merger, our board considered many factors that were relevant to its decision, including (i) the current market prices and trading volumes of Vector common stock and New Valley common shares relative to their respective recent trading histories, (ii) the fact that as of the board meeting several large stockholders of New Valley, who in the aggregate owned approximately 27% of the outstanding New Valley common shares, had indicated their willingness to enter into agreements to tender their common shares of New Valley into our offer in exchange for our agreement to increase the exchange ratio to 0.54 for all stockholders of New Valley, (iii) the fact that the special committee had determined that our original exchange offer of 0.461 was inadequate, and (iv) the updated financial analyses of New Valley prepared by Jefferies, which were presented to the board and which are summarized below under the caption “Opinion of Jefferies”. Jefferies’ financial analyses of New Valley and the effects of a consummated transaction that were presented to the board consisted of (i) a discounted cash flow analysis of New Valley which resulted in an estimated value range per share of New Valley common shares of $9.38 to $10.43 per share, (ii) an accretion and dilution analysis which demonstrated that a consummated transaction would be accretive to Vector’s estimated EPS (after giving effect to the pro forma tax savings) in calendar years 2005 and 2006 by $0.70 and $0.53 per share, respectively, (iii) a balance sheet asset/liability analysis which resulted in an estimated value per common share of New Valley of $9.85, and (iv) as part of Jefferies’ analyses, consideration by Jefferies of an additional estimated $2.02 per share of incremental value that our management expected to realize from the offer and subsequent merger as compared to a third party purchaser. In connection with the balance sheet asset/liability analysis that Jefferies presented to the board, our board discussed, among other things, the issuance of 500,000 restricted shares of Vector common stock on September 27, 2005 and the contemplated issuance of an additional 78,570 restricted shares of Vector common stock to Mr. Lorber on November 16, 2005, in connection with his being elected as our Chief Executive Officer effective January 1, 2006, that could be deemed to equate to an additional cost to us of $0.45 per common share of New Valley as well as the same items described under “— Vector Board’s September 27, 2005 Decision to Commence the Offer” which were open to subjective assumptions and included as assets of New Valley in the Jefferies’ analysis. The board also noted that the amounts of these items included in the Jefferies’ balance sheet asset/liability analysis had been updated by Jefferies. These items included the present value of the New Valley consolidated tax group’s tax loss carryforwards available to an unaffiliated third party acquiror, the value that Jefferies ascribed to New Valley’s pending Westar litigation, the estimated value of the shares of Ladenburg Thalmann owned by New Valley based on the current market price of such shares, the present value of the note receivable from Ladenburg Thalmann and the valuation for New Valley’s interest in Koa Investors.
      Based on the foregoing considerations, our board determined that the exchange ratio for the increased exchange offer should be 0.54 shares of Vector common stock for each New Valley common share, reflecting a value for each New Valley common share of $10.82 based on the closing price of Vector’s common stock on November 16, 2005.
      Jefferies then delivered to our board its oral opinion as investment bankers, subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the various considerations and assumptions set forth therein, the exchange ratio of 0.54 shares of Vector common stock to be issued in exchange for each common share of New Valley was fair, from a financial point of view, to Vector. Please see “Opinion of Jefferies” beginning on page 33 for further information relating to this topic.
      As occurred during the September 27, 2005 board meeting, neither Mr. Lorber nor Mr. Beinstein, two of our directors who are also significant New Valley stockholders, participated in this board discussion to increase the exchange ratio for the offer and subsequent merger.
      Also on November 16, 2005 and prior to our public announcement of the increased exchange offer, counsel for the special committee contacted counsel for Vector in order to request that Vector eliminate certain conditions to our offer and modify other remaining conditions to our offer that the special committee had determined were potentially harmful to New Valley stockholders.
      Thereafter, on November 16, 2005, we announced the revised exchange ratio of 0.54 shares of Vector common stock for each New Valley common share.
      On November 17, 2005, counsel to Vector delivered proposed amendments of the original conditions to our offer to the special committee’s counsel in response to the request on November 16, 2005. These proposed amendments have been included in this prospectus as the current conditions to our offer. See “The Offer — Conditions to the Offer” beginning on page 64. Over the next several days, counsel to Vector and counsel to the special committee discussed procedures to enable the special committee to make a determination regarding our revised exchange ratio of 0.54. On November 21, 2005, Messrs. LeBow and Lampen, on behalf of Vector, and Mr. Burns, on behalf of the special committee, also discussed briefly these proposed procedures. Later on November 21, 2005, we delivered to the special committee a substantially complete copy of this Prospectus.
      On November 22, 2005, the special committee issued a press release in which the special committee stated that it had determined on behalf of the New Valley board of directors that our revised offer at an exchange ratio of 0.54 was fair to the holders of common shares of New Valley, other than Vector and its affiliates, and will recommend that holders of common shares of New Valley tender their common shares pursuant to our revised offer.
Opinion of Jefferies
      Vector engaged Jefferies pursuant to an engagement letter dated as of September 27, 2005 to serve as its financial advisor in connection with the offer. On November 16, 2005, Jefferies rendered to Vector’s board its opinion as investment bankers to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the revised exchange ratio of 0.54 shares of Vector common stock for each outstanding common share of New Valley to be offered by VGR Holding in the offer was fair, from a financial point of view, to Vector.
      The full text of the Jefferies opinion delivered to the Vector board, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Jefferies in rendering its opinion, is attached hereto as Annex D. Vector and Vector’s board encourage Vector stockholders to read the Jefferies opinion carefully and in its entirety. The summary of the Jefferies opinion in this Prospectus is qualified in its entirety by reference to the full text of the Jefferies opinion. The Jefferies opinion was provided to Vector’s board in connection with its consideration of the offer, and therefore addresses only the fairness to Vector, from a financial point of view and as of the date of the Jefferies opinion, of the exchange ratio to be offered by VGR Holding in the offer. The Jefferies opinion does not (1) address the fairness of the exchange ratio to the New Valley stockholders or any other aspect of the offer, or (2) constitute a recommendation as to (i) how any Vector stockholder should vote on the issuance of shares of Vector common stock or any other matter relevant to the offer, or (ii) whether any New Valley stockholder should tender their common shares of New Valley in the offer. Jefferies did not establish the exchange ratio, which was determined by Vector’s board.
      In connection with its opinion, Jefferies, among other things,:

•	reviewed Vector’s and New Valley’s operations and prospects;

•	reviewed certain financial and other information about Vector and New Valley that was publicly available;

•	reviewed information furnished by Vector’s management, including certain internal financial analyses, financial forecasts with respect to Vector and New Valley, budgets, reports and other information;

•	based on information provided to Jefferies by Vector’s management and outside advisors concerning the tax assets of New Valley and the treatment of New Valley’s net operating losses after giving effect to the short form merger upon completion of the offer, considered the value of New Valley’s tax assets to Vector after giving effect to the offer and the subsequent merger;

•	considered written waivers from certain officers of New Valley waiving rights to severance and other benefits to which they would otherwise be entitled arising from completion of the short form merger upon completion of the offer;

•	held discussions with various members of Vector’s management concerning historical and current operations, financial conditions and prospects, including recent financial performance;

•	reviewed the share trading price history of Vector and New Valley for a period Jefferies deemed appropriate;

•	reviewed the valuation of the New Valley implied by the exchange ratio;

•	reviewed the premiums paid in selected acquisition transactions;

•	prepared a discounted cash flow analysis of New Valley on a stand-alone basis; and

•	reviewed an analysis of the combined entity and the resulting earnings accretion/dilution.
      In addition, Jefferies conducted such other quantitative reviews, analyses and inquiries relating to Vector and New Valley as Jefferies considered appropriate in rendering its opinion. Jefferies noted that it did not have the opportunity to review any non-public information of or financial forecasts provided by New Valley other than such information and financial forecasts provided to Jefferies by Vector.
      In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but has not assumed any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to Jefferies by Vector or that was publicly available (including, without limitation, the information described in the bullet points above), or that was otherwise reviewed by Jefferies. Jefferies’ opinion was expressly conditioned upon such information, whether written or oral, being complete, accurate and fair in all respects material to its analysis.
      With respect to the financial forecasts provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. Vector informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Vector’s management as to the future performance of Vector and New Valley, respectively. Jefferies expressed no opinion as to Vector’s or New Valley’s financial forecasts or the assumptions on which they were made. In addition, in rendering its opinion Jefferies assumed that each of Vector and New Valley will perform in accordance with such financial forecasts for all periods specified therein. Although such financial forecasts did not form the principal basis for Jefferies’ opinion, but rather constituted one of many items that it employed, changes to such financial forecasts could affect its opinion.
      In its review, Jefferies did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor did it conduct a comprehensive physical inspection of any of the assets of, Vector or New Valley, nor was Jefferies furnished with any such evaluations or appraisals or reports of such physical inspections, nor did Jefferies assume any responsibility to obtain any such evaluations, appraisals or inspections. Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date thereof. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies became aware after the date of its opinion. Jefferies made no independent investigation of any legal or accounting matters affecting Vector or New Valley, and Jefferies assumed the correctness in all respects material to its analysis of all legal and accounting advice given to Vector and Vector’s board, including, without limitation, advice as to the legal, accounting and tax consequences (including, but not limited to, the treatment of New Valley’s net operating losses after giving effect to the subsequent merger upon completion of the offer) of the terms of the offer to Vector.
      Jefferies’ opinion was for the use and benefit of Vector’s board in its consideration of the offer, and its opinion did not address the relative merits of the offer and subsequent merger as compared to any alternative transactions that might be available to Vector, nor did it address the underlying business decision by Vector to engage in the offer. Jefferies expressed no opinion as to the price at which Vector’s common stock will trade at any future time.
      In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in its opinion.
      In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Jefferies’ view of Vector’s or New Valley’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.
      In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Vector’s and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold and are inherently subject to uncertainty. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the exchange ratio and were provided to Vector’s board in connection with the delivery of Jefferies’ opinion.
      The following is a summary of the material financial and comparative analyses performed by Jefferies that was presented to Vector’s board on November 16, 2005 in connection with the delivery of its opinion dated as of that date. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.
      Transaction Overview. Based upon the closing price per share of Vector’s common stock on November 15, 2005 of $19.97 and an exchange ratio of 0.54 shares of Vector’s common stock to be issued in exchange for each issued and outstanding common share of New Valley that VGR Holding does not already own, Jefferies noted that the implied value of the consideration to be issued in the offer per common share of New Valley was $10.78 per share, which is referred to as the “Implied Share Purchase Price”. Based upon the Implied Share Purchase Price of $10.78 and approximately 22.466 million common shares of New Valley outstanding on a fully diluted basis, Jefferies also noted that the implied aggregate equity value of New Valley was approximately $242.3 million.
      Jefferies compared the Implied Share Purchase Price of $10.78 to the daily closing price for New Valley common shares on September 27, 2005, the date on which Vector originally announced its intention to commence the exchange offer, and over various periods ending on that date and noted the following implied offer premiums:
Implied Offer Premiums

		Premium Implied by
	New Valley Common Shares	Implied Share Purchase
Time Period Ending September 26, 2005	Closing Price	Price of $10.78

September 27, 2005	$7.45	44.7%
1-Day Prior	$7.45	44.7%
1-Week Prior	$7.50	43.8%
4-Weeks Prior	$7.50	43.8%
6-Months Prior	$6.35	69.8%
1-Year Prior	$4.84	122.8%
2-Years Prior	$4.11	162.4%
52-Week High	$7.63	41.3%
52-Week Low	$4.81	124.2%
      Historical Trading Analysis. Jefferies reviewed the share price trading history of Vector’s common stock and New Valley’s common shares for the one-year period ending November 15, 2005 on a stand-alone basis. Jefferies also reviewed the closing share price and the respective trading volumes for New Valley’s common shares for the one-year period ending November 15, 2005. In addition, Jefferies reviewed the implied exchange ratio based on the closing trading price of Vector common stock and the common shares of New Valley for the one-year period ending November 15, 2005.

      Premiums Paid Analysis. Using publicly available information, Jefferies analyzed the premiums offered in public merger and acquisition transactions completed since January 2001 in which majority shareholders acquired the remaining minority interest in the company with transaction values between $100 million and $500 million. For these transactions, Jefferies calculated the average premium represented by the offer price over the target company’s share price for the one day, one week and four week periods prior to the transaction’s announcement and compared them to the proposed purchase price premium relative to the closing price of New Valley’s common shares for the one-day, one-week and four-week period prior to September 27, 2005. This analysis indicated the following:

	Period Prior to September 27, 2005

	One Day	One Week	Four Weeks

New Valley price per share during period	$7.45	$7.50	$7.50
Proposed purchase price per share	$10.78	$10.78	$10.78

Implied premium	44.7%	43.8%	43.8%
Premiums paid in other public transactions
Median	24.1%	27.0%	27.1%
High	96.4%	114.6%	118.8%
Low	2.7%	1.7%	-16.1%
      Balance Sheet Asset/Liability Analysis. Jefferies performed an analysis of the assets and liabilities set forth on the balance sheet of New Valley, in which it compared the book value of the assets and liabilities on New Valley’s balance sheet as of September 30, 2005 to the estimated value of such assets and liabilities as of November 15, 2005. The comparison balance sheet analysis included a valuation of the following assets and liabilities:
New Valley Balance Sheet

	Book Value	Estimated Value
	as of	as of
	9/30/2005	11/15/2005

ASSETS
Cash and Marketable Securities	$95,926,998	$95,750,000
Investment Securities Available for Sale	12,489,378	11,931,093
Other Current Assets	170,000	170,000

Total Current Assets	108,586,376	107,851,093
Investments in Real Estate:
St. Regis Hotel	6,263,000	6,263,000
Holiday Isle	—	2,500,000
Koa Hotel	(600,000)	10,672,500
Douglas Elliman	27,178,183	59,148,128

Total Investments in Real Estate	32,841,183	78,583,628

Long-Term Investments and Assets, Net	2,536,567	15,130,543
Other Assets	1,109,000	1,109,000
Pending Litigation (Westar)	—	6,241,709
Proceeds from Option Exercises	—	1,004,348
Note Receivable from Ladenburg Thalmann	—	4,742,984
Deferred Tax Assets — Unaffiliated 3rd Party Value	—	25,973,930	**

Total Asset Value	$145,073,126	$240,637,234

LIABILITIES
Accounts Payable and Accrued Liabilities	2,856,000	2,856,000
Prepetition Claims	300,000	300,000
Income Taxes	838,000	838,000
Severance	—	12,819,999	*/**
Long-Term Liabilities	2,501,000	2,501,000

Total Liabilities	$6,495,000	$19,314,999

New Valley Equity Value	$138,578,126	$221,322,235

Total Liabilities and Equity Value	$145,073,126	$240,637,234

Shares Outstanding	22,260,607	22,465,940

Implied New Valley Estimated Value Per Share	$6.23	$9.85	**
Implied Exchange Ratio	0.312	0.493
Implied New Valley Acquisition Price Per Share		$10.78
Exchange Ratio		0.540

*	Triggered upon a change of control and under other circumstances.

**	As discussed below, Jefferies also considered the additional estimated $2.02 per share of incremental value expected to be realized by Vector in the offer based on the value of New Valley’s deferred tax asset to Vector as opposed to a third party purchaser and waivers by certain members of New Valley’s senior management of any rights to severance and other benefits.

      For purposes of the balance sheet analysis, Jefferies considered or performed the following analyses with respect to the assets and liabilities of New Valley:

•	For purposes of analyzing New Valley’s marketable securities, the book value of such securities as of September 30, 2005 was compared to the closing market trading price of the securities on November 15, 2005 in order to determine the estimated value of the securities. One of New Valley’s marketable securities is Ladenburg Thalmann, of which New Valley owns 11.1 million shares at a market price of $0.51 per share as of November 15, 2005. Jefferies noted that Ladenburg Thalmann recently completed a $10.0 million private placement of its common stock at a price of $0.45 per share. In addition, Jefferies noted that the price at which New Valley would be able to sell its shares in the open market based on current trading volumes and market conditions could be lower than the current market price of the stock or the price at which the stock was sold in the recent private placement.

•	The analysis of the estimated valuation of New Valley’s interest in Koa Investors, LLC, or Koa Investors, was based on an estimated sale valuation of $105.0 million for the Koa Investors property, less the repayment of $82.0 million of outstanding indebtedness and an estimated $105,000 in transfer taxes, $1.05 million in sales commission and $500,000 in legal fees.

•	The analysis of the estimated valuation of New Valley’s interest in Douglas Elliman Realty, LLC was based on a recent offer by Prudential Real Estate Financial Services to sell its 20.59% interest in Douglas Elliman Realty for an estimated purchase price of $20.4 million at September 30, 2005 and included the value of an outstanding $9.5 million loan from New Valley to Douglas Elliman Realty.

•	The estimated value of New Valley’s existing long-term investments in Steel Partners, Ukraine Fund, 411Web.com, CIM Urban Real Estate Fund, L.P. and Amroc was based on information provided by Vector’s management, which amounts were compared to the book value of such long-term investments on New Valley’s balance sheet as of September 30, 2005.

•	For purposes of analyzing the estimated value of the pending Westar litigation, a present value calculation was performed on the $15.0 million of settlement proceeds that Vector’s management estimated would be received by New Valley in connection with the litigation. The $15.0 million of estimated settlement proceeds was reduced by Vector management’s estimates of the cost of legal expenses to be incurred through December 31, 2008. The present value calculation was performed using a discount rate of 30%, which was based on Jefferies’ assessment of potential risks associated with the actual receipt by New Valley of the settlement proceeds.

•	For purposes of analyzing the estimated value of the $6.4 million note receivable from Ladenburg Thalmann, which note Vector’s management estimates will be repaid to New Valley in installments through the fiscal year ending December 31, 2008, a present value calculation was performed using a discount rate of 25%, which was based on Jefferies’ assessment of the potential risks associated with the actual receipt by New Valley of payments of interest and principal on the note receivable.

•	The estimated present value of New Valley’s deferred tax assets, including the treatment of New Valley’s $137.5 million in net operating losses, to Vector was $58.5 million compared to $26.0 million, which was the estimated present value to an independent third party of the cumulative tax benefits of $62.4 million estimated to be utilized between 2006 and 2020, using a discount rate of 12%.

•	For purposes of this analysis, the estimated costs to be incurred by New Valley under its management severance arrangements with Messrs. LeBow, Lorber, Lampen and J. Bryant Kirkland III, in the event of an acquisition by a third party, were calculated based on the agreements currently in place with such executive officers of New Valley under the assumption that these individuals would not be retained by the acquiring company.

      Based on the foregoing balance sheet analysis, the implied equity value per common share of New Valley was estimated at $9.85 as of November 15, 2005, compared to the Implied Share Purchase Price of $10.78 per common share of New Valley. In performing this analysis, Jefferies also considered the fact that Vector’s management expects to be able to realize additional value in connection with its acquisition of the remaining common shares of New Valley that it does not already own, as compared to the estimated value of New Valley’s assets and liabilities to an independent third party as estimated above. In particular, Jefferies considered that (i) the value of New Valley’s deferred tax asset was worth approximately $32.5 million more to Vector than to a third party purchaser, resulting in an incremental value to Vector of $1.45 per share, and (ii) certain members of New Valley’s senior management had agreed to waive any rights to severance payments and other benefits of approximately $12.8 million in connection with the offer, resulting in an incremental value to Vector of $0.57 per share, and when taken together, a total incremental value to Vector of $2.02 per share.
      Discounted Cash Flow Analysis. Jefferies also performed a discounted cash flow analysis of New Valley by performing a discounted cash flow analysis of New Valley’s interest in Douglas Elliman Realty and Koa Investors, and then adding the market value of New Valley’s non-operating assets and subtracting New Valley’s non-operating liabilities. The purpose of the discounted cash flow analysis was to establish a range for the potential per share equity value of New Valley.
      First, Jefferies performed a discounted cash flow analysis of the after-tax free cash flows of Douglas Elliman Realty using projections provided by Vector’s management for the three months ended December 31, 2005 and the years ending December 31, 2006 through 2010. Jefferies discounted the projected, after-tax free cash flows through December 31, 2010 using discount rates ranging from 9.5% to 11.5%, which discount rates were based upon Douglas Elliman Realty’s weighted average cost of capital as measured by Jefferies. Jefferies then added to the present value of the after-tax free cash flows the terminal value of Douglas Elliman Realty at December 31, 2010, discounted back at the same discount rate to represent a present value. The terminal value was computed by multiplying Douglas Elliman Realty’s earnings before interest, taxes and depreciation and amortization (“EBITDA”) by a terminal EBITDA multiple for Douglas Elliman Realty ranging from 3.5x to 4.5x. Jefferies then aggregated (i) the present value of the after-tax free cash flows over the applicable projection period with (ii) the present value of the terminal value. The aggregate present value of these items represented the enterprise value of Douglas Elliman Realty. To determine the implied total equity value of Douglas Elliman Realty, Jefferies subtracted Douglas Elliman Realty’s debt from, and added back its net working capital to, the implied enterprise value for Douglas Elliman Realty. This total equity value was multiplied by New Valley’s 50% ownership stake in Douglas Elliman Realty, and the $9.5 million loan payable by Douglas Elliman Realty to New Valley was added to this amount to arrive at the estimated value of New Valley’s ownership stake in Douglas Elliman Realty. Based on the discounted cash flow analysis for Douglas Elliman Realty described above, the analysis implied an equity valuation range of $59.1 million to $76.3 million for New Valley’s 50% interest in Douglas Elliman Realty.
      Next, Jefferies performed a discounted cash flow analysis of the after-tax free cash flows of Koa Investors using projections provided by Vector’s management for the years ending December 31, 2006 through 2010. Jefferies discounted the projected, after-tax free cash flows through December 31, 2010 using discount rates ranging from 7% to 9%, which discount rates were based upon Koa Investors’ weighted average cost of capital as measured by Jefferies. Jefferies then added to the present value of the after-tax free cash flows the terminal value of Koa Investors at December 31, 2010, discounted back at the same discount rate to represent a present value. The terminal value was estimated to be a range of sale valuations for the business ranging from proceeds of $100.0 million to $110.0 million. Jefferies aggregated (i) the present value of the after-tax free cash flows over the applicable projection period with (ii) the present value of the terminal value. The aggregate present value of these items represented the enterprise value of Koa Investors. To determine the implied total equity value of Koa Investors, Jefferies subtracted Koa Investors debt from the implied enterprise value for Koa Investors and then multiplied this total equity value by New Valley’s ownership stake in Koa Investors. Based on the discounted cash flow analysis for Koa Investors described above, the analysis implied an equity valuation range of $0.0 million to $6.6 million for New Valley’s interest in Koa Investors.
      Finally, Jefferies aggregated the low, medium and high equity valuation ranges described in the discounted cash flow analyses of Douglas Elliman Realty and Koa Investors set forth above, and added the market value of the non-operating assets of New Valley and subtracted the non-operating liabilities of New Valley to determine a total implied equity value for New Valley. This discounted cash flow analysis implied an equity value range per share of $9.38 to $10.43 for New Valley, compared to the Implied Share Purchase Price of $10.78 per share based on an exchange ratio of 0.540 shares of Vector’s common stock to be issued in exchange for each outstanding common share of New Valley. In performing this analysis, Jefferies also considered the additional estimated $2.02 per share of incremental value (calculated as summarized above) that Vector’s management expects to be able to realize in connection with its acquisition of the remaining outstanding common shares of New Valley that it does not already own.

Pro Forma Financial Analysis
      Jefferies also analyzed the potential pro forma financial effect of the offer and the subsequent merger on Vector’s estimated earnings per share, or EPS, for calendar years 2005 and 2006 after giving effect to the potential cost savings that could result from the offer and the subsequent merger. Estimated data for Vector and New Valley, including estimates of potential cost savings that could result from the offer and the subsequent merger, were based on Vector management’s estimates. Based on the exchange ratio, this analysis suggested that the offer and the subsequent merger could be accretive to Vector’s estimated EPS (after giving effect to the pro forma tax savings) in calendar years 2005 and 2006. The actual results achieved by the combined company may vary from projected results and the variations may be material.
      Jefferies’ opinion was one of many factors taken into consideration by the Vector board in making its determination to approve the exchange ratio and to commence the offer and should not be considered determinative of the views of the Vector board or Vector’s management with respect to the exchange ratio or the offer.
      Jefferies was selected by the Vector board based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.
      In the ordinary course of business, Jefferies and its affiliates may trade or hold such securities of Vector or New Valley for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities. Jefferies or its affiliates have also, in the past, provided financial advisory services to Vector and certain stockholders of Vector and may continue to do so, and have received, and may receive, customary fees for such services. In addition, Jefferies or its affiliates currently are and have, in the past, provided financial advisory services to certain stockholders of New Valley and may continue to do so, and will receive, have received, and may receive, customary fees for such services. In connection with Vector’s convertible note offering in November 2004, the purchasers of the notes required Mr. LeBow to enter into an agreement granting Jefferies, as placement agent for such offering, the right, in its sole discretion, to borrow up to 3,646,518 shares of Vector common stock from Mr. LeBow or an entity affiliated with him during a 30-month period, subject to extension under various conditions, and that he agree not to dispose of such shares during this period, subject to limited exceptions. In addition, in connection with Vector’s convertible note offering in April 2005, Jefferies, as initial purchaser in such offering, entered into a similar arrangement through May 2007 with Mr. Lorber with respect to 315,000 shares of Vector common stock.
      During the past two years prior to the commencement of the offer, Vector has paid to Jefferies fees in the amount of approximately $3.9 million. In addition, pursuant to an engagement letter between Vector and Jefferies dated as of September 27, 2005, Vector has agreed to pay Jefferies $100,000 upon delivery of its opinion and previously agreed to pay Jefferies $325,000 for its services in connection with the offer. Jefferies will also be reimbursed for reasonable expenses incurred, including the fees and disbursements of Jefferies’ counsel. Vector has agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered or to be rendered by it under its engagement.
Agreements to Tender
      On November 16, 2005, we entered into agreements with several large stockholders of New Valley, who in the aggregate beneficially owned 6,287,275 New Valley common shares, representing approximately 28.2% of the outstanding New Valley common shares. Pursuant to these agreements, we agreed to increase the exchange ratio to 0.54 for all stockholders of New Valley and these stockholders agreed to, among other things, tender their common shares of New Valley into our offer for no additional consideration. These common shares, when aggregated with the approximately 57.7% of the outstanding common shares of New Valley currently owned by Vector, represent approximately 85.9% of New Valley’s outstanding common shares that are committed to the offer. These agreements to tender will terminate, among other things, upon mutual written consent of the parties or the termination of our offer without any New Valley common shares being accepted for exchange or if our offer has not been completed by December 14, 2005.
ADDITIONAL FACTORS FOR CONSIDERATION BY
NEW VALLEY STOCKHOLDERS
      In deciding whether or not to tender your common shares of New Valley, you should consider the factors set forth under “Risk Factors” beginning on page 10 and the other factors set forth in this Prospectus. While we believe the offer should be attractive to you as a New Valley stockholder, you should also consider the following matters:

•	As a stockholder of Vector, your interest in the performance and prospects of New Valley would only be indirect and in proportion to your share ownership in Vector. You therefore may not realize the same financial benefits of future appreciation in the value of New Valley, if any, that you may realize if the offer and the subsequent merger were not completed and you remain a New Valley stockholder.

•	An investment in a company of New Valley’s size may be associated with greater risk and a greater potential for gain than an investment in a much larger company like Vector.

•	As this offer has been made directly to New Valley stockholders by means of an exchange offer, Vector controls the conditions, timing and price of the offer, and has reserved the right to unilaterally modify any of the terms of the offer, except that we will not modify or waive the Registration Statement effectiveness condition, the Vector stockholder approval condition, the listing condition, and the minimum tender condition.

•	The exchange ratio reflects a value per common share of New Valley above the closing price of New Valley common shares on September 27, 2005 of $7.45 and above the highest closing price at which common shares of New Valley have closed before the announcement of the original offer, $7.63, which was reached on August 25, 2005. However, this value is below the closing price of New Valley common shares of $10.95 on November 21, 2005, the highest price at which common shares of New Valley have closed following the announcement of our offer.
      In addition to the foregoing, we are aware that on or about September 29, 2005, an individual stockholder of New Valley filed a complaint in the Delaware Court of Chancery purporting to commence a class action lawsuit against Vector, New Valley, and each of the individual directors of New Valley. On or about October 28, 2005, a separate action was filed in the Delaware Court of Chancery purporting to commence a class action lawsuit against Vector, New Valley and each of the individual directors of New Valley. In general, the complaints allege, among other things: (1) breaches of fiduciary duty by Vector,

New Valley and the members of New Valley’s board in connection with the offer and the subsequent merger; (2) that the consideration Vector is offering is inadequate; and (3) that Vector is acting to further its own interests at the expense of the holders of New Valley’s common shares. Among other remedies, the complaints seek to enjoin the offer and subsequent merger or, alternatively, damages in an unspecified amount and rescission in the event the subsequent merger occurs. On November 9, 2005, the Delaware Court of Chancery entered an order of consolidation providing that the two Delaware class action lawsuits be consolidated for all purposes. On November 15, 2005, the Delaware Chancery Court entered an order certifying a class action comprised of all persons who owned common shares of New Valley on October 20, 2005. On November 16, 2005, Vector and the plaintiff class in the Delaware consolidated class action reached an agreement to resolve the litigation. This agreement has been memorialized in a memorandum of understanding which all of the parties to the Delaware consolidated class action have signed.
      On or about September 29, 2005, a separate action was filed against the same defendants in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida. This Florida action alleges substantially similar claims and seeks substantially similar remedies to the Delaware consolidated class action. Vector believes that this lawsuit is without merit and will defend against this lawsuit. See “Certain Legal Matters and Regulatory Approvals — Stockholder Litigation” beginning on page 67 for a more detailed discussion of these lawsuits.
FINANCIAL FORECASTS
New Valley Forecasts
      It is our understanding that New Valley does not as a matter of course make public any projections as to future performance, earnings or net asset value, and the projections set forth below are included in this Prospectus only because this information was prepared by Vector and provided to Jefferies in connection with its discounted cash flow valuation of New Valley’s Douglas Elliman business and Koa Investors and are based on information received by Vector as a stockholder of New Valley. The prospective financial information was not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding the preparation of prospective financial information. The projections do not purport to present operations or financial condition in accordance with accounting principles generally accepted in the U.S. The prospective financial information included in this Prospectus has been prepared by, and is the responsibility of, Vector’s management. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this Prospectus relates to Vector’s and New Valley’s historical financial information. It does not extend to the prospective financial information and should not be read to do so. It is Vector’s belief that these projections are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by Vector and, Vector believes, by management of New Valley, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, and many of which are beyond New Valley’s control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Vector or New Valley or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.
      The projections anticipate results for the years 2006 through 2010 and do not reflect our offer and the subsequent merger. Management believes that Douglas Elliman Realty’s future earnings before interest, income taxes, depreciation and amortization, or EBITDA, and its projected cash available for distribution, net of tax distributions, in each of those years will not vary significantly from its estimated EBITDA for 2005 of $37.2 million and cash available for distribution, net of tax distributions, of $18.3 million. The projections for Douglas Elliman Realty are based on management’s assumption that Douglas Elliman Realty’s number of brokers will remain stable, any increases in operating expenses will be offset by increases in net commission income and the number of sales transactions and home prices in New York City and Long Island will remain stable. Nonetheless, the real estate market is a volatile industry and the length of the period covered by these projections makes it difficult to predict whether future results will be indicative of past performance. Accordingly, investors are cautioned not to place undue reliance on these projections. For Koa Investors, the projected net operating income for each of those years is $5.7 million, $6.0 million, $6.5 million, $7.5 million and $8.5 million, respectively; and the projected cash available for distribution net of taxes in each of those years is $3.4 million, $3.6 million, $3.9 million, $4.5 million and $5.1 million, respectively. The projections for Koa Investors are based on the property manager’s estimates of average occupancy rates in the hotel of 64%, 69%, 73%, 76% and 76% from 2006 to 2010, respectively, and increases in average daily room rates of 8%, 8%, 3% and 3% from 2006 to 2010, respectively, with costs increasing at approximately 3% per year. Management then reduced the property manager’s projections by 15%, 39%, 44%, 40% and 34% from 2006 to 2010, respectively, to reflect potential shortfalls in the operating budget. Accordingly, investors are cautioned not to place undue reliance on these projections.
      Neither Vector nor any of its affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of New Valley compared to the information contained in the projections, and to Vector’s knowledge, none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.
      For important information regarding the foregoing forward looking statements, please see “Forward-Looking Information” beginning on page 24.
Vector Forecasts
      Vector does not as a matter of course make public any projections as to future performance, earnings or net asset value and the projections set forth below are included in this Prospectus only because this information was prepared by Vector and provided to Jefferies in connection with its accretion/dilution analysis. The prospective financial information was not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding the preparation of prospective financial information. The projections do not purport to present operations or financial condition in accordance with accounting principles generally accepted in the U.S. The prospective financial information included in this Prospectus has been prepared by, and is the responsibility of, Vector’s management. PricewaterhouseCoopers LLP has neither examined nor compiled the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this Prospectus relates to Vector’s and New Valley’s historical financial information. It does not extend to the prospective financial information and should not be read to do so. Vector’s internal financial forecasts (upon which the projections provided herein were based) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions made by management of Vector with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond Vector’s control, and none of which are subject to approval by Vector. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Vector or its respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.
      The projections anticipate results for the year 2006 and do not reflect our offer and the subsequent merger. The projected revenues for that year are $581.1 million; the projected operating income for that year is $92.8 million; and the projected net income for that year is $43.1 million. The Vector projections are based on an anticipated increase in unit sales, primarily in the deep discount cigarette segment, with stable pricing, an increase of approximately 3% in selling, general and administrative expenses, and net interest expense of approximately $31.0 million.
      Neither Vector nor any of its affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Vector compared to the information contained in the projections, and to Vector’s knowledge, none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.
      For important information regarding the foregoing forward looking statements, please see “Forward-Looking Information” beginning on page 24.
UNAUDITED PRO FORMA FINANCIAL INFORMATION
      The following Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 2004 and the nine months ended September 30, 2005 and the Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2005 have been prepared to give effect to the offer and the subsequent merger. The Unaudited Pro Forma Consolidated Statements of Operations assume that the offer and the subsequent merger had been consummated as of the beginning of the periods presented and the Unaudited Pro Forma Consolidated Balance Sheet is presented as if the offer and the subsequent merger had occurred as of September 30, 2005. The unaudited pro forma financial information does not purport to be indicative of the results of operations or the financial position which would have actually been obtained if the offer and the subsequent merger had been consummated as of the beginning of the periods or the date indicated. In addition, the unaudited pro forma financial information does not purport to be indicative of results of operations or financial position which may be obtained in the future.
      The Unaudited Pro Forma Consolidated Statements of Operations do not include the realization of any cost savings from operating efficiencies and synergies that may result from the consummation of the offer and the subsequent merger.
      The unaudited pro forma financial information should be read in conjunction with Vector’s and New Valley’s historical Consolidated Financial Statements and Notes thereto contained in Vector’s and New Valley’s Annual Reports on Form 10-K for the year ended December 31, 2004, as amended, and their respective Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005.

VECTOR GROUP LTD. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
For the Nine Months Ended September 30, 2005

		Purchase
		Accounting
		Adjustments/
	Historical	Eliminations		Pro-Forma

	(Dollars in thousands, except per share amounts)
Revenues*	$342,251	$—		$342,251
Expenses:
Cost of goods sold*	202,780	—		202,780
Operating, selling, administrative and general expenses	76,485	—		76,485

Operating income	62,986	—		62,986
Other income (expenses):
Interest and dividend income	3,260	—		3,260
Interest expense	(24,155)	—		(24,155)
Gain on sale of investments, net	1,433	—		1,433
Gain from conversion of LTS notes	9,461	—		9,461
Equity loss on operations of LTS	(299)	—		(299)
Equity income from non-consolidated New Valley real estate businesses	6,202	—		6,202
Other, net	69	—		69

Income from continuing operations before income taxes and minority interests	58,957	—		58,957
Income tax expense	29,322	2,296	(B)	31,618
Minority interests	(2,403)	2,403	(C)	—

Income from continuing operations	$27,232	$107		$27,339

Per basic common share:
Income from continuing operations(A)	$0.62			$0.56

Per diluted common share:
Income from continuing operations(A)	$0.59			$0.53

*	Revenues and Cost of goods sold include excise taxes of $112,856.

VECTOR GROUP LTD. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2004

		Purchase
		Accounting
		Adjustments/
	Historical	Eliminations		Pro-Forma

	(Dollars in thousands, except per share amounts)
Revenues:
Tobacco*	$498,860	$—		$498,860
Expenses:
Cost of goods sold*	325,663	—		325,663
Operating, selling, administrative and general expenses	144,051	(4,177	)(D)	139,874
Restructuring and impairment charges	13,699	—		13,699

Operating income	15,447	4,177		19,624
Other income (expenses):
Interest and dividend income	2,563	—		2,563
Interest expense	(25,077)	—		(25,077)
Loss on extinguishment of debt	(5,333)	—		(5,333)
Gain on sale of investments, net	8,664	—		8,664
Equity income from non-consolidated New Valley real estate businesses	9,782	—		9,782
Other, net	60	—		60

Income from continuing operations before benefit for income taxes and minority interests	6,106	4,177		10,283
Benefit for income taxes	(6,960)	5,214	(B)	(1,746)
Minority interests	(9,027)	9,022	(C)	(5)

Income from continuing operations	$4,039	$7,985		$12,024

Per basic common share:
Income from continuing operations(A)	$0.09			$0.25

Per diluted common share:
Income from continuing operations(A)	$0.09			$0.24

*	Revenues and Cost of goods sold include excise taxes of $175,674.

VECTOR GROUP LTD. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS
September 30, 2005

		Purchase
		Accounting
		Adjustments/
	Historical	Eliminations		Pro-Forma

	(Dollars in thousands, except
	per share amounts)
ASSETS:
Current assets:
Cash and cash equivalents	$158,964	$—		$158,964
Investment securities available for sale	19,672	—		19,672
Accounts receivable — trade	22,373	—		22,373
Other receivables	502	—		502
Inventories	76,602	—		76,602
Deferred income taxes	3,486	—		3,486
Other current assets	9,140	—		9,140

Total current assets	290,739	—		290,739
Property, plant and equipment, net	62,615	—		62,615
Assets held for sale	2,212	—		2,212
Long-term investments, net	2,540	5,365	(G)	7,905
Investments in non-consolidated real estate businesses	33,441	18,282	(G)	51,723
Restricted assets	5,082	—		5,082
Deferred income taxes	17,937	—		17,937
Intangible asset	107,511	—		107,511
Goodwill	—	37,758	(G)	37,758
Other assets	14,330	—		14,330

Total assets	$536,407	$61,405		$597,812

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT):
Current liabilities:
Current portion of notes payable and long-term debt	$16,955	$—		$16,955
Accounts payable	9,161	—		9,161
Accrued promotional expenses	15,442	—		15,442
Accrued taxes payable, net	31,084	—		31,084
Settlement accruals	14,130	—		14,130
Tobacco quota buyout	9,975	—		9,975
Deferred income taxes	3,731	—		3,731
Accrued interest	3,643	—		3,643
Other accrued liabilities	18,555	3,750	(E),(G)	22,305

Total current liabilities	122,676	3,750		126,426
Notes payable, long-term debt and other obligations, less current portion	237,772	—		237,772
Fair value of derivatives embedded within convertible debt	40,194	—		40,194
Noncurrent employee benefits	17,760	—		17,760
Deferred income taxes	150,332	(23,753	) (F)	135,931
		9,352	(G)
Other liabilities	5,328	—		5,328
Minority interests	58,590	(58,590	) (G)	—
Commitments and contingencies	—	—		—
Stockholders’ equity (deficit):
Common stock, par value $0.10 per share	4,459	508	(G)	4,967
Additional paid-in capital	30,029	23,753	(F)	159,580
		105,798	(G)
Unearned compensation	(10,100)	—		(10,100)
Deficit	(93,175)	—		(93,175)
Accumulated other comprehensive loss	(11,138)	587	(G)	(10,551)
Less: Treasury stock, at cost	(16,320)	—		(16,320)

Total stockholders’ equity (deficit)	(96,245)	130,646		34,401

Total liabilities and stockholders’ equity (deficit)	$536,407	$61,405		$597,812

Preliminary Purchase Price and Purchase Price Allocation
      The pro forma purchase price which would have been paid to New Valley stockholders under the revised exchange ratio for the offer and the subsequent merger at November 16, 2005 (all dollars are stated in thousands, except per share amounts):

Purchase price allocated to New Valley net assets:
Number of common shares of New Valley outstanding at November 16, 2005	22,260,607
Number of common shares of New Valley outstanding at November 16, 2005 held by Vector	12,849,118

Number of common shares of New Valley outstanding at November 16, 2005 not owned by Vector	9,411,489
Exchange ratio	0.54

Number of shares of Vector common stock to be issued	5,082,204
Average closing price per share of Vector common stock for the five trading days ended November 18, 2005 (two days prior and two days subsequent to November 16, 2005)	$20.03

Fair value of Vector common stock to be issued	$101,797
Fair value of stock options to be acquired (Note H)	1,346
Transaction fees and other costs (Note E)	3,750

Total purchase price	$106,893

      The purchase price was computed using the information available on the announcement date of November 16, 2005, and reflects the Vector common stock average closing price for the five days including the announcement date and the two days prior and the two days after the announcement date. However, the actual purchase price will fluctuate with the market price of Vector’s common stock and the number of outstanding common shares of New Valley until the effective time of the offer and the subsequent merger.

      Under the purchase method of accounting, Vector will allocate the purchase price paid by Vector to the fair value of the New Valley assets acquired and liabilities assumed. The pro forma purchase price allocation is preliminary as the transaction has not yet occurred. The pro forma presentation presumes that the historical value of New Valley’s tangible assets and liabilities approximates their fair value. Additionally, the allocation of purchase price to acquired intangible assets is preliminary and subject to the final outcome of management analyses, with the assistance of valuation advisors, to be conducted as of the completion of the offer and the subsequent merger. The residual amount after preliminary allocation to identifiable intangibles of the purchase price has been allocated to goodwill. The actual amounts recorded when the offer and the subsequent merger are completed may differ materially from the pro forma amounts presented herein (in thousands):

Tangible assets acquired:
Current assets	$108,586
Long-term investments	15,242
Investments in non-consolidated real estate businesses	76,084
Other assets	1,109

Total tangible assets acquired	201,021
Adjustment to reflect Vector’s stock ownership of New Valley prior to the offer and subsequent merger	(116,039)
Liabilities assumed	(6,495)
Deferred tax liability related to acquired long-term investments and non-consolidated real estate businesses	(9,352)

Total assets acquired in excess of liabilities assumed	$69,135
Goodwill	37,758

Total purchase price	$106,893

(A)	Average Number of Common Shares of New Valley Outstanding. Both the basic and diluted average number of common shares of New Valley outstanding have been adjusted to reflect the impact of the offer and the subsequent merger by applying the 0.54 exchange ratio to amounts historically reported by New Valley.

(B)	Income Taxes. The pro forma adjustment to provision for income taxes represents the application of Vector’s and New Valley’s estimated statutory tax rates to each company’s respective share of the pro forma adjustments impacting pretax income.

(C)	Minority Interests. Under the purchase method of accounting, Vector’s historical minority interest in New Valley’s results from operations will be eliminated upon the completion of the offer and the subsequent merger.

(D)	Intercompany Transactions. To eliminate an intercompany expense and liability, net of minority interests, from Vector to New Valley related to the settlement of litigation.

(E)	Transaction Fees (in thousands). Various transaction fees and other costs, estimated to total approximately $2,000 and $1,750, have been or are expected to be incurred by Vector and New Valley, respectively, in connection with the offer and the subsequent merger and will be considered part of the purchase price (and have been reflected as such).

(F)	Elimination of Deferred Tax Liability Associated with New Valley. Under the purchase method of accounting, Vector’s deferred tax liability associated with book and tax basis differences in its investment in New Valley will be eliminated upon the completion of the offer and the subsequent merger.

(G)	Purchase Price Allocation Goodwill and Related Adjustments. Under the purchase method of accounting, the combined company will allocate the purchase price paid by Vector to the fair value of the New Valley tangible and intangible assets acquired and liabilities assumed. The combined company will also eliminate Vector’s minority interest in its investment in New Valley. The pro forma purchase price allocation is preliminary as the transaction has not yet taken place. Therefore, the pro forma presentation assumes that the historical value of New Valley’s tangible assets and liabilities approximates fair value. Additionally, the allocation of purchase price to acquired intangible assets is preliminary and subject to the final outcome of management analyses to be conducted upon the completion of the offer and subsequent merger. The residual amount of the purchase price has been allocated to goodwill. The actual amounts recorded when such merger is completed may differ materially from the pro forma amounts presented herein.

The preliminary pro forma purchase price allocation is summarized as follows (in thousands):

Excess of New Valley tangible assets acquired over liabilities assumed at November 16, 2005	$78,487
Deferred tax liability related to acquired long-term investments and non-consolidated real estate businesses	(9,352)
Goodwill	37,758

Total Purchase Price	$106,893

(H)	Fair Value of Stock Options. At the effective time of the subsequent merger, each outstanding option to purchase common shares of New Valley under New Valley’s stock plans, whether vested or unvested, will fully vest (if unvested) and will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such New Valley option, a number of shares of Vector common stock.

The fair value of the options issued to New Valley option holders represents an additional cost incurred by Vector to acquire New Valley. The aggregate fair value of these options, for the purposes of the pro forma balance sheet, was calculated using the following assumptions as inputs to the Black-Scholes option valuation formula:

Weighted average expected term (years)	0.62 - 9.52 years
Weighted average risk-free interest rate	4.36% to 4.54%
Weighted average expected volatility	25%
Weighted average per-share fair value	$6.56
Number of shares underlying options (at November 16, 2005)	205,333
Aggregate fair value — allocated to purchase price (in thousands)	1,346

These amounts are preliminary, and the actual amounts to be recorded upon completion of the offer and the subsequent merger may be significantly different than the pro forma amounts. The aggregate fair value of the stock options following the offer and the subsequent merger will fluctuate with the market price of Vector’s common stock as well as with periodic changes to the other Black-Scholes assumptions.

(I)	Reconciliation of Equity. The following table reconciles adjustments to Vector’s equity accounts (in thousands).

Equity portion of purchase price	$106,893
Elimination of deferred tax liability (Note F)	23,753

Increase to Stockholders’ Equity	$130,646

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
Vector
      Vector’s common stock is listed on the New York Stock Exchange under the symbol “VGR”. In the following table we present the high and low sales prices per share of Vector common stock, as reported in the consolidated transaction reporting system, for the quarterly periods presented below. We also present the quarterly cash dividends paid during the applicable periods.

			Cash
	High	Low	Dividends

2005:
Fourth Quarter (through Nov. 22)	$20.82	$18.67	$—
Third Quarter	20.27	17.01	.38
Second Quarter	18.78	14.29	.38
First Quarter	16.02	14.62	.38
2004:
Fourth Quarter	$16.11	$14.16	$.38
Third Quarter	15.95	13.62	.36
Second Quarter	15.71	13.20	.36
First Quarter	16.55	14.67	.36
2003:
Fourth Quarter	$15.65	$12.98	$.36
Third Quarter	15.76	12.09	.35
Second Quarter	15.59	9.47	.35
First Quarter	12.52	9.50	.35
      We paid 5% stock dividends on September 29, 2003, September 29, 2004 and September 29, 2005 to the holders of our common stock. All information presented in this Prospectus is adjusted for the stock dividends.
      The closing sale price for the shares of Vector’s common stock on November 15, 2005, the last full trading date prior to Vector’s announcement of the revised exchange ratio for our offer, was $19.97. The closing sales price on November 22, 2005, the last trading date prior to the printing of this Prospectus for which this information was practicably available, was $20.32. You are urged to obtain current market quotations.
      As of November 22, 2005, there were approximately 44,733,460 shares of Vector common stock outstanding and approximately 420 holders of record of Vector’s common stock.
      Vector Dividend Policy. The holders of shares of Vector common stock receive dividends if and when declared by our board of directors out of legally available funds. We currently pay quarterly cash dividends at a rate of $0.40 per share. We currently expect to continue to pay quarterly cash dividends at this rate on a basis consistent with our past practice following completion of the offer and the subsequent merger. However, payment of dividends is within the discretion of Vector’s board and is subject to a variety of contingencies such as market conditions, earnings and our financial condition as well as the availability of cash. No assurance can be given that we will continue to pay cash dividends on our common stock at the current rate in the future or that stock dividends will be declared in the future.
      On September 9, 2005, Vector declared a regular quarterly cash dividend of $0.40 per share and a 5% stock dividend paid on September 29, 2005 to holders of record of Vector common stock on September 20, 2005.
      A special dividend of 0.23 of a share of Ladenburg Thalmann Financial Services Inc. common stock was paid on each share of Vector common stock on March 30, 2005.

New Valley
      New Valley’s common shares are listed on The Nasdaq Stock Market under the symbol “NVAL”. The following table sets forth the high and low sales prices per common share of New Valley for the quarterly periods presented below. New Valley has not paid cash dividends since its emergence from bankruptcy proceedings in January 1995.

	High	Low

2005:
Fourth Quarter (through Nov. 22)	$10.95	$7.26
Third Quarter	10.41	6.60
Second Quarter	7.30	6.00
First Quarter	7.22	5.51
2004:
Fourth Quarter	$6.78	$4.68
Third Quarter	5.25	3.70
Second Quarter	4.69	3.66
First Quarter	4.34	4.00
2003:
Fourth Quarter	$4.44	$3.60
Third Quarter	4.53	3.71
Second Quarter	5.00	3.11
First Quarter	4.74	3.18
      The closing sale price for the common shares of New Valley on November 15, 2005, the last full trading date prior to Vector’s announcement of the offer’s revised exchange ratio, was $9.30. The closing sales price of New Valley common shares on November 22, 2005, the last trading date prior to the printing of this Prospectus for which this information was practicably available, was $10.87. You are urged to obtain current market quotations.
      As of November 22, 2005, there were 22,260,607 common shares of New Valley outstanding. Based on information received by us from New Valley, there were approximately 10,400 holders of record of New Valley’s common shares as of November 17, 2005.
      A special dividend of 0.852 of a share of Ladenburg Thalmann Financial Services Inc. common stock was paid on each common share of New Valley on March 30, 2005.
THE OFFER
      We are proposing to acquire all of the outstanding common shares of New Valley that we do not already own. We currently own 12,849,118 common shares of New Valley, representing approximately 57.7% of the outstanding common shares of New Valley.
Exchange of Common Shares of New Valley
      We are offering to exchange 0.54 of a share of Vector common stock for each outstanding common share of New Valley, upon the terms and conditions set forth in this Prospectus and the related Letter of Transmittal. We will not acquire any common shares of New Valley in the offer unless New Valley stockholders (other than Vector and its subsidiaries) have validly tendered and not properly withdrawn prior to the expiration of the offer a number of common shares of New Valley such that, after giving effect to the offer, we own at least 90% of the total number of outstanding shares of New Valley. If this minimum tender condition is satisfied, more than a majority of the minority stockholders of New Valley (i.e., stockholders unaffiliated with Vector and its subsidiaries and stockholders who are not directors or officers of New Valley) will have also validly tendered and not properly withdrawn their common shares of New Valley in our offer. We will not waive this minimum condition. As of November 22, 2005, there were 22,260,607 common shares of New Valley outstanding. Accordingly, for us to acquire any common shares of New Valley, stockholders of New Valley must, based on this information as to New Valley’s outstanding common shares, have tendered into the offer, and not withdrawn, as of the expiration of the offer, at least 7,185,429 common shares of New Valley (based on the number of outstanding common shares of New Valley as of the date of this Prospectus). These share numbers would change as a result of changes in New Valley’s share capitalization, such as through the exercise of outstanding stock options. On November 16, 2005, we entered into agreements with several large stockholders of New Valley, who in the aggregate own approximately 28.2% of the outstanding New Valley common shares, pursuant to which those stockholders agreed to tender their New Valley common shares into our offer. These common shares, when aggregated with the approximately 57.7% of the outstanding common shares of New Valley currently owned by Vector, represent approximately 85.9% of New Valley’s outstanding common shares that are committed to the offer. There are also other conditions to the offer that are described under “— Conditions of the Offer” beginning on page 64.
      If we successfully complete the offer in accordance with its terms, we would then own at least 90% of the outstanding common shares of New Valley and be permitted under Delaware law to effect a “short form” merger of one of our wholly-owned subsidiaries with New Valley without the approval of New Valley’s board or remaining stockholders. We will effect a “short form” merger of one of our wholly-owned subsidiaries with New Valley as soon as practicable after we complete the offer unless we are prevented from doing so by a court or other legal requirement. Each outstanding common share of New Valley we do not own or acquire in the offer would be converted in the subsequent merger into the right to receive 0.54 of a share of Vector common stock and cash instead of fractional shares, the same consideration per common share of New Valley you would have received if you had tendered your shares into the offer, unless you properly perfect your appraisal rights under Delaware law. See “— Purpose of the Offer; The Subsequent Merger” beginning on page 60 and “— Appraisal Rights” beginning on page 62. After completion of the subsequent merger, New Valley will be a wholly-owned subsidiary of Vector.
      When we refer to the expiration of the offer we mean 5:00 p.m., New York City time, on Friday, December 9, 2005, unless we extend the period of time for which the offer is open, in which case the offer will expire, and references to the expiration of the offer will mean, the latest time and date on which the offer is open.
      You will not receive any fractional shares of Vector common stock in the offer or the subsequent merger. Instead of any fractional share, tendering stockholders will receive cash equal to the product of that fractional share, after combining all fractional shares to which you would otherwise be entitled, and the closing price of Vector common stock as reported on the New York Stock Exchange on the last trading day before the time that the offer expires.
      If you are the record owner of your shares and you tender your shares directly to the Exchange Agent and Depositary, you will not be obligated to pay any charges or expenses of the Exchange Agent and Depositary or any brokerage commissions. If you own your shares through a broker or other nominee, and your broker or nominee tenders the shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.
      Except as otherwise provided in Instruction 6 of the Letter of Transmittal, VGR Holding will pay all stock transfer taxes with respect to the transfer of any common shares of New Valley pursuant to the offer. If, however, the consideration for any common shares of New Valley acquired in the offer is to be paid to a person other than the registered holder or holders, the amount of any stock transfer taxes (whether imposed on the registered holder or holders, such other person or otherwise) payable on account of the transfer to such other person must be paid by the person tendering the common shares of New Valley unless evidence satisfactory to VGR Holding of the payment of such taxes, or exemption therefrom, is submitted.

Timing of the Offer
      We commenced the offer on October 20, 2005, the date of distribution of the prospectus distributed with the original offer. This revised offer is scheduled to expire at 5:00 p.m., New York City time, on Friday, December 9, 2005, unless we extend the offer. All references to the expiration of the offer shall mean such time and date as extended.
Extension, Termination and Amendment
      We expressly reserve the right, in our sole discretion, to extend, on one or more occasions, the period of time during which the offer remains open, and we can do so by giving oral or written notice of extension to the Exchange Agent and Depositary. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration. We are not making any assurances that we will exercise our right to extend our offer. During any extension, all common shares of New Valley previously tendered and not properly withdrawn will remain deposited with the Exchange Agent and Depositary, subject to your right to withdraw your common shares of New Valley as described below under “— Withdrawal Rights” beginning on page 56.
      Subject to the SEC’s applicable rules and regulations, we reserve the right, in our sole discretion, to delay, on one or more occasions, our acceptance for exchange of common shares of New Valley pursuant to our offer. We also reserve the right to terminate our offer and not accept for exchange any common shares of New Valley, upon the failure of any of the conditions of the offer to be satisfied or, where permissible, waived, or otherwise to amend the offer in any respect (except as described below), by giving oral or written notice of delay, termination or amendment to the Exchange Agent and Depositary and by making a public announcement.
      We will follow any extension, delay, termination or amendment, as promptly as practicable, with a public announcement. Subject to applicable law, including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of the change, and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service.
      We expressly reserve the right to modify, on one or more occasions, the terms and conditions of the offer, except that we will not modify or waive the Registration Statement effectiveness condition, the Vector stockholder approval condition, the listing condition, and the minimum tender condition.
      If we make a material change in the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act.
Delivery of Vector Common Stock
      Upon the terms and subject to the conditions of the offer, including, if the offer is extended or amended, the terms and conditions of the extension or amendment, we will accept for exchange common shares of New Valley validly tendered and not properly withdrawn promptly after the expiration of the offer and will exchange Vector common stock and cash instead of fractional shares for the tendered common shares of New Valley as soon as practicable afterwards. In all cases, exchange of common shares of New Valley tendered and accepted for exchange pursuant to the offer will be made only if the Exchange Agent and Depositary timely receives (1) certificates for those common shares of New Valley, or a timely confirmation of a book-entry transfer of those common shares of New Valley in the Exchange Agent and Depositary’s account at The Depository Trust Company, or DTC, and a properly completed and duly executed Letter of Transmittal or a duly executed copy thereof, and any other required documents; or (2) a timely confirmation of a book-entry transfer of those common shares of New Valley in the

Exchange Agent and Depositary’s account at DTC, together with an “agent’s message” as described below under “— Procedure for Tendering Shares”.
      For purposes of the offer, we will be deemed to have accepted for exchange common shares of New Valley validly tendered and not properly withdrawn when, as and if we notify the Exchange Agent and Depositary of our acceptance of the tender of those common shares of New Valley pursuant to the offer. The Exchange Agent and Depositary will deliver shares of Vector common stock in exchange for common shares of New Valley pursuant to the offer and cash instead of a fraction of a share of Vector common stock as soon as practicable after receipt of our notice. The Exchange Agent and Depositary will act as agent for tendering New Valley stockholders for the purpose of receiving Vector common stock and cash to be paid instead of a fraction of a share of Vector common stock and transmitting the stock and cash to you. You will not receive any interest on any cash that we pay you, even if there is a delay in making the exchange.
      If we do not accept common shares of New Valley for exchange pursuant to the offer or if certificates are submitted for more common shares of New Valley than are tendered into the offer, we will return certificates for these unexchanged common shares of New Valley without expense to the tendering stockholder. If we do not accept common shares of New Valley for exchange pursuant to the offer, common shares of New Valley tendered by book-entry transfer into the Exchange Agent and Depositary’s account at DTC pursuant to the procedures set forth below under “— Procedure for Tendering Shares”, will be credited to the account maintained with DTC from which those shares were originally transferred, as soon as practicable following expiration or termination of the offer.
Cash Instead of Fractional Shares of Vector Common Stock
      We will not issue any fraction of a share of Vector common stock pursuant to the offer or the subsequent merger. Instead, each tendering stockholder who would otherwise be entitled to a fraction of a share of Vector common stock, after combining all fractional shares to which the stockholder would otherwise be entitled, will receive cash in an amount equal to the product obtained by multiplying (1) the fraction of a share of Vector common stock after combining all fractional shares to which the holder would otherwise be entitled by (2) the closing price of Vector common stock as reported on the New York Stock Exchange on the last trading day before the time that the offer expires.
Procedure for Tendering Common Shares
      For you to validly tender common shares of New Valley into our offer, you must do one of the following:

•	Deliver certificates for your shares, a properly completed and duly executed Letter of Transmittal or a duly executed copy thereof, along with any other required documents, to the Exchange Agent and Depositary at one of its addresses set forth on the back cover of this Prospectus prior to the expiration of the offer;

•	Arrange for a book-entry transfer of your shares to be made to the Exchange Agent and Depositary’s account at DTC and receipt by the Exchange Agent and Depositary of a confirmation of this transfer prior to the expiration of the offer, and the delivery of a properly completed and duly executed Letter of Transmittal or a duly executed copy thereof, and any other required documents to the Exchange Agent and Depositary at one of its addresses set forth on the back cover of this Prospectus prior to the expiration of the offer; or

•	Arrange for a book-entry transfer of your shares to the Exchange Agent and Depositary’s account at DTC and receipt by the Exchange Agent and Depositary of confirmation of this transfer, including an “agent’s message”, prior to the expiration of the offer.
      These deliveries and arrangements must be made before the expiration of the offer. Common shares of New Valley validly tendered and not properly withdrawn in connection with our offer commenced on

October 20, 2005 will automatically be considered tendered into this revised offer. Tenders by Notice of Guaranteed Delivery will not be accepted.
      The term “agent’s message” means a message, transmitted by DTC to, and received by, the Exchange Agent and Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the common shares of New Valley which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.
      The Exchange Agent and Depositary has established an account with respect to the common shares of New Valley at DTC for purposes of the offer, and any financial institution that is a participant in DTC may make book-entry delivery of the common shares of New Valley by causing DTC to transfer these common shares of New Valley into the Exchange Agent and Depositary’s account in accordance with DTC’s procedure for the transfer. For a tender made by transfer of common shares of New Valley through book-entry delivery at DTC to be valid, the Exchange Agent and Depositary must receive a book-entry confirmation of transfer and either a duly executed Letter of Transmittal or a duly executed copy thereof, along with any other required documents at one of its addresses set forth on the back cover of this Prospectus by the expiration date of the offer, or an agent’s message as part of the book-entry confirmation.
      Signatures on all Letters of Transmittal must be guaranteed by an eligible institution, except in cases in which common shares of New Valley are tendered either by a registered holder of common shares of New Valley who has not completed the box entitled “Special Delivery Instructions” on the Letter of Transmittal or for the account of an eligible institution. By “eligible institution”, we mean a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agent’s Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other “eligible guarantor institution”, as that term is defined in Rule 17Ad-15 under the Exchange Act.
      If the certificates for common shares of New Valley are registered in the name of a person other than the person who signs the Letter of Transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner described above.
      The method of delivery of certificates representing common shares of New Valley and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the Exchange Agent and Depositary. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.
Withdrawal Rights
      You may withdraw common shares of New Valley that you tender pursuant to the offer at any time before the expiration of the offer. After the expiration of the offer, tenders are irrevocable. However, if we have not accepted tendered shares for exchange by Saturday, December 17, 2005, you may withdraw tendered shares at any time thereafter prior to their acceptance for exchange.
      For your withdrawal to be effective, the Exchange Agent and Depositary must receive from you a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this Prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of common shares of New Valley to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those common shares of New Valley. If common shares of New Valley have been tendered pursuant to the procedures for book-entry tender discussed above under “— Procedure for Tendering Shares”, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn common shares of New Valley and must otherwise comply with DTC’s procedures. If certificates have been delivered or otherwise identified to the Exchange Agent and Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the common shares of New Valley withdrawn must also be furnished to the Exchange Agent and Depositary, as stated above, prior to the physical release of the certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision will be final and binding.
      An eligible institution must guarantee all signatures on the notice of withdrawal unless the common shares of New Valley have been tendered for the account of an eligible institution.
      None of Vector, VGR Holding, the Exchange Agent and Depositary, the Information Agent, the Dealer Manager, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any common shares of New Valley that you properly withdraw will be deemed not to have been validly tendered for purposes of the offer. However, you may retender withdrawn common shares of New Valley by following one of the procedures discussed under “— Procedure for Tendering Shares” beginning on page 55 at any time before the expiration of the offer.
Effect of a Tender of Common Shares
      By executing a Letter of Transmittal, you will agree and acknowledge that our acceptance for exchange of common shares of New Valley you tender in the offer will, without any further action, revoke any prior powers of attorney and proxies that you may have granted in respect of those shares and you will not grant any subsequent proxies and, if any are granted, they will not be deemed effective. We reserve the right to require that, in order for common shares of New Valley to be validly tendered, we must be able to exercise full voting, consent and other rights with respect to those common shares of New Valley immediately upon our acceptance of those common shares of New Valley for exchange.
      We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of common shares of New Valley, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of common shares of New Valley that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. No tender of common shares of New Valley will be deemed to have been validly made until all defects and irregularities in tenders of those shares have been cured or waived. None of Vector, VGR Holding, the Exchange Agent and Depositary, the Information Agent, the Dealer Manager, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any common shares of New Valley or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer, including the Letter of Transmittal and instructions, will be final and binding.
      The tender of common shares of New Valley pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms and subject to the conditions of the offer.
Material U.S. Federal Income Tax Consequences
      The following description constitutes the opinion of Milbank, Tweed, Hadley & McCloy LLP, our counsel (“Counsel”), as to the material United States federal income tax consequences for New Valley stockholders of the offer and the subsequent merger. It is based upon the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), regulations under the Code, and court and administrative rulings and decisions in effect on the date of this Prospectus, all of which are subject to change, possibly retroactively. Any change could affect the continuing validity of the tax consequences described in this Prospectus. We have not requested and will not request an advance ruling from the Internal Revenue Service as to the tax consequences of the offer and the subsequent merger. This description is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described below.
      The description applies only to New Valley stockholders who are U.S. persons. For purposes of this description, the term “U.S. person” means:

•	an individual who is a U.S. citizen or a U.S. resident alien;

•	a corporation created or organized under the laws of the United States or any State;

•	a trust where (1) a U.S. court is able to exercise primary supervision over the administration of the trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	an estate that is subject to U.S. tax on its worldwide income from all sources.
      Our description is not a comprehensive description of all the tax consequences that may be relevant to you. It applies only to New Valley stockholders who hold their common shares of New Valley as a capital asset. No attempt has been made to address all United States federal income tax consequences that may be relevant to a particular New Valley stockholder in light of the stockholder’s individual circumstances or to New Valley stockholders who are subject to special treatment under the United States federal income tax laws, such as:

•	banks, insurance companies and financial institutions;

•	tax-exempt organizations;

•	mutual funds;

•	persons that have a functional currency other than the U.S. dollar;

•	investors in pass-through entities;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	dealers in securities or foreign currencies;

•	New Valley stockholders who received their common shares of New Valley through the exercise of options, or otherwise as compensation or through a tax-qualified retirement plan or who are entitled to require New Valley to purchase their common shares of New Valley pursuant to an agreement with New Valley;

•	holders of options granted by New Valley;

•	New Valley stockholders who are not U.S. persons; and

•	New Valley stockholders who hold common shares of New Valley as part of a hedge, straddle, constructive sale or conversion transaction.
      This description does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, and it does not address any federal tax consequences other than federal income tax consequences. It does not address the tax consequences of any transaction other than the offer and the subsequent merger. Accordingly, each New Valley stockholder is strongly urged to consult with a tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the offer and the subsequent merger to the stockholder.
      The tax consequences of the offer and subsequent merger will depend on, among other things, the occurrence of the following events in the following manner and order (the “Transactions”):

(1)	prior to consummation of the offer, VGR converts into a Delaware limited liability company (“VGR LLC”);

(2)	VGR LLC consummates the offer in the manner described herein;

(3)	immediately after step (2), VGR LLC distributes all of the New Valley common shares that it owns to Vector;

(4)	immediately after step (3), Vector contributes the New Valley common shares received from VGR LLC to a newly formed wholly-owned Vector corporate subsidiary (“MergerCo”) in exchange for MergerCo stock;

(5)	as soon as practical after step (4), MergerCo will effect the subsequent “short form” merger by merging New Valley into MergerCo, with MergerCo surviving, pursuant to which the holders of New Valley common shares other than MergerCo will receive Vector common stock in consideration for their New Valley common shares as described under “The Offer — Purpose of the Offer; the Subsequent Merger”; and

(6)	immediately after step (5), MergerCo merges into a newly formed wholly-owed Vector subsidiary that is organized as a Delaware limited liability company taxed as an entity disregarded from Vector, with the limited liability company surviving.
      If the Transactions occur in the manner and in the order described above, and subject to the accuracy of certain representations and covenants to be made by Vector and New Valley in certificates of officers of Vector and New Valley provided to Counsel as of the expiration of the offer, the offer and subsequent merger, taken together with the remainder of the Transactions, will constitute a reorganization within the meaning of Section 368(a) of the Code and the Vector common stock received by New Valley stockholders in the offer and subsequent merger in consideration for their New Valley common shares will be treated as received in a reorganization. As soon as practicable following consummation of the offer, Vector will effect steps (3) through (6) of the Transactions unless Vector is prevented from doing so by a court or other legal requirement.
      If the Transactions do not occur in the order described above or the representations and covenants provided to Counsel are inaccurate or for other reasons, the Transactions may not qualify as a reorganization. We note that certain steps in the Transactions will occur after the consummation of the offer and that such steps may not occur for reasons beyond Vector’s control. See below for a discussion of the tax consequences associated with the receipt of Vector common stock for New Valley common shares in the offer and subsequent merger if such Vector common stock is not treated as received in a reorganization.
      Assuming the Vector common stock issued pursuant to the offer and the subsequent merger is treated as received in a reorganization within the meaning of Section 368(a) of the Code, then, in general:

•	New Valley stockholders will not recognize any gain or loss on the exchange of common shares of New Valley for Vector common stock in the offer and the subsequent merger, except with respect to cash, if any, they receive instead of fractional shares of Vector common stock;

•	the aggregate tax basis to a New Valley stockholder of the Vector common stock received in exchange for common shares of New Valley pursuant to the offer or the subsequent merger will equal the New Valley stockholder’s aggregate tax basis in the common shares of New Valley surrendered, decreased by the amount of any tax basis allocable to any fractional share interest in Vector common stock for which cash is received;

•	the holding period of a New Valley stockholder for the Vector common stock received pursuant to the offer or the subsequent merger will include the holding period of the common shares of New Valley surrendered in exchange; and

•	a New Valley stockholder who receives cash instead of a fractional share of Vector common stock pursuant to the offer or the subsequent merger will recognize gain or loss on the exchange in an amount equal to the difference between the amount of cash received and the basis of the common shares of New Valley allocable to the fractional share. The gain or loss generally will constitute capital gain or loss. Capital gain or loss will generally be long-term capital gain or loss if the New Valley stockholder has held the New Valley common shares for more than one year. Non-corporate taxpayers are subject to a reduced tax rate (currently a maximum 15% rate) on their long-term capital gains. The deductibility of capital losses is subject to limitations for both individuals and corporations.

      A New Valley stockholder who receives cash for all its common shares of New Valley pursuant to the exercise of appraisal rights generally will recognize gain or loss equal to the difference between the tax basis of the common shares of New Valley surrendered and the amount of cash received, except that any cash received that is or is deemed to be interest for federal income tax purposes will be taxed as ordinary income. A stockholder receiving cash pursuant to the exercise of appraisal rights may be required to recognize gain or loss in the year the subsequent merger closes, irrespective of whether the stockholder actually receives payment for its common shares of New Valley in that year.
      If the exchange of common shares of New Valley for Vector common stock in the offer and the subsequent merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then a New Valley stockholder who receives shares of Vector common stock in exchange for the New Valley stockholder’s shares will generally recognize taxable gain or loss on the exchange. Such gain would generally equal the excess, if any, of the fair market value of the Vector common stock received for a common share of New Valley over the New Valley stockholder’s tax basis in the common share of New Valley surrendered. New Valley stockholders who have a tax basis in a common share of New Valley that exceeds the fair market value of the Vector common stock received in exchange for such common share of New Valley should recognize a loss. The gain or loss generally will constitute capital gain or loss. Capital gain or loss will generally be long-term capital gain or loss if the New Valley stockholder has held the New Valley common shares for more than one year. Non-corporate taxpayers are subject to a reduced tax rate (currently a maximum 15% rate) on their long-term capital gains. The deductibility of capital losses is subject to limitations for both individuals and corporations. A former New Valley stockholder’s tax basis in Vector common stock received in a transaction that does not qualify as a reorganization will equal the fair market value of the Vector common stock as of the date of the exchange and the holder’s holding period for the Vector common stock will begin on the day after the date of the exchange.
      Tax matters are very complicated, and the tax consequences of the offer and the subsequent merger to each New Valley stockholder will depend on the facts of that stockholder’s particular situation. You are urged to consult your own tax advisors regarding the specific tax consequences of the offer and the subsequent merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed changes in the tax laws.
Purpose of the Offer; The Subsequent Merger
      We are proposing to acquire all of the outstanding common shares of New Valley that we do not own. We currently own 12,849,118 common shares of New Valley which represent approximately 57.7% of the outstanding shares. We are offering to exchange 0.54 of a share of Vector common stock for each outstanding common share of New Valley which is validly tendered and not properly withdrawn prior to the expiration of the offer, upon the terms and conditions set forth in this Prospectus and the related Letter of Transmittal. We will not acquire any shares of New Valley in the offer unless New Valley stockholders (other than Vector and its subsidiaries) have tendered into this offer, and not withdrawn, as of the expiration of the offer, a number of common shares of New Valley such that, after giving effect to the offer, we own at least 90% of the total number of outstanding common shares of New Valley. If this minimum tender condition is satisfied, more than a majority of the minority stockholders (i.e., stockholders unaffiliated with Vector and its subsidiaries and stockholders who are not directors or officers of New Valley) will have also validly tendered and not properly withdrawn their common shares of New Valley in our offer. We will not waive this minimum tender condition. As of November 22, 2005, there were 22,260,607 common shares of New Valley outstanding. Accordingly, for us to acquire any common shares of New Valley, New Valley stockholders, other than Vector or its subsidiaries must, in order for us to satisfy the 90% minimum tender condition, have tendered into the offer, and not withdrawn, as of the expiration of the offer, at least 7,185,429 common shares of New Valley (based on the number of outstanding common shares of New Valley as of the date of this Prospectus). These share numbers would change as a result of changes in New Valley’s share capitalization, such as through the exercise of outstanding stock options. On November 16, 2005, we entered into agreements with several large stockholders of New Valley, who in the aggregate own approximately 28.2% of the outstanding New Valley common shares, pursuant to which those stockholders agreed to tender their New Valley common shares into our offer. These common shares, when aggregated with the approximately 57.7% of the outstanding common shares of New Valley currently owned by Vector, represent approximately 85.9% of New Valley’s outstanding common shares that are committed to the offer. There are also other conditions to the offer that are described under “— Conditions of the Offer” beginning on page 64.
      Upon successful completion of the offer, we would own more than 90% of the outstanding common shares of New Valley, and we would be permitted under Delaware law to effect a “short form” merger of one of our wholly-owned subsidiaries with New Valley without the approval of New Valley’s board or remaining stockholders. In that case, we will effect a “short form” merger of one of our wholly-owned subsidiaries with New Valley as soon as practicable after we complete the offer unless we are prevented from doing so by a court or other legal requirement. Each outstanding share which we do not own or acquire in the offer would be converted in the subsequent merger into the right to receive 0.54 of a share of Vector common stock and cash instead of fractional shares. Accordingly, if you do not tender your shares and we effect the “short form” merger, you will receive the same consideration per common share of New Valley you would have received if you had tendered your shares into the offer, unless you properly perfect your appraisal rights under Delaware law. See “— Appraisal Rights” beginning on page 62. After completion of the subsequent merger, New Valley will be a wholly-owned subsidiary of Vector.
      If we successfully complete the offer but are not able to complete promptly the “short form” merger, New Valley’s common shares not tendered into the offer would remain outstanding until we are able to effect such a merger, if ever. In these circumstances, the liquidity of and market for those remaining publicly held common shares of New Valley, and the rights of the holders of those shares, could be adversely affected. New Valley’s common shares are currently listed on The Nasdaq Stock Market. Depending upon the number of common shares of New Valley purchased in the offer, New Valley’s common shares may no longer meet the requirements for continued listing and may be delisted from The Nasdaq Stock Market. It is possible that New Valley’s common shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for New Valley’s common shares and the availability of these quotations would depend, however, upon the number of holders of New Valley’s common shares remaining at that time, the interests in maintaining a market in New Valley’s common shares on the part of securities firms, the possible termination of registration of New Valley’s common shares under the Exchange Act, as described below, and other factors.
      New Valley’s common shares are currently registered under the Exchange Act. This registration may be terminated upon application of New Valley to the SEC if the shares are no longer listed on a securities exchange and there are fewer than 300 holders of record of New Valley common shares. Based on information received by us from New Valley, there were approximately 10,400 holders of record of New Valley’s common shares as of November 17, 2005. The termination of the registration of New Valley’s common shares under the Exchange Act would substantially reduce the information required to be furnished by New Valley to its stockholders and to the SEC. It would also make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings, the related requirement of an annual report to stockholders, and the requirements of SEC Rule 13e-3 with respect to going private transactions, no longer applicable.
      Common shares of New Valley are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System. This has the effect of allowing brokers to extend credit on common shares of New Valley as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible that New Valley’s common shares would no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations. If registration of New Valley’s common shares under the Exchange Act is terminated, common shares of New Valley would no longer be “margin securities”.

Appraisal Rights
      Under Delaware law, New Valley stockholders do not have appraisal rights in connection with the offer. If the offer is successfully completed, holders of New Valley common shares who (1) do not tender their shares into the offer and hold common shares at the effective time of the subsequent “short form” merger, (2) do not wish to accept the consideration provided for in that merger and (3) comply with the procedures provided for in Section 262 of the Delaware General Corporation Law, or the DGCL, will be entitled to have their common shares of New Valley appraised by the Delaware Court of Chancery and to receive a payment in cash of the “fair value” of those shares as determined by the Court. The following summarizes provisions of Section 262 of the DGCL regarding appraisal rights that would be applicable in connection with the subsequent merger, which will be effected as a merger of a wholly-owned subsidiary of Vector with New Valley. This discussion is qualified in its entirety by reference to Section 262 of the DGCL. A copy of Section 262 is attached to this Prospectus as Annex C. If you fail to take any action required by Delaware law, your rights to an appraisal in connection with the subsequent merger will be waived or terminated.

Notification of Merger’s Effective Time:
      Within ten days after the effective time of the subsequent merger, New Valley will send notice of the effective time of such merger and the availability of appraisal rights to each holder of its common shares.

Electing Appraisal Rights:
      To exercise appraisal rights, the record holder of New Valley’s common shares must, within 20 days after the date New Valley mails the notice referred to in the prior paragraph, deliver a written demand for appraisal to New Valley. This demand must reasonably inform New Valley of the identity of the holder of record and that the stockholder demands appraisal of his, her or its common shares of New Valley.
      A demand for appraisal must be delivered to: Corporate Secretary, New Valley Corporation, 100 S.E. Second Street, Miami, Florida 33131.

Only Record Holders May Demand Appraisal Rights:
      Only a record holder of New Valley’s common shares is entitled to demand appraisal rights. The demand must be executed by or for the record holder, fully and correctly, as the holder’s name appears on the holder’s stock certificates.

•	If common shares of New Valley are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

•	If common shares of New Valley are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

•	An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

•	A holder of record, such as a broker, who holds New Valley’s common shares as nominee for a beneficial owner, may exercise a holder’s right of appraisal with respect to New Valley’s common shares held for all or less than all of those beneficial owners’ interest. In that case, the written demand should set forth the number of common shares of New Valley covered by the demand. If no number of shares is expressly mentioned, the demand will be presumed to cover all of New Valley’s common shares standing in the name of the record holder. New Valley stockholders who hold their shares in brokerage accounts or through any other nominee and wish to exercise appraisal rights should consult their brokers or other nominees to determine the procedures they must follow in order for their brokers and other nominees to exercise appraisal rights in respect of their common shares of New Valley.

Court Petition Must Be Filed:
      Within 120 days after the effective time of the subsequent merger, New Valley or any stockholder who has satisfied the foregoing conditions may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of New Valley’s common shares. Neither Vector nor New Valley will have any obligation to file such a petition. Stockholders seeking to exercise appraisal rights should initiate all necessary action to perfect their rights within the time periods prescribed by Delaware law.
      Within 120 days after the effective time of the subsequent merger, any stockholder who has complied with the requirements under Section 262 of the DGCL for exercise of appraisal rights may make a written request to receive from New Valley a statement of the total number of common shares of New Valley with respect to which demands for appraisal have been received and the total number of holders of these shares. New Valley will be required to mail these statements within ten days after it receives a written request.

Appraisal Proceeding by Delaware Court:
      If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine which of the stockholders are entitled to appraisal rights. The Court will appraise the common shares owned by the stockholders and determine their fair value. In determining fair value, the Court may consider a number of factors including market values of New Valley’s stock, asset values and other generally accepted valuation considerations, but will exclude any element of value arising from the accomplishment or expectation of the subsequent merger. The Court will also determine the amount of interest, if any, to be paid upon the value of the common shares to the stockholders entitled to appraisal.
      The value determined by the Court for New Valley’s common shares could be more than, less than, or the same as the subsequent merger consideration, but the form of the consideration payable as a result of the appraisal proceeding would be cash. The Court may determine the costs of the appraisal proceeding and allocate them to the parties as the Court determines to be equitable under the circumstances. The Court may also order that all or a portion of any stockholder’s expenses incurred in connection with an appraisal proceeding, including reasonable attorneys’ fees and expenses and reasonable fees and expenses of experts utilized in the appraisal proceeding, be charged, on a pro rata basis, against the value of all of New Valley’s common shares entitled to appraisal.

Effect of Appraisal Demand on Voting and Right to Dividends; Tax Consequences:
      Any stockholder who has duly demanded an appraisal in compliance with Delaware law will not, after the effective time of the subsequent merger, be entitled to vote the shares subject to the demand for any purpose. The shares subject to the demand will not be entitled to dividends or other distributions, other than those payable or deemed to be payable to stockholders of record as of a date prior to the effective time of the subsequent merger. We describe above under “— Material U.S. Federal Income Tax Consequences”, beginning on page 57, the tax consequences to a New Valley stockholder who receives cash for his or her common shares of New Valley pursuant to the exercise of appraisal rights.

Loss, Waiver or Withdrawal of Appraisal Rights:
      Holders of New Valley’s common shares will lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the subsequent merger. A stockholder will also lose the right to an appraisal by delivering to New Valley a written withdrawal of the stockholder’s demand for an appraisal. Any attempt to withdraw that is made more than 60 days after the effective time of the subsequent merger requires New Valley’s written approval. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a stockholder will be entitled to receive the consideration otherwise payable pursuant to the subsequent merger, without interest. The number of shares of Vector common stock, and cash instead of a fraction of a share of Vector common stock, delivered to such stockholder will be based on the same exchange ratio utilized in the subsequent merger, regardless of the market price of shares of Vector’s common stock at the time of delivery.

Dismissal of Appraisal Proceeding:
      If an appraisal proceeding is timely instituted, this proceeding may not be dismissed as to any stockholder who has perfected a right of appraisal without the approval of the Court.
Conditions of the Offer
      The offer is subject to a number of conditions, which we describe below. Notwithstanding any other provision of the offer, we will not be required to accept for exchange or exchange any shares, may postpone the acceptance for exchange or exchange of tendered shares, and may, in our sole discretion, terminate or amend the offer as to any shares not then exchanged if any of these conditions are not satisfied or, where permissible, waived before or as of the expiration of the offer. If any of these conditions is not satisfied or, where permissible, waived before or as of the scheduled expiration of the offer, we may choose to extend the expiration of the offer or terminate the offer.

Minimum Condition:
      There must be validly tendered and not properly withdrawn prior to the expiration of the offer a number of common shares of New Valley such that, after giving effect to the offer, we own at least 90% of the total number of outstanding common shares of New Valley. If this minimum tender condition is satisfied, more than a majority of the minority stockholders (i.e., stockholders unaffiliated with Vector and its subsidiaries and stockholders who are not directors or officers of New Valley) will have also validly tendered and not properly withdrawn their common shares of New Valley in our offer. We will not waive this minimum tender condition. As of November 22, 2005, there were 22,260,607 common shares of New Valley outstanding. Accordingly, for us to acquire any common shares of New Valley, stockholders of New Valley must have tendered into the offer, and not have withdrawn, as of the expiration of the offer, at least 7,185,429 common shares of New Valley (based on the number of outstanding common shares of New Valley as of the date of this Prospectus). On November 16, 2005, we entered into agreements with several large stockholders of New Valley, who in the aggregate own approximately 28.2% of the outstanding New Valley common shares, pursuant to which those stockholders agreed to tender their New Valley common shares into our offer. These common shares, when aggregated with the approximately 57.7% of the outstanding common shares of New Valley currently owned by Vector, represent approximately 85.9% of New Valley’s outstanding common shares that are committed to the offer. These share numbers would change as a result of changes in New Valley’s share capitalization, such as through exercise of outstanding options.

Registration Statement Effectiveness Condition:
      The Registration Statement on Form S-4 of which this Prospectus is a part must have become effective under the Securities Act and not be the subject of any stop order or proceedings seeking a stop order. We will not waive this Registration Statement effectiveness condition.

Vector Stockholder Approval:
      In accordance with listing requirements of the New York Stock Exchange, the issuance of Vector common stock in the offer and the subsequent merger must have been approved by Vector stockholders entitled to vote thereon at a special meeting of such stockholders currently scheduled for December 8, 2005, or any adjournments thereof. Pursuant to the New York Stock Exchange listing requirements, an affirmative vote of the majority of the votes cast (provided that the total vote cast for the proposed issuance represents over 50% in interest of all of the shares of Vector common stock entitled to vote thereon) regarding the proposed issuance is required for approval of the proposed issuance of Vector common stock pursuant to the offer and subsequent merger. The directors and officers of Vector, who in the aggregate represent 29.3% of the outstanding Vector common stock, have already indicated their intention to vote in favor of this issuance. We will not waive this Vector stockholder approval condition.

Listing Condition:
      The Vector common stock issuable in the offer and the subsequent merger must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. We will not waive this listing condition.
          Tax Opinion Condition:
      Our special counsel, Milbank, Tweed, Hadley & McCloy LLP, shall have provided us with its opinion that, on the basis of the facts, representations and assumptions set forth in such opinion and in certificates of officers of Vector and New Valley provided in connection with the issuance of such opinion, the receipt of Vector common stock by New Valley stockholders in the offer and subsequent merger will be treated for federal income tax purposes as received in a reorganization within the meaning of Section 368(a) of the Code. We will not waive this tax opinion condition.

Additional Conditions:
      In addition, we will not be required to accept shares of New Valley for exchange or exchange any shares, may postpone the acceptance for exchange or exchange of any shares and may choose to extend the expiration of the offer or to terminate the offer if any of the following occurs and is continuing as of the expiration of the offer:

•	there shall be threatened, instituted or pending any action, proceeding or application by or before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign (other than the New Valley stockholder litigations described under “Certain Legal Matters and Regulatory Approvals — Stockholder Litigation” beginning on page 67);

•	which challenges the acquisition by us of the common shares of New Valley, seeks to restrain, delay or prohibit the consummation of the offer or the transactions contemplated by the offer or any subsequent merger or seeks to obtain any material damages or otherwise, directly or indirectly, relates to the transactions contemplated by the offer or subsequent merger;

•	which seeks to prohibit or impose material limitations on our acquisition, ownership or operation of all or any portion of our or New Valley’s business or assets (including the business or assets of their respective affiliates and subsidiaries) or of the common shares of New Valley (including, without limitation, the right to vote the shares purchased by us, on an equal basis with all other shares, on all matters presented to the stockholders of New Valley), or seeks to compel us to dispose of or hold separate all or any portion of our or New Valley’s business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the offer or any subsequent merger;

•	which may reasonably be expected to materially and adversely affect New Valley or us, or any of our respective affiliates or subsidiaries (which we refer to as a “Material Adverse Effect”), or result in a material diminution in the value of the common shares of New Valley or common stock of Vector or the benefits expected to be derived by us, as described under “Background and Reasons for the Offer and Subsequent Merger — Key Factors Motivating the Offer” beginning on page 25, “Background and Reasons for the Offer and Subsequent Merger — Vector Board’s September 27, 2005 Decision to Commence the Offer” beginning on page 26, and “Background and Reasons for the Offer and Subsequent Merger — Vector Board’s November 16, 2005 Decision to Increase the Exchange Ratio” beginning on page 31, as a result of the transactions contemplated by the offer or any subsequent merger (which we refer to as a “Material Diminution in Value”); or

•	which seeks to impose any condition to the offer unacceptable to us; or

•	there shall have occurred any material development in the New Valley stockholder litigations, described under “Certain Legal Matters and Regulatory Approvals — Stockholder Litigation” beginning on page 67, that is adverse to the defendants in those litigations; or

•	any statute, including without limitation, any state anti-takeover statute, rule, regulation or order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable or asserted to be applicable to the offer or any subsequent merger or the transactions contemplated by the offer or subsequent merger that may, directly or indirectly, reasonably be expected to result in any of the consequences referred to in the 1st through 4th sub-bullets of the initial bullet paragraph under “Additional Conditions” immediately above, including any determination or assertion by any governmental authority that a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, is required; or

•	any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened that has had or may reasonably be expected to have a materially adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of New Valley or any of its subsidiaries, or Vector or we shall have become aware of any fact that has had or may reasonably be expected to have a Material Adverse Effect or results or may reasonably be expected to result in a Material Diminution in Value; or

•	there shall have occurred:

•	any general suspension of, or limitation on times or prices for, trading in securities (including, but not limited to, New Valley’s common shares or Vector’s common stock) on any national securities exchange or in the over-the-counter market;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	the outbreak or escalation of a war, terrorist activities, armed hostilities or other international or national calamity directly or indirectly involving the United States;

•	any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of, credit by banks or other lending institutions;

•	a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States; or

•	in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

•	New Valley, with the approval of the special committee, and we shall have reached an agreement or understanding that the offer be terminated or amended or we (or one of our affiliates) shall have entered into a definitive agreement or an agreement in principle with New Valley, with the approval of the special committee, to acquire New Valley by merger or similar business combination, or purchase of shares or assets of New Valley; or

•	any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that has had or may reasonably be expected to have a Material Adverse Effect or results or may reasonably be expected to result in a Material Diminution in Value.
      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction on our part) giving rise to any such conditions or may be waived by us in whole or in part at any time and from time to time in our sole discretion prior to the expiration of the offer, except for those conditions that cannot be waived as provided above. The determination as to whether any condition has occurred will be in our good faith judgment and will be final and binding on all parties. Any failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS
U.S. Approvals
      Except as we have described in this Prospectus, we are not aware of any license or regulatory permit required in the U.S. and material to the business of New Valley and its subsidiaries, on a consolidated basis, that may be materially adversely affected by our acquisition of New Valley’s common shares, or any filing or approval required in the U.S. that would be required for our acquisition of New Valley’s common shares. We intend to make all required filings under the Securities Act and the Exchange Act.
Non-U.S. Approvals
      We are unaware of any requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any non-U.S. jurisdiction that is applicable to the offer or the subsequent merger.
State Takeover Laws
      A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which have substantial assets, stockholders, principal executive offices or principal places of business in those states. We have not attempted to comply with any state takeover statutes in connection with the offer, since we do not believe that any of these apply. However, we reserve the right to challenge the validity or applicability of any state law allegedly applicable to the offer, and nothing in this Prospectus nor any action taken in connection herewith is intended as a waiver of that right. If one or more takeover statutes apply to the offer and are not found to be invalid, we may be required to file documents with, or receive approvals from, relevant state authorities and we may also be unable to accept for exchange shares tendered into the offer or may delay the offer. See “The Offer — Conditions of the Offer” beginning on page 64.
Stockholder Litigation
      On or about September 29, 2005, an individual stockholder of New Valley filed a complaint in the Delaware Court of Chancery purporting to commence a class action lawsuit against Vector, New Valley and each of the individual directors of New Valley. The complaint was styled as Pill v. New Valley Corporation, et al., (C.A. No. 1678-N). On or about October 28, 2005, a separate action was filed in the Delaware Court of Chancery purporting to commence a class action lawsuit against Vector, New Valley and each of the individual directors of New Valley. The complaint was styled as Lindstrom v. LeBow, et al. (Civil Action No. 1745-N). In general, these complaints allege, among other things: (1) breaches of fiduciary duty by Vector, New Valley and the members of New Valley’s board in connection with the offer and the subsequent merger; (2) that the consideration Vector is offering is inadequate; and (3) that Vector is acting to further its own interests at the expense of the holders of New Valley’s common shares. Among other remedies, these complaints seek to enjoin the offer and subsequent merger or, alternatively, damages in an unspecified amount and rescission in the event the subsequent merger occurs. On November 9, 2005, the Delaware Court of Chancery entered an order of consolidation providing that the Pill action and the Lindstrom action be consolidated for all purposes. On November 15, 2005, the Delaware Chancery Court entered an order certifying the Pill action as a class action comprised of all persons who owned common shares of New Valley on October 20, 2005. On November 16, 2005, Vector and the plaintiff class in the Pill action reached an agreement to resolve the litigation. This agreement has been memorialized in a memorandum of understanding, which all of the parties to the Pill action have signed.

      On or about September 29, 2005, a separate action was filed in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida against the same defendants as in the Pill action and styled as Tombs v. New Valley Corporation, et al. (Case No. 05-19623 CA 22). The Tombs action alleges substantially similar claims and seeks substantially similar remedies to the Pill action. Vector believes that this lawsuit is without merit and will defend against this lawsuit.
CERTAIN EFFECTS OF THE OFFER
Effects on the Market
      If we successfully complete the offer, we intend to cause the delisting of New Valley’s common shares from The Nasdaq Stock Market following completion of the subsequent merger.
Exchange Act Registration
      If we are able to delist New Valley’s common shares from The Nasdaq Stock Market, we then plan to terminate registration of New Valley’s common shares under the Exchange Act upon application to the SEC. In general, we can terminate registration if the common shares of New Valley are no longer listed on a securities exchange and there are fewer than 300 holders of record of New Valley common shares. The termination of the registration of New Valley’s common shares under the Exchange Act would substantially reduce the information required to be furnished by New Valley to its stockholders and to the SEC. It would also make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings, the related requirement of an annual report to stockholders, and the requirements of SEC Rule 13e-3 with respect to going private transactions, no longer applicable.
      If we successfully complete the offer, following completion of the subsequent merger, we will request that The Nasdaq Stock Market file a Form 25 with the SEC terminating registration of the common shares of New Valley under the Exchange Act.
Financing of the Offer
      The shares of Vector common stock to be issued in the offer and the subsequent merger will come from Vector’s authorized but unissued shares. Vector’s fees and expenses in connection with the offer will be paid from Vector’s available capital resources.
Conduct of New Valley if the Offer is Not Completed
      If the offer is not completed because the minimum condition or another condition is not satisfied or, if permissible, waived, we expect that New Valley will continue to be a majority-owned subsidiary of Vector and operate its business as presently operated, subject to market and industry conditions and the terms of the agreements and other documents described below under “— Relationships With New Valley”. We have no intention to dispose of or entertain offers to acquire our common shares of New Valley.
Relationships with New Valley
      In considering whether to tender your shares in the offer, you should be aware of various existing agreements and ongoing and prior arrangements and transactions between Vector and/or VGR Holding and New Valley, as described below. This description is qualified in its entirety by reference to the specific provisions of the documents described below that have been filed with the SEC, which we incorporate by reference into this Prospectus. You should also review “Interests of Certain Persons in the Offer and Subsequent Merger” beginning on page 72 for a description of arrangements between Vector and New Valley and between New Valley and directors and executive officers of New Valley.

Ladenburg Thalmann Financial Services Inc.:
      In December 2001, New Valley distributed its 53.6% interest (22,543,158 shares) in Ladenburg Thalmann Financial Services Inc., or LTS, common stock to holders of New Valley common shares through a special dividend. New Valley’s stockholders received 0.988 of a LTS share for each share of New Valley. On the same date, Vector distributed the 12,694,929 shares of LTS common stock that it received from New Valley to the holders of Vector’s common stock as a special dividend. New Valley had acquired the LTS shares in May 2001, along with cash and an $8,010,000 7.5% convertible promissory note due December 31, 2005 of LTS, in connection with LTS’ acquisition of New Valley’s 80.1%-owned subsidiary, Ladenburg Thalmann & Co. As a result of the distributions of the LTS shares, Mr. LeBow became the beneficial owner of more than 5% of the LTS common stock. Since May 2001, Mr. LeBow (until September 2003), Mr. Lorber, Mr. Beinstein and Mr. Robert J. Eide, a director of Vector, have served as directors of LTS, Mr. Richard J. Lampen has served in that capacity since January 2002, and Mr. Jeffrey S. Podell, a director of Vector, has served in that capacity since October 2004. Mr. Victor M. Rivas, a director of New Valley, served as President, Chief Executive Officer and a director of LTS from May 2001 until his retirement in March 2004, and Mr. J. Bryant Kirkland III, Vector’s Vice President and New Valley’s Vice President and Chief Financial Officer, served as Chief Financial Officer of LTS from June 2001 until October 2002. In 2002, LTS accrued compensation of $100,000 for Mr. Kirkland in connection with his services, which was paid in four quarterly installments commencing April 1, 2003.
      In November 2004, New Valley entered into a debt conversion agreement with LTS and the other remaining holder of LTS’ convertible notes. New Valley and the other holder agreed to convert their notes, with an aggregate principal amount of $18,010,000, together with the accrued interest, into common stock of LTS. Pursuant to the debt conversion agreement, the conversion price of the notes held by New Valley was reduced from the previous conversion price of approximately $2.08 to $0.50 per share, and New Valley and the other holder each agreed to purchase $5,000,000 of LTS common stock at $0.45 per share.
      The note conversion transaction was approved by the LTS shareholders in January 2005 and closed in March 2005. At the closing, New Valley’s note, representing approximately $9,938,000 of principal and accrued interest, was converted into 19,876,358 shares of LTS common stock and New Valley purchased 11,111,111 LTS shares.
      LTS borrowed $1,750,000 from New Valley in 2004 and an additional $1,750,000 in the first quarter 2005. The loans, which bore interest at 2% above prime, were due on the earlier of January 15, 2006 or the tenth business day following the completion of one or more debt or equity financings where LTS receives at least $10,000,000 in total proceeds. At the closing of the note conversion agreement, New Valley delivered these notes for cancellation as partial payment for its purchase of LTS common stock.
      On March 30, 2005, New Valley distributed the 19,876,358 shares of LTS common stock it acquired from the conversion of the notes to holders of New Valley common shares through a special dividend. On the same date, Vector distributed the 10,947,448 shares of LTS common stock that it received from New Valley to the holders of its common shares as a special distribution. New Valley’s stockholders of record as of March 18, 2005 received 0.852 of a LTS share for each share of New Valley, and Vector’s stockholders of record on that date received 0.23 of a LTS share for each share of Vector.
      In March 2002, LTS borrowed $2,500,000 from New Valley. The loan, which bears interest at 1% above the prime rate, was due on December 31, 2003. In July 2002, LTS borrowed an additional $2,500,000 from New Valley on the same terms. In November 2002, New Valley agreed, in connection with a $3,500,000 loan to LTS by an affiliate of its clearing broker, to extend the maturity of the notes to December 31, 2006 and to subordinate the notes to the repayment of the loan.
      New Valley evaluated its ability to collect the $13,198,000 of notes receivable and related interest from LTS at September 30, 2002. These notes receivable included the $5,000,000 of notes issued in 2002 and the $8,010,000 convertible note issued to New Valley in May 2001. New Valley determined, based on the then current trends in the broker-dealer industry and LTS’ operating results and liquidity needs, that a reserve for uncollectibility should be established against these notes and interest receivable. As a result, New Valley recorded a charge of $13,198,000 in the third quarter of 2002.
      Following the March 2005 distribution, New Valley held the 11,111,111 shares of LTS common stock (approximately 9.0% of the outstanding shares), the $5,000,000 of notes due December 31, 2006 and a warrant to purchase 100,000 shares of its common stock at $1.00 per share.

Expense Sharing Agreement:
      In 1995, New Valley and Vector entered into an expense sharing agreement pursuant to which certain lease, legal support and administrative expenses are allocated to the entity incurring the expense. New Valley reimbursed Vector net amounts of approximately $562,000 in 2004 under this agreement. This arrangement with Vector has continued in 2005.

Lawsuits:
      In March 1997, a stockholder derivative suit was filed in the Delaware Chancery Court against New Valley, as a nominal defendant, its directors and Brooke Group Holding Inc. (“Brooke Group Holding”), an indirect wholly-owned subsidiary of Vector, by a stockholder of New Valley. The suit alleges that New Valley’s purchase in January 1997 of the shares of BrookeMil Ltd., which was engaged in the real estate business in Russia, from Brooke (Overseas) Ltd., an indirect subsidiary of Brooke Group Holding, constituted a self-dealing transaction which involved the payment of excessive consideration by New Valley. The plaintiff sought a declaration that New Valley’s directors breached their fiduciary duties and Brooke Group Holding aided and abetted such breaches and that damages be awarded to New Valley. In December 1999, another stockholder of New Valley commenced an action in Delaware Chancery Court substantially similar to the March 1997 action. This stockholder alleged, among other things, that the consideration paid by New Valley for the BrookeMil shares was excessive, unfair and wasteful, that the special committee of New Valley’s board lacked independence, and that the appraisal and fairness opinion were flawed. By order of the Court, both actions were consolidated. In January 2001, the Court denied a motion to dismiss the consolidated action. In March 2005, New Valley, its directors and Brooke Group Holding settled the consolidated action. The defendants did not admit any wrongdoing as part of the settlement. At a hearing held on June 14, 2005, the court approved the settlement. No appeal was taken and, therefore, the settlement is final. Under the settlement, Vector paid New Valley $7,000,000 in July 2005, and New Valley paid legal fees and expenses of $2,150,000. New Valley recorded the receipt of $7,000,000 as additional paid-in-capital in the third quarter of 2005. New Valley accrued the legal fees and expenses of $2,150,000 during the year ended December 31, 2004 and charged the amount to general and administrative expenses.
      In July 1999, a purported class action was commenced on behalf of New Valley’s former Class B preferred shareholders against New Valley, Brooke Group Holding and certain directors and officers of New Valley in Delaware Chancery Court. The complaint alleged that the recapitalization, approved by a majority of each class of New Valley’s stockholders in May 1999, was fundamentally unfair to the Class B preferred shareholders, the proxy statement relating to the recapitalization was materially deficient and the defendants breached their fiduciary duties to the Class B preferred shareholders in approving the transaction. The Court dismissed six of plaintiff’s nine claims alleging inadequate disclosure in the proxy statement. Brooke Group Holding and New Valley filed a motion for summary judgment on the remaining three claims, which was granted by the Court in May 2005. The plaintiffs did not appeal the decision.
Accounting Treatment
      Our acquisition of New Valley’s common shares will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in the U.S. Accordingly, the cost to acquire New Valley’s common shares in excess of approximately 57.7% of the carrying value of New Valley’s assets and liabilities will be allocated on a pro rata basis to New Valley’s assets and liabilities based on their fair values, with any excess being allocated to goodwill.

Fees and Expenses
      Financial Advisor: Jefferies is acting as our financial advisor in connection with the proposed acquisition of New Valley’s common shares. Jefferies may also contact holders of New Valley common shares by mail, telephone, telex, telegraph and personal interview with respect to the offer and subsequent merger. We will pay Jefferies a customary fee for these services. We also have agreed to reimburse Jefferies for its expenses, including reasonable counsel fees and expenses, and to indemnify it against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.
      Information Agent and Dealer Manager: We have retained Georgeson Shareholder Communications Inc. as Information Agent and Georgeson Shareholder Securities Corporation as Dealer Manager in connection with the offer. The Information Agent and Dealer Manager may contact holders of New Valley common shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the offer to beneficial owners of New Valley common shares. We will pay the Information Agent and Dealer Manager a customary fee for these services in addition to reimbursing the Information Agent and Dealer Manager for its reasonable out-of-pocket expenses. We have agreed to indemnify the Information Agent and Dealer Manager against certain liabilities and expenses in connection with the offer, including certain liabilities under the U.S. federal securities laws.
      Exchange Agent and Depositary: In addition, we have retained American Stock Transfer & Trust Company as the Exchange Agent and Depositary with respect to the offer. We will pay the Exchange Agent and Depositary a customary fee for its services in connection with the offer, will reimburse the Exchange Agent and Depositary for its reasonable out-of-pocket expenses and will indemnify the Exchange Agent and Depositary against certain liabilities and expenses in connection with the performance of its services.
      Soliciting Dealer Fees: Vector will pay a fee to soliciting dealers of an amount equal to $0.10 for each validly tendered and accepted common shares of New Valley in the offer from beneficial owners of New Valley common shares, subject to a maximum amount per holder or account of $10,000.00. Any fees payable pursuant to this paragraph shall be paid in full to a person designated, as described herein, as “soliciting dealer”, if any. Reference to a “soliciting dealer” shall not include the Dealer Manager.
      A designated soliciting dealer is an entity obtaining the tender, if the applicable Letter of Transmittal or agent’s message includes its name under the heading “Solicited Tenders” box, and it is:

•	a broker or dealer in securities, including the Dealer Manager in its capacity as a dealer or broker, which is a good standing member of any national securities exchange or of the NASD;

•	a foreign broker or dealer not eligible for membership in the NASD that agrees to conform to the NASD’s Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member; or

•	a bank or trust company.
      Soliciting dealers will include any of the organizations described above even when the activities of such organization in connection with the offer consist solely of forwarding to clients materials relating to the offer, including the applicable Letter of Transmittal, and tendering common shares of New Valley as directed by beneficial owners thereof. No soliciting dealer is required to make any recommendation to holders of common shares of New Valley as to whether to tender or refrain from tendering in the offer. No assumption is made, in making payment to any soliciting dealer, that its activities in connection with the offer included any activities other than those described in this paragraph. For all purposes noted in all materials relating to the offer, the term “solicit” shall be deemed to mean no more than “processing securities tendered” or “forwarding to customers materials regarding the offer”. No such soliciting dealer fee shall be payable to a soliciting dealer with respect to the tender of common shares of New Valley by a holder unless the Letter of Transmittal or agent’s message accompanying such tender designates such soliciting dealer.

      No such fee shall be paid to a soliciting dealer with respect to common shares of New Valley tendered for such soliciting dealer’s own account. If tendered common shares of New Valley are registered in the name of such soliciting dealer, no such fee shall be payable unless such common shares of New Valley are held by such soliciting dealer as nominee and such common shares of New Valley are being tendered for the benefit of one or more beneficial owners identified on the applicable Letter of Transmittal. You should complete the “Solicited Tenders” box in the applicable Letter of Transmittal or agent’s message to designate a soliciting dealer. No such fee shall be payable to a soliciting dealer if such soliciting dealer is required for any reason to transfer the amount of such fee to a beneficial owner. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of Vector, the Exchange Agent and Depositary, the Information Agent or the Dealer Manager for purposes of the offer. By accepting any soliciting dealer fee, a person shall be deemed to have represented that:

•	it has complied with the applicable requirements of the Securities Act, the Exchange Act, and the laws of any states or jurisdictions in which it solicits exchange of common shares of New Valley pursuant to the offer, including the prohibition against paying directly or indirectly any fee (or any portion thereof) receivable hereunder to or for the account of any beneficial owner of common shares of New Valley;

•	it is entitled to such compensation for such solicitation under the terms and conditions of the offer;

•	in soliciting tenders of common shares of New Valley, it has used no soliciting materials other than those furnished by Vector; and

•	if it is a foreign broker or dealer not eligible for membership in the NASD, it has agreed to conform to the NASD’s Rules of Fair Practice in making solicitations.
      Other: We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.
INTERESTS OF CERTAIN PERSONS IN THE OFFER AND SUBSEQUENT MERGER
      Some members of the management of New Valley and some members of the New Valley board of directors, including those who are also officers of New Valley, have interests in the proposed transaction that may be different from, or in addition to, the interests of the other stockholders of New Valley generally. The information set forth herein is based on the publicly-filed documents of New Valley that were available immediately preceding the date of this Prospectus.
Directors and Executive Officers of New Valley
      Mr. LeBow has been Chairman of the Board of New Valley since January 1988 and Chief Executive Officer thereof since November 1994. Mr. LeBow has been the Chairman of the Board and Chief Executive Officer of Vector since June 1990 and a director of Vector since October 1986, and currently holds various positions with Vector’s subsidiaries, which are engaged in the manufacture and sale of cigarettes. On September 27, 2005, Vector announced that Mr. LeBow had been named Executive Chairman of the Board effective January 1, 2006.
      Mr. Lorber has been President and Chief Operating Officer of New Valley since November 1994, and a director of New Valley since January 1991. Since January 2001, Mr. Lorber has served as President, Chief Operating Officer and a director of Vector. On September 27, 2005, Vector announced that Mr. Lorber was named Chief Executive Officer of Vector effective January 1, 2006 (he will continue to serve as President and as a director).
      Mr. Lampen has been Executive Vice President and General Counsel of New Valley since October 1995 and has served as a director of New Valley since July 1996. Since July 1996, Mr. Lampen has served as Executive Vice President of Vector.

      Mr. Beinstein has been a director of New Valley since November 1994. Mr. Beinstein has been a director of Vector since March 2004.
      Mr. Kirkland has been Vice President, Treasurer and Chief Financial Officer of New Valley since January 1998. Mr. Kirkland has served as a Vice President of Vector since January 2001.
      Marc N. Bell has been, since November 1994, Associate General Counsel and Secretary of New Valley and, since February 1998, Vice President of New Valley. Mr. Bell has served as a Vice President of Vector since January 1998 and General Counsel of Vector since 1994.
Employment Agreements

Agreements with New Valley:
      Mr. LeBow is a party to an employment agreement with New Valley dated as of June 1, 1995, as amended effective as of January 1, 1996. The agreement had an initial term of three years effective as of January 18, 1995, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within the 60-day period before this date. As of January 1, 2005, Mr. LeBow’s annual base salary was $2,000,000. Following termination of his employment without cause, he would continue to receive his base salary for a period of 36 months commencing with the next anniversary of the effective date following the termination notice. Following termination of his employment within two years of a change-of-control, he would receive a lump sum payment equal to 2.99 times his then current base salary. Mr. LeBow is not entitled to severance arising from completion of the offer and the subsequent merger.
      Mr. Lorber is a party to an employment agreement with New Valley dated June 1, 1995, as amended effective as of January 1, 1996. The agreement had an initial term of three years effective as of January 18, 1995, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 60 days before this date. As of January 1, 2005, Mr. Lorber’s annual base salary was $1,953,177. Mr. Lorber’s salary is subject to an annual cost of living adjustment. In addition, New Valley’s board must periodically review this base salary and may increase but not decrease it from time to time in its sole discretion. New Valley’s board may also award an annual bonus to Mr. Lorber in its sole discretion. New Valley’s board awarded Mr. Lorber a bonus of $1,500,000 for 2004. Following termination of his employment without cause, he would continue to receive his base salary for a period of 36 months commencing with the next anniversary of the effective date following the termination notice. Following termination of his employment within two years of a change-of-control, he would receive a lump sum payment equal to 2.99 times the sum of his then current base salary and the bonus amounts earned by him for the twelve-month period ending with the last day of the month immediately before the month in which the termination occurs. Mr. Lorber is not entitled to severance arising from completion of the offer and the subsequent merger.
      Mr. Lampen is a party to an employment agreement with New Valley dated September 22, 1995. The agreement had an initial term of two and a quarter years from October 1, 1995 with automatic renewals after the initial term for additional one-year terms unless notice of non-renewal is given by either party within the 90-day period before the termination date. As of January 1, 2005, his annual base salary was $750,000. In addition, New Valley’s board may award an annual bonus to Mr. Lampen in its sole discretion. New Valley’s board awarded Mr. Lampen a bonus of $100,000 for 2004. New Valley’s board may increase but not decrease Mr. Lampen’s base salary from time to time in its sole discretion. Following termination of his employment without cause, he would receive severance pay in a lump sum equal to the amount of his base salary he would have received if he was employed for one year after termination of his employment term. Mr. Lampen is not entitled to severance arising from completion of the offer and the subsequent merger.
      Mr. Kirkland is a party to an employment agreement with New Valley dated August 1, 1999. The agreement had an initial term of one year from August 1, 1999 with automatic renewals after the initial term for additional one-year terms unless notice of non-renewal is given by either party within the 90-day period prior to the termination date. As of January 1, 2005, his annual base salary was $250,000. In addition, New Valley’s board may award an annual bonus to Mr. Kirkland in its sole discretion. New Valley’s board awarded Mr. Kirkland a bonus of $50,000 for 2004. New Valley’s board may increase but not decrease Mr. Kirkland’s base salary from time to time in its sole discretion. Following termination of his employment without cause, Mr. Kirkland would receive severance pay in a lump sum equal to the amount of his base salary he would have received if he was employed for one year after termination of his employment term. Mr. Kirkland is not entitled to severance arising from completion of the offer and the subsequent merger.

Agreements with Vector:
      Mr. LeBow is a party to an employment agreement with Vector dated February 21, 1992, as amended July 20, 1998. The agreement has a one-year term with automatic renewals for additional one-year terms unless notice of non-renewal is given by either party six months prior to the termination date. As of January 1, 2005, Mr. LeBow’s annual base salary from Vector was $1,739,501. He was also paid an annual bonus for 2004 of $869,750 and an annual payment equal to 10% of his base salary in lieu of certain other executive benefits such as club memberships, company-paid automobiles and other similar perquisites. Following termination of his employment without cause, he would continue to receive his then current base salary and bonus for 24 months. Following termination of his employment within two years of a change-of-control or in connection with similar events, he would receive a lump sum payment equal to 2.99 times his then current base salary and bonus.
      On September 27, 2005, Mr. Lorber was named Chief Executive Officer of Vector (he will continue to serve as President and as a director) and Mr. LeBow was named Executive Chairman of the Board. These new appointments are effective January 1, 2006.
      In connection with the foregoing, on September 27, 2005, Vector and Mr. LeBow entered into an Amended and Restated Employment Agreement under which Mr. LeBow has agreed to serve as the Executive Chairman of the Board of Vector from January 1, 2006 through December 30, 2008, unless his employment is terminated earlier in accordance with this Amended Employment Agreement. This Amended Employment Agreement provides that Mr. LeBow will receive an annual salary of $3,950,000 (less the base salary paid to Mr. LeBow by New Valley). Following termination of Mr. LeBow’s employment or his retirement, Mr. LeBow shall be subject to certain non-competition, non-hire, and other provisions in favor of Vector. This Amended Employment Agreement provides Mr. LeBow will be treated as having reached normal retirement date under Vector’s Supplemental Retirement Plan, or SERP, if he is employed through December 30, 2008. In addition, Vector has agreed to establish a separate trust for Mr. LeBow that is not subject to the claims of Vector’s creditors and shall make a contribution to such trust of $125,000 per quarter during each year of this employment term, and a proportional part of each payment to Mr. LeBow under the SERP will be made from the assets of such trust. In addition, for a period of five years following such retirement, Mr. LeBow will be required to provide consulting services and advice to Vector for up to 15 days per year, for which he will be paid a daily fee of $17,000.
      In addition, on September 27, 2005, Mr. Lorber was awarded a restricted stock grant of 500,000 shares of Vector’s common stock and on November 16, 2005 Mr. Lorber was awarded an additional restricted stock grant of 78,570 shares of Vector’s common stock, in each case, pursuant to Vector’s Amended and Restated 1999 Long-Term Incentive Plan. In connection with the grants, Vector entered into separate Restricted Share Award Agreements with Mr. Lorber on those dates. Pursuant to these Restricted Share Agreements, one-fourth of the shares vest on September 15, 2006, with an additional one-fourth vesting on each of the three succeeding one-year anniversaries of the first vesting date through September 15, 2009. In the event Mr. Lorber’s employment with Vector is terminated for any reason other than his death, his disability or a change of control (as defined in the Restricted Share Agreements) of Vector, any remaining balance of the shares not previously vested will be forfeited by Mr. Lorber.

      Mr. Lorber is also a party to an employment agreement with Vector dated January 17, 2001. The agreement has an initial term of three years from January 17, 2001, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 60 days before this date. As of January 1, 2005, Mr. Lorber’s annual base salary was $538,893. Mr. Lorber’s salary is subject to an annual cost of living adjustment. In addition, our board must periodically review this base salary and may increase but not decrease it from time to time in its sole discretion. Our board may also award an annual bonus to Mr. Lorber in its sole discretion. Following termination of his employment without cause, he would continue to receive his base salary for a period of 36 months commencing with the next anniversary of the effective date following the termination notice. Following termination of his employment within two years of a change-of-control, he would receive a lump sum payment equal to 2.99 times the sum of his then current base salary and the bonus amounts earned by him for the twelve-month period ending with the last day of the month immediately before the month in which the termination occurs.
      Mr. Bell is a party to an employment agreement with Vector dated April 15, 1994. The agreement had an initial term of two years from April 15, 1994 with automatic renewals after the initial term for additional one-year terms unless notice of non-renewal is given by either party within the 60-day period prior to the termination date. As of January 1, 2005, his annual base salary was $375,000. Our board may increase but not decrease Mr. Bell’s base salary from time to time in its sole discretion. Our board may also award an annual bonus to Mr. Bell in its sole discretion. Our board awarded Mr. Bell a bonus of $50,000 for 2004. Following termination of his employment without cause, Mr. Bell would receive severance pay in a lump sum equal to the amount of his base salary he would have received if he was employed for one year after termination of his employment term.
      On November 16, 2005, Mr. Lorber entered into an agreement to tender with Vector pursuant to which Mr. Lorber agreed to tender all of his New Valley common shares into our offer. See “Background and Reasons for the Offer and Subsequent Merger — Agreements to Tender” beginning on page 41.
New Valley 2005 Restricted Share Award
      On January 10, 2005, New Valley awarded Mr. Lorber, the President and Chief Operating Officer of New Valley, a restricted stock grant of 1,250,000 common shares of New Valley pursuant to New Valley’s 2000 Long-Term Incentive Plan. Under the terms of the award, one-seventh of the shares vested on July 15, 2005, with an additional one-seventh vesting on each of the five succeeding one-year anniversaries of the first vesting date through July 15, 2010 and an additional one-seventh vesting on January 15, 2011. In the event his employment with New Valley is terminated for any reason other than his death, his disability or a change of control of New Valley or Vector, any remaining balance of the shares not previously vested will be forfeited by him. On September 27, 2005, in conjunction with Mr. Lorber’s election as Chief Executive Officer of Vector effective January 1, 2006 and his receipt of a new restricted stock grant from Vector, Mr. Lorber relinquished and waived, as of that date, the unvested 1,071,429 common shares of New Valley deliverable by New Valley to him in the future under the terms of the January 10, 2005 restricted share award agreement.
Compensation as Directors of New Valley
      Mr. Beinstein is a non-employee director of New Valley and a director of Vector. In 2004, each non-employee director of New Valley received an annual fee of $35,000 for serving on the board of directors, an annual fee of $60,000 for serving on the executive committee thereof and a $1,000 fee for attendance at each meeting of the board of directors or a committee thereof other than the executive committee. Each director is reimbursed for reasonable out-of-pocket expenses incurred in serving on the board. Under New Valley’s Non-Employee Directors Stock Option Program, each non-employee director automatically was granted an option to acquire 5,000 common shares of New Valley upon reelection as a director at the 2005 annual meeting. The exercise price for each option awarded under the program was the fair market value of the common shares of New Valley on the date of grant. Each option will be exercisable on the first anniversary of the date of grant.

Certain Relationships of Mr. Lorber
      Mr. Lorber was the Chairman of the Board of Hallman & Lorber in 2004 and, since January 2005, has served as a consultant to such company. During 2004, Mr. Lorber and Hallman & Lorber and its affiliates received ordinary and customary insurance commissions aggregating approximately $587,000 on various insurance policies issued for Vector, New Valley and their subsidiaries and investees. Mr. Lorber and Hallman & Lorber and its affiliates have continued to provide services to Vector and New Valley in 2005.
      Mr. Lorber is a shareholder and registered representative in Aegis Capital Corp., a broker-dealer to which New Valley paid $46,000 in brokerage commissions and other income in 2004. Mr. Eide is a stockholder, and serves as the Chairman and Chief Executive Officer, of such firm. Aegis Capital has continued to provide services to New Valley in 2005.
COMPARISON OF RIGHTS OF HOLDERS OF NEW VALLEY COMMON SHARES AND HOLDERS OF VECTOR COMMON STOCK
      Because New Valley and Vector are both organized under the laws of the State of Delaware, the differences in the rights of a New Valley stockholder and the rights of a Vector stockholder arise from differences in the organizational documents of New Valley and Vector, rather than from differences of law. The following summary highlights material differences between the current rights of holders of Vector’s common stock and holders of New Valley’s common shares. This summary is not a complete discussion of the certificates of incorporation and by-laws of Vector and New Valley and is qualified in its entirety by reference to the specific provisions of these documents, which we incorporate by reference into this Prospectus. Copies of each company’s certificate of incorporation and by-laws have been filed with the SEC. See “Where You Can Find More Information” beginning on page 79.

New Valley	Vector

Capital Stock
Authorized Stock
New Valley’s certificate of incorporation authorizes New Valley to issue 50,000,000 common shares and 10,000,000 shares of preferred stock.	Vector’s certificate of incorporation authorizes Vector to issue 100,000,000 shares of common stock and 10,000,000 shares of preferred stock.
New Valley’s board has the authority to issue one or more series of preferred stock, having terms designated by New Valley’s board.	Vector’s board has the authority to issue one or more series of preferred stock, having terms designated by Vector’s board.
As of November 22, 2005, there were 22,260,607 common shares and no shares of preferred stock outstanding. New Valley’s common shares are listed on The Nasdaq Stock Market.	As of November 22, 2005, there were 44,733,460 shares of common stock and no shares of preferred stock outstanding. Vector’s common stock is listed on the New York Stock Exchange.
Voting Rights
Each common share of New Valley entitles its holder to one vote on all matters on which stockholders are entitled to vote	Each share of Vector’s common stock entitles its holder to one vote on all matters on which stockholders are entitled to vote.

Notice of Stockholder Proposals
New Valley’s by-laws do not provide for advance notice of stockholder proposals	Vector’s by-laws do not provide for advance notice of stockholder proposals.
Board of Directors
Number of Directors
New Valley’s by-laws provide that the number of directors shall not be more than nine and less than three as shall be determined from time to time by	Vector’s by-laws provide that the number of directors may be fixed, from time to time, by the affirmative vote of a majority of the entire board or

New Valley	Vector

resolution of the board. New Valley’s board is currently composed of eight members. In addition, the by-laws provide that the board may increase the number of directors above the maximum specified above by such number as may at any time be required under the provisions of the certificate of incorporation entitling the holders of shares of any class or series, because dividends on such shares are in arrears to an increase in the number and to elect additional directors; and the board may correspondingly reduce the number as so increased, at any time when under the provisions of the certificate of incorporation the holders of shares of any class or series have been divested of such right of election and the directors elected by them have therefore ceased to be directors.
by action of the Vector stockholders. Vector’s board is currently composed of seven members.
Classified Board
All of New Valley’s directors are in one class and elected annually.	All of Vector’s directors are in one class and elected annually.
Removal of Directors
New Valley’s by-laws provide that, except as otherwise provided by statute, any director may be removed, either with or without cause, at any time, by the stockholders.	Vector’s certificate of incorporation and by-laws provide that any director or the entire board may be removed, with or without cause, by the holders of a majority of shares at the time entitled to vote at any election of directors (whether or not the board is classified).
Filling of Board Vacancies
New Valley’s by-laws provide that newly created directorships resulting from an increase in the number of directors and vacancies in the board occasioned by the death, resignation, removal or disqualification of a director may, except as otherwise provided by statute, be filled, until successors shall have been elected as prescribed in the by-laws and shall have qualified, by vote of a majority of the directors then in office, although less than a quorum exists, or by the stockholders.	Vector’s by-laws provide that any vacancy in the board, whether arising from death, resignation, removal (with or without cause), an increase in the number of directors or any other cause, may be filled by the vote of a majority of the directors then in office, though less than a quorum, or by the sole remaining director or by the stockholders at the next annual meeting thereof or at a special meeting thereof. Each director so elected shall hold office until his successor shall have been elected and qualified.
Nomination of Directors
Neither New Valley’s certificate of incorporation nor by-laws specifically provide for how directors are nominated.	Neither Vector’s certificate of incorporation nor by- laws specifically provide for how directors are nominated.
Stockholders Voting Agreement
New Valley has no Voting Agreement or similar arrangement.	Vector has no Voting Agreement or similar arrangement.

New Valley	Vector

Other Matters
Calling Special Meetings of Stockholders
New Valley’s by-laws provide that a special meeting of stockholders, other than meetings regulated by statute, may be called at any time by resolution of the board, and shall be called by the Chairman of the Board or in his absence the President, and in his absence, the Secretary on request in writing of a majority of the directors or of any stockholder or stockholders holding of record shares of New Valley capital stock entitled to at least 25 percent of the votes entitled to be cast at such meeting.	Vector’s by-laws provide that special meetings of stockholders, unless otherwise prescribed by statute, may be called at any time by the board or by the Chairman of the Board or, in his absence, the President and shall be called by the Secretary upon the request in writing of a stockholder or stockholders holding of record at least 25 percent of the voting power of the issued and outstanding shares of Vector stock entitled to vote at such meeting.
Stockholder Action by Written Consent
Delaware law provides that stockholders may act by written consent unless otherwise provided in the certificate of incorporation (neither New Valley’s certificate of incorporation nor by-laws provide for stockholder action by written consent).	Vector’s by-laws provide that stockholders may take action by written consent, if the consent sets forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares of Vector stock entitled to vote thereon were present and voted.
Business Combinations
Section 203 of the Delaware General Corporation Law (relating to Business Combinations with Interested Stockholders) applies to New Valley.	Section 203 of the Delaware General Corporation Law (relating to Business Combinations with Interested Stockholders) applies to Vector.
Stockholders’ Rights Plan
New Valley has not adopted a stockholders’ rights plan.	Vector has not adopted a stockholders’ rights plan.
Amendment of Organizational Documents
Certificate of Incorporation
New Valley’s certificate of incorporation does not specifically provide for amending the certificate of incorporation. However, Section 242 of the Delaware General Corporation Law authorizes amendments to the certificate of incorporation.	Vector’s certificate of incorporation provides that Vector reserves the right to amend, alter, change or repeal any provision contained in the certificate of incorporation.
By-Laws
New Valley’s certificate of incorporation and by-laws provides that the by-laws may be amended or repealed by the board by the vote of a majority of the directors present at a meeting of the board at which a quorum is present. In addition, the by-laws provide that the by-laws may be amended or repealed at any stockholders’ meeting by the vote of a majority interest of the stockholders present in person or by proxy thereat, a quorum being present; provided notice of the proposed amendment or alteration was included in the notice of such meeting.	Vector’s by-laws provide that the by-laws may be amended or repealed (1) by action of the stockholders entitled to vote thereon at any annual or special meeting of stockholders or (2) if the certificate of incorporation so provides, by action of the board at a regular or special meeting thereof. The by-laws also provide that any by-law made by the board may be amended or repealed by action of the stockholders at any annual or special meeting of stockholders.

WHERE YOU CAN FIND MORE INFORMATION
      Vector and New Valley file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Vector and New Valley file at the SEC’s public reference room at 100 F. Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms.
      Vector and New Valley’s SEC filings are also available to the public from commercial retrieval services and at the website maintained by the SEC at www.sec.gov.
      We filed a Registration Statement on Form S-4 to register with the SEC the Vector common stock we will issue pursuant to the offer and the subsequent merger. This Prospectus is a part of that Registration Statement. As allowed by SEC rules, this Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement. We also filed with the SEC a tender offer statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act in connection with our offer. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above.
      On November 2, 2005 New Valley filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 regarding the original offer commenced on October 20, 2005. You may obtain a copy of the Schedule 14D-9 after it is filed (and any amendments to that document) in the manner described above.
      The SEC allows us to “incorporate by reference” information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information contained directly in this Prospectus or in a later filed document incorporated by reference in this Prospectus. This Prospectus incorporates by reference the documents set forth below that Vector and New Valley have previously filed with the SEC. These documents contain important information about Vector and New Valley.
VECTOR SEC FILINGS

Annual Report on Form 10-K, as amended.	For the fiscal year ended December 31, 2004.
Quarterly Reports on Form 10-Q.	For the fiscal quarters ended March 31, June 30, and September 30, 2005.
Current Reports on Form 8-K.	Filed on January 11, 2005, February 2, 2005, February 17, 2005, February 24, 2005, March 3, 2005, March 7, 2005, March 17, 2005, March 21, 2005, April 1, 2005, April 14, 2005, May 10, 2005, June 20, 2005, July 22, 2005, August 9, 2005, September 28, 2005, November 9, 2005, November 14, 2005 and November 17, 2005, respectively.
The description of Vector’s common stock in our prospectus dated June 3, 2005 filed on Form 424B3	Filed on June 3, 2005.

NEW VALLEY SEC FILINGS

Annual Report on Form 10-K, as amended.	For the fiscal year ended December 31, 2004.
Quarterly Reports on Form 10-Q.	For the fiscal quarters ended March 31, June 30, and September 30, 2005.
Current Reports on Form 8-K.	Filed on January 12, 2005, February 17, 2005, March 21, 2005, June 20, 2005, July 22, 2005, August 25, 2005, September 28, 2005 and October 27, 2005, respectively.
The description of New Valley’s common shares in its Current Report on Form 8-K dated September 21, 2000.	Filed on September 22, 2000.
      All documents filed by Vector and New Valley pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC from the date of this Prospectus to the date that common shares of New Valley are accepted for exchange pursuant to our offer and the period for perfecting appraisal rights in connection with the subsequent merger is concluded (or the date that our offer is terminated) are also deemed to be incorporated by reference into this Prospectus.
      All information contained in, or incorporated by reference into, this Prospectus relating to Vector was provided by Vector. Vector has included in this offer information concerning New Valley known to Vector. Vector has no knowledge that would indicate that statements relating to New Valley contained or incorporated by reference in this offer to exchange are inaccurate or incomplete.
      Documents incorporated by reference are available from us without charge upon written or oral request of New Valley stockholders to the Information Agent for the proposed transaction, Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, NY 10004, toll free at (877) 388-2794. Exhibits to these documents will only be furnished if they are specifically incorporated by reference in this document. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.
LEGAL MATTERS
      Legal matters in connection with the issuance and sale of the securities offered hereby as well as certain legal matters with respect to federal income tax consequences for New Valley stockholders of the offer and subsequent merger will be passed upon by Milbank, Tweed, Hadley & McCloy LLP of New York, New York.
EXPERTS
      The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Vector Group Ltd. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The financial statements of New Valley Corporation incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The financial statements of Douglas Elliman Realty, LLC incorporated in this Prospectus by reference to the Vector Group Ltd. Annual Report on Form 10-K/A Amendment No. 1 for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers

LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The financial statements of Koa Investors, LLC incorporated in this Prospectus by reference to the Vector Group Ltd. Annual Report on Form 10-K/A Amendment No. 1 for the year ended December 31, 2004 have been so incorporated in reliance on the report of Weiser LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
MISCELLANEOUS
      The offer is being made solely by this Prospectus and the related Letter of Transmittal and is being made to holders of all outstanding common shares of New Valley. We are not aware of any jurisdiction where the making of the offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of shares pursuant thereto, we will make a good faith effort to comply with any such state statute. If, after making a good faith effort, we cannot comply with that state statute, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.
      No person has been authorized to give any information or make any representation on behalf of Vector or VGR Holding not contained in this Prospectus or in the Letter of Transmittal, and if given or made, such information or representation must not be relied upon as having been authorized.

ANNEX A
INFORMATION CONCERNING THE DIRECTORS
AND EXECUTIVE OFFICERS OF VECTOR AND VGR HOLDING
      The following table sets forth for each executive officer and director of Vector and each executive officer and director of VGR Holding, his or her name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted. All of the persons listed below are citizens of the United States of America. During the past five years, none of the executive officers or directors of Vector nor any of the executive officers or directors of VGR Holding have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which the person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of these laws. Unless otherwise indicated, the principal business address of each director and executive officer is 100 S.E. Second Street, Miami, Florida 33131.

Present Occupation or Employment,
Name and Title	Five-Year Employment History and Address

Bennett S. LeBow Chairman of the Board and Chief Executive Officer of Vector, VGR Holding and New Valley	Bennett S. LeBow has been Chairman of the Board and Chief Executive Officer of Vector since June 1990 and has been a director of Vector since October 1986. Since November 1990, he has been Chairman of the Board and Chief Executive Officer of VGR Holding Inc., a wholly-owned subsidiary of Vector, which directly or indirectly holds the Vector’s equity interests in several private and public companies. Effective January 1, 2006, Mr. LeBow will serve as Executive Chairman of the Board of Vector and VGR Holding. Mr. LeBow has served as President and Chief Executive Officer of Vector Tobacco Inc., a subsidiary of Vector engaged in the development and marketing of low nicotine and nicotine-free cigarette products and the development of reduced risk cigarette products, since January 2001 and as a director since October 1999. Mr. LeBow has been Chairman of the Board of New Valley, a majority-owned subsidiary of Vector engaged in the real estate business and seeking to acquire additional operating companies and real estate properties, since January 1988 and Chief Executive Officer since November 1994.
Howard M. Lorber President, Chief Operating Officer and director of Vector, VGR Holding and New Valley	Howard M. Lorber has been President, Chief Operating Officer and a director of Vector and VGR Holding since January 2001. Effective January 1, 2006, Mr. Lorber will serve as President, Chief Executive Officer and a director of Vector and VGR Holding. Since November 1994, Mr. Lorber has served as President and Chief Operating Officer of New Valley, where he also serves as a director. Mr. Lorber was Chairman of the Board of Directors of Hallman & Lorber Assoc. Inc., consultants and actuaries of qualified

Present Occupation or Employment,
Name and Title	Five-Year Employment History and Address

pension and profit sharing plans, and various of its affiliates from 1975 to December 2004 and has been a consultant to these entities since January 2005; a stockholder and a registered representative of Aegis Capital Corp., a broker-dealer and a member firm of the National Association of Securities Dealers, since 1984; Chairman of the Board of Directors since 1987 and Chief Executive Officer since November 1993 of Nathan’s Famous, Inc., a chain of fast food restaurants; a consultant to Vector and its Liggett Group Inc. subsidiary from January 1994 to January 2001; a director of United Capital Corp., a real estate investment and diversified manufacturing company, since May 1991; and the Chairman of the Board of Ladenburg Thalmann Financial Services since May 2001.
Ronald J. Bernstein Director of Vector and VGR Holding. President and Chief Executive Officer of Liggett and Liggett Vector Brands	Ronald J. Bernstein has been a director of Vector and VGR Holding since March 2004. Mr. Bernstein has served as President and Chief Executive Officer of Liggett since September 1, 2000 and of Liggett Vector Brands since March 2002. From July 1996 to December 1999, Mr. Bernstein served as General Director and, from December 1999 to September 2000, as Chairman of Liggett-Ducat Ltd., Vector’s former Russian tobacco business sold in 2000. Prior to that time, Mr. Bernstein served in various positions with Liggett commencing in 1991, including Executive Vice President and Chief Financial Officer.
Henry C. Beinstein Director of Vector, VGR Holding and New Valley	Henry C. Beinstein has been a director of Vector and VGR Holding since March 2004. Since January 2005, Mr. Beinstein has been a partner of Gagnon Securities LLC, a broker-dealer, and has been a money manager and registered representative at such firm since August 2002. He retired in August 2002 as the Executive Director of Schulte Roth & Zabel LLP, a New York-based law firm, a position he had held since August 1997. Before that, Mr. Beinstein had served as the Managing Director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing November 1995. Mr. Beinstein was the Executive Director of Proskauer Rose LLP, a New York-based law firm, from April 1985 through October 1995. Mr. Beinstein is a certified public accountant in New York and New Jersey and prior to joining Proskauer was a partner and National Director of Finance and Administration at Coopers & Lybrand. Mr. Beinstein has been a director of Ladenburg Thalmann Financial Services since May 2001 and a director of New Valley since November 1994.
Robert J. Eide Director of Vector and VGR Holding	Robert J. Eide has been a director of Vector and VGR Holding since November 1993. Mr. Eide has been the Chairman and Chief Executive Officer of

Present Occupation or Employment,
Name and Title	Five-Year Employment History and Address

Aegis Capital Corp., a registered broker-dealer, since 1984. Mr. Eide also serves as a director of Nathan’s Famous, Inc. and Ladenburg Thalmann Financial Services.
Jeffrey S. Podell Director of Vector and VGR Holding	Jeffrey S. Podell has been a director of Vector and VGR Holding since November 1993. Mr. Podell has been the Chairman of the Board and President of Newsote, Inc., a privately-held holding company, since 1989. Mr. Podell also serves as a director of Ladenburg Thalmann Financial Services.
Jean E. Sharpe Director of Vector and VGR Holding	Jean E. Sharpe has been a director of Vector and VGR Holding since May 1998. Ms. Sharpe is a private investor and has engaged in various philanthropic activities since her retirement in September 1993 as Executive Vice President and Secretary of Vector and as an officer of various of its subsidiaries. Ms. Sharpe previously served as a director of Vector from July 1990 until September 1993.
Richard J. Lampen Executive Vice President of Vector and VGR Holding. Executive Vice President, General Counsel and director of New Valley	Richard J. Lampen has been Executive Vice President of Vector and VGR Holding since July 1996, and has served as Executive Vice President and General Counsel of New Valley since October 1995. Since November 1998, Mr. Lampen has served as President and Chief Executive Officer of CDSI Holdings Inc., an affiliate of New Valley with an interest in a direct mail and telemarketing services company. Mr. Lampen serves as a director of New Valley, CDSI and Ladenburg Thalmann Financial Services.
Marc N. Bell Vice President, General Counsel and Secretary of Vector and VGR Holding. Vice President, Associate General Counsel and Secretary of New Valley	Marc N. Bell has been the Vice President of Vector and VGR Holding since January 1998, the General Counsel and Secretary of Vector and VGR Holding since May 1994, and the Senior Vice President and General Counsel of Vector Tobacco since April 2002. Since November 1994, Mr. Bell has served as Associate General Counsel and Secretary of New Valley and since February 1998, as Vice President of New Valley.
Joselynn D. Van Siclen Vice President, Chief Financial Officer and Treasurer of Vector and VGR Holding	Joselynn D. Van Siclen has been Vice President, Chief Financial Officer and Treasurer of Vector and VGR Holding, and currently holds various positions with certain of VGR Holding’s subsidiaries, including Vice President and Treasurer of Eve Holdings Inc. since April 1994 and May 1996, respectively. Prior to May 1996, Ms. Van Siclen served as Vector’s Director of Finance and was employed in various accounting capacities with our subsidiaries since 1992.

ANNEX B
INTERESTS OF VECTOR AND THE DIRECTORS,
EXECUTIVE OFFICERS AND AFFILIATES OF VECTOR
IN COMMON SHARES OF NEW VALLEY
      The following table sets forth the interests by Vector and VGR Holding and their respective directors and executive officers in the shares of New Valley, as of November 22, 2005. Unless otherwise indicated, neither Vector nor VGR Holding has and none of the directors or executive officers of Vector or VGR Holding has bought or sold any shares of New Valley within the past 60 days.

	Number of Common Shares		Percentage of Outstanding
Name	Beneficially Owned		Common Shares

Bennett S. LeBow	12,849,118	(1)	57.7%
Vector Group Ltd.
VGR Holding Inc.
Howard M. Lorber	963,941	(2)	4.3%
Henry C. Beinstein	41,499	(3)	*
Robert J. Eide	5		*

(1)	VGR Holding exercises sole voting power and sole dispositive power over 12,849,118 common shares of New Valley. Each of Vector and Mr. LeBow disclaims beneficial ownership of these shares under Rule 13d-3, or for any other purpose.

(2)	Includes 778,608 common shares of New Valley held directly by Mr. Lorber, 120,000 common shares of New Valley held by Lorber Alpha II Partnership, a Nevada limited partnership, and 65,333 common shares of New Valley subject to currently exercisable employee stock options. Lorber Alpha II, Inc., a Nevada corporation, is the general partner of Lorber Alpha II Partnership. Mr. Lorber is the director, officer and principal stockholder of Lorber Alpha II, Inc.

(3)	Includes 833 common shares of New Valley beneficially owned by his spouse, as to which shares Mr. Beinstein disclaims beneficial ownership, and 30,000 common shares of New Valley issuable upon exercise of options exercisable within 60 days of November 22, 2005.

B-1

ANNEX C
SECTION 262 OF GENERAL CORPORATION LAW
OF THE STATE OF DELAWARE
§ 262.     Appraisal rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX D
OPINION OF JEFFERIES & COMPANY, INC.
November 16, 2005
BOARD OF DIRECTORS
VECTOR GROUP LTD.
International Plaza
100 S.E. Second Street, 32nd Floor
Miami, FL 33131
Members of the Board of Directors:
      We understand that Vector Group Ltd. (the “Company”) has commenced an exchange offer for all of the common stock of New Valley Corporation (“New Valley”) not owned by the Company or its wholly-owned subsidiaries (the “Transaction”), and that the Company intends to amend the previously announced exchange offer such that each outstanding share of common stock, par value $0.01 per share, of New Valley (the “New Valley Common Stock”), will be exchanged for 0.540 shares (the “Exchange Ratio”) of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”). You have advised us that the Company currently owns approximately 57.7% of the issued and outstanding shares of New Valley Common Stock, and that the exchange offer will be conditioned upon, among other things, a sufficient number of shares of New Valley Common Stock being validly tendered pursuant to the exchange offer such that the Company will own at least 90% of the outstanding New Valley Common Stock. You have advised us that assuming successful completion of the exchange offer, the Company will effect a short-form merger under Delaware law with the result that New Valley will become a wholly-owned subsidiary of the Company and that all New Valley stockholders who did not participate in the exchange offer will receive the same Exchange Ratio for their shares of New Valley common stock.
      Jefferies & Company, Inc. (“Jefferies”), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. We have been engaged by the Company to render a fairness opinion to the Board of Directors of the Company in connection with the Exchange Ratio. We will receive a fee for our services payable upon delivery of this opinion, and we also will be reimbursed for expenses incurred. We or our affiliates have, in the past, provided financial advisory services to the Company and certain stockholders of the Company and may continue to do so and have received, and may receive, fees for such services. In addition, we or our affiliates currently are and have, in the past, provided financial advisory services to certain stockholders of New Valley and may continue to do so and will receive, have received, and may receive, fees for such services. The Company has agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under such engagement. We maintain a market in the securities of the Company, and in the ordinary course of our business, we and our affiliates may trade or hold securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities.
      You have asked for our opinion as investment bankers as to whether the Exchange Ratio is fair, from a financial point of view, to the Company.
      In conducting our analysis and arriving at the opinion expressed herein, we have, among other things:

(i) reviewed the Company’s and New Valley’s operations and prospects;

(ii) reviewed certain financial and other information about the Company and New Valley that was publicly available;

(iii) reviewed information furnished to us by the Company’s management, including certain internal financial analyses, financial forecasts with respect to the Company and New Valley, budgets, reports and other information;

(iv) based on information furnished to us by the Company’s management and its outside advisors concerning the tax assets of New Valley and the treatment of New Valley’s net operating losses after giving effect to the Transaction, considered the value of New Valley’s tax assets to the Company after giving effect to the Transaction;

(v) considered written waivers from certain officers of New Valley waiving rights to severance and other benefits to which they would otherwise be entitled arising from completion of the Transaction;

(vi) held discussions with various members of management of the Company concerning historical and current operations, financial conditions and prospects, including recent financial performance;

(vii) reviewed the share trading price history of the Company Common Stock and the New Valley Common Stock for a period we deemed appropriate;

(viii) reviewed the valuation of New Valley implied by the Exchange Ratio;

(ix) reviewed the premiums paid in selected acquisition transactions;

(x) prepared a discounted cash flow analysis of New Valley on a stand-alone basis; and

(xi) reviewed an analysis of the combined entity and the resulting earnings accretion/dilution.
      In addition, we have conducted such other quantitative reviews, analyses and inquiries relating to the Company and New Valley as we considered appropriate in rendering this opinion. We note that we have not had the opportunity to review any non-public information of or financial forecasts provided by New Valley other than such information and financial forecasts provided to us by the Company.
      In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to us by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. This opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects material to our analysis.
      With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future performance of the Company and New Valley, respectively. We express no opinion as to the Company’s or New Valley’s financial forecasts or the assumptions on which they are made. In addition, in rendering this opinion we have assumed that each of the Company and New Valley will perform in accordance with such financial forecasts for all periods specified therein. Although such financial forecasts did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes to such financial forecasts could affect the opinion rendered herein.
      Accordingly, Jefferies’ analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.
      In our review, we did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor did we conduct a comprehensive physical inspection of any of the assets of, the Company or New

Valley, nor have we been furnished with any such evaluations or appraisals or reports of such physical inspections, nor do we assume any responsibility to obtain any such evaluations, appraisals or inspections. Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We have made no independent investigation of any legal or accounting matters affecting the Company or New Valley, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences (including, but not limited to, the treatment of New Valley’s net operating losses after giving effect to the Transaction) of the terms of the Transaction to the Company.
      It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Transaction, and our opinion does not address the relative merits of the Transaction as compared to any alternative transactions that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Transaction. Our opinion does not constitute a recommendation as to how any holder of shares of the Company Common Stock should vote on any matter relevant to the Transaction. We express no opinion as to the price at which the Company Common Stock will trade at any future time. Except as provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any matter, without our prior written consent.
      Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

Very truly yours,

JEFFERIES & COMPANY, INC.

THE EXCHANGE AGENT AND DEPOSITARY FOR THE OFFER IS:

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company	American Stock Transfer & Trust Company
Operations Center	Attn: Reorganization Department
Attn: Reorganization Department	59 Maiden Lane
6201 15th Avenue	New York, NY 10038
Brooklyn, NY 11219
      Questions and requests for assistance may be directed to the Information Agent or Dealer Manager at the addresses and telephone numbers listed below. Additional copies of this Prospectus, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent or Dealer Manager as set forth below, and will be furnished promptly at our expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.
The Information Agent for the Offer is:
Georgeson Shareholder Communications Inc.
17 State Street, 10th Floor
New York, NY 10004
(877) 388-2794 (Toll Free)
Banks and Brokerage Firms please call:
(212) 440-9800
The Dealer Manager for the Offer is:
Georgeson Shareholder Securities Corporation
17 State Street, 10th Floor
New York, NY 10004
(212) 440-9800